Exhibit 10.1

EXECUTION COPY

COMMON TERMS AGREEMENT

FOR THE LOANS

among

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Borrower,

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P. and

CORPUS CHRISTI PIPELINE GP, LLC,

as Guarantors,

SOCIÉTÉ GÉNÉRALE,

as the Term Loan Facility Agent on behalf of itself and the Term Lenders,

Each other Facility Agent that is Party hereto from time to time on behalf of itself and the

Facility Lenders under its Facility Agreement

and

SOCIÉTÉ GÉNÉRALE,

as Intercreditor Agent for the Facility Lenders

Dated as of May 13, 2015

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7.	Permitted Development Expenditures/Expansions		55
	7.1	Permitted Development Expenditures	55
	7.2	Expansion Contracts	55

8.	LNG SPA Covenants		56
	8.1	LNG SPA Maintenance	56
	8.2	LNG SPA Mandatory Prepayment	58
	8.3	Amendment of LNG SPAs	61
	8.4	Sale of Supplemental Quantities	62
	8.5	Payment of LNG Sales Proceeds	63

9.	EPC Contracts		63
	9.1	Prohibited Actions under EPC Contracts	63

10.	Reporting by the Borrower		68
	10.1	Accounting, Financial and Other Information	68
	10.2	Quarterly Historical DSCR Certificate	69
	10.3	Notices	69
	10.4	Construction Reports	71
	10.5	Operating Budget	74
	10.6	Operating Statements and Reports	75
	10.7	Insurance Reporting	76
	10.8	Copies of Finance Documents	78
	10.9	Construction Budget and Schedule	78

11.	Restricted Payments		78
	11.1	Conditions to Restricted Payments	78
	11.2	Certain Restricted Payments	79

12.	Loan Party Covenants		80
	12.1	Use of Proceeds	80
	12.2	Maintenance of Existence, Etc.	80
	12.3	Project Construction; Maintenance of Properties	81
	12.4	Books and Records; Inspection Rights	82
	12.5	Material Project Agreements	83
	12.6	Compliance with Law	86
	12.7	Environmental Compliance	87
	12.8	Permits	87
	12.9	Export Authorizations	88
	12.10	FERC Order	88
	12.11	Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages	88
	12.12	Inspection Rights	88
	12.13	Taxes	89
	12.14	Limitation on Indebtedness	89

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	12.15	Guarantees	90
	12.16	Limitation on Liens	91
	12.17	Sale of Project Property	91
	12.18	Merger and Liquidation, Sale of All Assets	92
	12.19	Limitation on Investments and Loans	92
	12.20	Nature of Business	93
	12.21	Transactions with Affiliates	93
	12.22	Hedging Arrangements	94
	12.23	Accounts	95
	12.24	Separateness	96
	12.25	Historical DSCR	98
	12.26	Auditors	98
	12.27	Gas Transportation Arrangements; Gas Purchase Arrangements	98
	12.28	Insurance Covenant	98
	12.29	Senior Debt Service Reserve Account	99
	12.30	Certain Real Property Rights	99

13.	Consultants		99
	13.1	Appointment of Consultants	99
	13.2	Replacement and Fees	100
	13.3	Access	101

14.	Conditions to Completion		101
	14.1	Conditions to Occurrence of the Project Completion Date	101

15.	Loan Facility Events of Default		105
	15.1	Loan Facility Events of Default	105
	15.2	Declaration of Loan Facility Declared Default	112
	15.3	Cessation of Loan Facility Declared Default	113
	15.4	Instruction to Intercreditor Agent	113

16.	Common Remedies and Enforcement		113
	16.1	Facility Lender Remedies for Loan Facility Declared Events of Default	113
	16.2	Remedies for Events of Default under Facility Agreements	114
	16.3	Permitted Actions under Common Security and Account Agreement	114

17.	Intercreditor Arrangements		115
	17.1	Facility Agents; Facility Lender Action	115
	17.2	Agreement to Comply with Intercreditor Agreement	116
	17.3	Agreement Not to Amend Entrenched Intercreditor Provisions	116

18.	The Intercreditor Agent		117
	18.1	Intercreditor Agreement	117
	18.2	Relationship	117
	18.3	Delivery of Documentation	117
	18.4	Liability	118
	18.5	Exoneration	118

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	18.6	Reliance	118
	18.7	Resignation and Succession	119

19.	Changes to the Parties		119
	19.1	Represented Parties; Successors and Assigns	119
	19.2	Transfers by the Loan Parties	119
	19.3	Replacement of Facility Agents	120
	19.4	Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement	121
	19.5	Mitigation Obligations; Replacement of Lenders	122
	19.6	Transfers by a Facility Lender	126
	19.7	Register	126
	19.8	Resulting Increased Costs	126

20.	Subordination		127
	20.1	Subordination	127

21.	Tax Gross-Up and Indemnities		127
	21.1	Withholding Tax Gross-Up	127
	21.2	Payment of Other Taxes	128
	21.3	Indemnification by the Borrower	128
	21.4	Indemnification by the Facility Lenders	128
	21.5	Status of Facility Lenders and Facility Agents	129
	21.6	Refunds	131
	21.7	Evidence of Payments	132
	21.8	Survival	132
	21.9	Defined Terms	132

22.	Increased Costs		133
	22.1	Increased Costs	133
	22.2	Relationship Between Increased Costs and Taxes	135

23.	Miscellaneous		135
	23.1	Termination	135
	23.2	Right of Set-Off	136
	23.3	Waiver of Immunity	136
	23.4	Expenses	137
	23.5	Calculation of Floating Rate Obligations	138
	23.6	Severability	138
	23.7	Entire Agreement	139
	23.8	Confidentiality	139
	23.9	Notices	140
	23.10	Successors and Assigns; Benefits of Agreement	142
	23.11	Remedies	143
	23.12	Execution in Counterparts	144

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23.13	Governing Law	144
23.14	Waiver of Jury Trial	144
23.15	Consent to Jurisdiction	144
23.16	Amendments	146
23.17	Conflicts	147
23.18	Effectiveness	147
23.19	Limitations on Liability	147
23.20	Survival of Obligations	147
23.21	No Fiduciary Duty	148
23.22	USA Patriot Act Notice	148

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SCHEDULES

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COMMON TERMS AGREEMENT

FOR THE LOANS

This COMMON TERMS AGREEMENT FOR THE LOANS, dated as of May 13, 2015 (the “Common Terms Agreement” or this “Agreement”), is made among:

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (the “Borrower”),

CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCL”),

CHENIERE CORPUS CHRISTI PIPELINE, L.P., a limited partnership organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP”),

CORPUS CHRISTI PIPELINE GP, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP GP”, and, together with CCL and CCP, the “Guarantors”),

SOCIÉTÉ GÉNÉRALE, as the Facility Agent for the Term Lenders under the Term Loan Facility Agreement on behalf of itself and the Term Lenders (the “Term Loan Facility Agent”),

Each other Facility Agent that is Party hereto from time to time in accordance with this Agreement and the other Finance Documents on behalf of itself and the Facility Lenders under its Facility Agreement, and

SOCIÉTÉ GÉNÉRALE, as the intercreditor agent for the Facility Lenders on the terms and conditions set forth in the Intercreditor Agreement (in such capacity, the “Intercreditor Agent”).

1.	DEFINITIONS AND INTERPRETATION

(a)	Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules shall have the meanings assigned to them in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions).

(b)	In this Agreement and the Schedules hereto, except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) shall apply.

2.	GENERAL PRINCIPLES OF THE LOANS

2.1	Purpose and Scope of the Loans

(a)	The Borrower shall use the proceeds of the Initial Senior Debt solely in accordance with Section 12.1 (Use of Proceeds).

(b)	The Borrower shall use the proceeds of any Senior Debt other than Initial Senior Debt for the respective purposes specified in the relevant Facility Agreement or other applicable Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt is incurred.

(c)	No Facility Lender or Facility Agent or the Intercreditor Agent is bound to monitor or verify the application of any amount borrowed by the Borrower pursuant to this Agreement or any other Finance Document.

2.2	Sequence of Advances of Initial Senior Debt

(a)	Advances by the Term Lenders under the Term Loan Facility Agreement in respect of Term Loan Facility Debt Commitments shall be made in the following sequence, subject to meeting the applicable conditions in Article 4 (Conditions Precedent):

(i)	First Tier Debt Advances. Following satisfaction or waiver, as applicable, of the conditions in Section 4.1 (Conditions to Closing), Section 4.2 (Conditions to Initial Advance) and Section 4.4 (Conditions to Each Advance), Advances of Senior Debt shall be made for so long as the Senior Debt/Equity Ratio (taking into account all previously funded Equity Funding, including the First Tier Equity Funding, and the funding from such Advance) is no greater than 75:25; and

(ii)	Second Tier Pro Rata Debt Advances. Following satisfaction or waiver, as applicable, of the conditions in Section 4.4 (Conditions to Each Advance), from such time that an Advance made without any concurrent Equity Funding to the Loan Parties would result in the Senior Debt/Equity Ratio being greater than 75:25, Advances of the remaining Term Loan Facility Debt Commitments that are then available to be drawn shall be made; provided that (A) a contribution of Equity Funding is made to the Loan Parties such that, following each such Advance, the Senior Debt/Equity Ratio is no greater than 75:25 and (B) the portion of the Term Loan Facility Debt Commitments comprising the Second Phase Facility Debt Commitments shall also be subject to the satisfaction or waiver, as appropriate, of the conditions in Section 4.3 (Conditions to Second Phase Expansion) for the Initial Second Phase Advance.

(b)	The sequencing of Advances under any Additional Senior Debt shall be as set forth in the Senior Debt Instrument for such Additional Senior Debt.

2.3	Disbursement Procedures

(a)	All disbursements of Loans shall be made to the Borrower (except as otherwise provided in the Finance Documents).

(b)	Disbursements shall be requested by the Borrower in a duly completed Disbursement Request substantially in the form set forth in Schedule B (Disbursement Request Form) (or in such other form as may be required pursuant to a Facility Agreement) and may be requested no more frequently than twice in any calendar month, except:

(i)	as required for payment of interest and commitment fees during the Availability Period; or

(ii)	as otherwise provided in the relevant Facility Agreement.

(c)	The Borrower shall request disbursements of Loans by delivering to the Intercreditor Agent and each Facility Agent in respect of the Loans being requested a Disbursement Request in accordance with Section 2.4 (Pro Rata Advances) and the terms of the relevant Facility Agreement.

(d)	Each Disbursement Request shall be irrevocable and the obligation of each Facility Lender to make an Advance of Loans under its Facility Agreement shall be subject to:

(i)	with respect to the Initial Advance of the Term Loans, the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.2 (Conditions to Initial Advance) and Section 4.4 (Conditions to Each Advance);

(ii)	with respect to any Advance of the Term Loans following the Initial Advance (other than Advances of Second Phase Facility Debt Commitments), the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.4 (Conditions to Each Advance);

(iii)	with respect to the Initial Second Phase Advance, the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.3 (Conditions to Second Phase Expansion) and Section 4.4 (Conditions to Each Advance);

(iv)	with respect to any Advance of Second Phase Facility Debt Commitments following the Initial Second Phase Advance, the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.4 (Conditions to Each Advance); and

(v)	with respect to any Advance of Loans made under any other Facility Agreement, the prior satisfaction of each of the conditions precedent to such Advance set forth in such Facility Agreement.

2.4	Pro Rata Advances

(a)	Except with respect to (i) any Facility Debt Commitments that have been suspended pursuant to any Facility Agreement (ii) Loans the proceeds of which are to be used for specified purposes, including Working Capital Debt and PDE Senior Debt, as specified in the applicable Facility Agreements and (iii) Advances to pay interest and commitment fees during the Availability Period under a respective Facility Agreement (which shall be borrowed pursuant to the terms of such respective Facility Agreement), the Borrower shall borrow concurrently under each of the Facility Agreements whose Facility Debt Commitments have not been fully borrowed or cancelled and shall borrow pro rata in the proportion that the unborrowed portion of each Facility Lender’s Facility Debt Commitment bears to the total of the unborrowed portion of the Senior Debt Commitments of all relevant Facility Lenders under the applicable Facility Agreements. If Advances cannot be made exactly pro rata due solely to minimum disbursement amounts and required integral multiples of disbursements under any Facility Agreement, Advances shall be made in amounts as near to such exactly proportionate amounts as possible, to the extent reasonably practicable and in a manner that is consistent, fair and equitable across affected Facility Agreements, and shall be deemed to be Advances in compliance with this Section 2.4 (Pro Rata Advances).

(b)	The Borrower shall promptly notify the Intercreditor Agent (providing reasonably sufficient details) if funds are not received from any Facility Lender by the close of business on the next succeeding Business Day after the date on which any such disbursement is due to be received.

2.5	Interest

Interest shall accrue on each Loan at the times and in the amounts specified in the relevant Facility Agreement.

2.6	Currency

(a)	The Borrower shall only submit a Disbursement Request denominated in whole US Dollars except in the case of:

(i)	the final Advance under a Facility Agreement; and

(ii)	any Advance, in whole or in part, in respect of the payment of interest or commitment fees.

(b)	All Loans shall be stated, made and disbursed in US Dollars.

(c)	The portion of any Advance comprising funds under any Facility Agreement shall not exceed the available Facility Debt Commitment under such Facility Agreement.

(d)	The minimum quantum of any Advance under a Facility Agreement shall be as specified in such Facility Agreement.

(e)	The Borrower shall make all payments of any amount with respect to the Loans (whether comprising fees, interest, principal, premium, if any, or Breakage Costs) in US Dollars.

2.7	Senior Debt/Equity Ratio at Project Completion Date

To the extent the Senior Debt/Equity Ratio as of the Project Completion Date, as certified by the Borrower to the Intercreditor Agent, is less than 75:25 based on the actual Project Costs that have then been paid plus the Permitted Completion Amount (and the Independent Engineer reasonably concurs; provided that such concurrence shall not require the Independent Engineer to evaluate or concur with information regarding funds used, or related to, payments under Permitted Hedging Instruments, Senior Debt, any Permitted Finance Costs and non-construction transaction costs or expenses), then the Borrower may draw on remaining Facility Debt Commitments up to an amount that would give rise to a Senior Debt/Equity Ratio of no greater than 75:25 and such funding shall be used to fund the Senior Debt Service Reserve Account, and remaining proceeds may, at the option of the Borrower, be paid directly to an Affiliate of the Borrower in accordance with the Finance Documents.

3.	REPAYMENT, PREPAYMENT AND CANCELLATION

3.1	CTA Payment Dates

(a)	Subject to the relevant Facility Agreement, the Borrower shall pay the interest, and repay the principal on each Loan made available to it under each Facility Agreement in installments, which shall be payable on each CTA Payment Date up to and including the Final Maturity Date under such Facility Agreement.

(b)	The Borrower shall ensure that any Senior Debt Instrument (other than any Senior Notes Indenture) provides that the dates for payment of principal under each such Senior Debt Instrument coincide with the Quarterly Payment Dates.

(c)	The interest periods, date of first payment of interest and date of first repayment of principal in respect of Loans shall be as specified in the Facility Agreements.

(d)	The amount of Senior Debt Obligations payable by the Borrower on any CTA Payment Date shall be calculated in accordance with the provisions of the Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt was incurred as follows:

(i)	in respect of principal payments, based on the Amortization Schedule or other principal repayment requirements applicable to the applicable Facility Agreement;

(ii)	in respect of interest payments, in accordance with the provisions of the applicable Facility Agreement;

(iii)	in respect of Permitted Senior Debt Hedging Liabilities, in accordance with the provisions of the applicable Permitted Senior Debt Hedging Instrument; and

(iv)	in respect of all other Senior Debt Obligations, in accordance with the applicable Senior Debt Instrument and the Finance Documents.

(e)	The Borrower shall repay on the Final Maturity Date set forth under each Facility Agreement the full amount of the Loans then outstanding under each such Facility Agreement.

(f)	If any payment due under a Loan or any other amount owed to any Facility Lender falls due on a day which is not a “business day” under the terms of the applicable Facility Agreement, the due date for such payment shall be determined in accordance with the terms of such Facility Agreement, except in the case of the Final Maturity Date under a Facility Agreement, in which case the due date for such payment with respect to such Facility Agreement shall be the immediately preceding Business Day; provided, in each case, that if the due date for any payment under a Loan is extended or shortened as a result of such determination, such extended or shortened period, as the case may be, shall be used in the computation of the amount of interest owed on such extended or shortened due date.

3.2	Right of Repayment and Cancellation in Relation to a Single Facility Lender

(a)	Except as otherwise provided in the relevant Facility Agreement, if any of the circumstances in Section 19.5(c) (Mitigation Obligations; Replacement of Lenders) occurs (other than an Illegality Event, which is addressed under Section 3.4(a)(vi) (Mandatory Prepayments – Illegality)), the Borrower shall have the right (but not the obligation) to give the Intercreditor Agent and the relevant Facility Lender at least three Business Days’ written notice of its intention to cancel the Facility Debt Commitments and repay the Loans of the Facility Lender affected by the relevant circumstance.

(b)	On receipt of a notice referred to in clause (a) above:

(i)	the Facility Debt Commitment of such Facility Lender shall immediately be reduced to zero; and

(ii)	the Borrower shall, subject to Section 3.5(c) (Voluntary Prepayments) repay (on a non-pro rata basis) all Senior Debt Obligations owed to such Facility Lender on the last day of the relevant interest period which ends after the Borrower has given notice under clause (a) above (or, if earlier, the date specified by the Borrower in such notice or as required by law).

(c)	Such repayment may be made with the proceeds of Replacement Senior Debt incurred in accordance with Section 6.3 (Replacement Senior Debt) or with other funds then available to the Borrower and permitted under the Finance Documents to be used for such purpose.

3.3	No Repayments or Prepayments

No repayments or prepayments of any Loan may be made other than the repayments or prepayments expressly required or permitted by this Article 3 (Repayment, Prepayment and Cancellation) and, with respect to each Loan, the applicable Facility Agreement.

3.4	Mandatory Prepayments

(a)	Except in the following circumstances, no mandatory prepayments of the Loans are required to be made by the Borrower.

(i)	Insurance and Condemnation Proceeds

The Borrower shall make any prepayments of the Loans required to be made with respect to certain Insurance Proceeds and Condemnation Proceeds in accordance with Section 5.2 (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement.

(ii)	Performance Liquidated Damages

In the event that the aggregate sum of any Performance Liquidated Damages received into the Additional Proceeds Prepayment Account(s), measured following the Substantial Completion of the last Train to be completed within the Project Facilities, is in excess of $10 million, then the Borrower shall, on the Quarterly Payment Date immediately following such Substantial Completion, apply such portion of such Performance Liquidated Damages to make prepayments of the Loans, except to the extent such amounts are applied to:

(A)	complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline; or

(B)	repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline.

(iii)	Escrowed Amounts

In the event that the Borrower receives proceeds from any Escrowed Amounts pursuant to an EPC Contract after the Project Completion Date, unless the Borrower is permitted to make a Restricted Payment as provided for in Section 11.1 (Conditions to Restricted Payments) on the next succeeding Quarterly Payment Date, the Borrower shall apply such proceeds to make prepayments of the Loans.

(iv)	LNG SPA Payment Events

The Borrower shall make prepayments (if any) of Loans and cancel Senior Debt Commitments as may be required upon the occurrence of a LNG SPA Prepayment Event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment).

(v)	Change of Control

In the event of a Change of Control occurring after the end of the Term Loan Availability Period, the Borrower shall make prepayments (if any) of Loans, pursuant to a mandatory prepayment offer that shall be made by the Borrower to each Facility Lender to prepay such Facility Lender’s outstanding Senior Debt Obligations at par and cancel any remaining Facility Debt Commitments by notice given contemporaneously with or otherwise not more than 30 days following the occurrence of such Change of Control.

(vi)	Illegality

Except as otherwise provided in a Facility Agreement in respect of Advances based on LIBOR, upon the Intercreditor Agent providing notice to the Borrower of an Illegality Event with respect to a Facility Lender (together with the related information about such illegality described in Section 19.5 (Mitigation Obligations; Replacement of Lenders)), and subject to Section 19.5 (Mitigation Obligations; Replacement of Lenders):

(A)	the Facility Debt Commitment of such Facility Lender shall be suspended until such date during the applicable Availability Period that such Facility Lender notifies its Facility Agent that the circumstances giving rise to such determination no longer exist, provided that if the Borrower notifies the affected Facility Lender and the Intercreditor Agent that it intends to exercise its rights under Section 19.5 (Mitigation Obligations; Replacement of Lenders) to require an assignment of the Facility Lender’s rights, interests and commitments as a result of the Illegality Event, the Facility Debt Commitments shall be transferred to the assignee Facility Lender and not suspended as set forth herein; and

(B)	the Borrower shall repay any principal and interest outstanding in respect of such Facility Lender’s Loans on the earlier of:

(1)	the next succeeding Quarterly Payment Date falling at least 60 days after the date on which the Intercreditor Agent has provided such notice to the Borrower; and

(2)	the date (if any) required under applicable law.

For the avoidance of doubt, the Borrower may also require the Facility Lender to assign its rights, interests and obligations in accordance with Section 19.5 (Mitigation Obligations; Replacement of Lenders) upon the occurrence of an Illegality Event, which assignment shall extinguish the need for this mandatory prepayment if it occurs prior to the date such mandatory prepayment is required to have occurred.

(vii)	Net Cash Proceeds from the Sale of Project Property

To the extent that Net Cash Proceeds received by the Borrower from the sale of Project Property (other than asset sales permitted under Section 12.17 (Sale of Project Property)) are in excess of $50 million individually or $200 million in the aggregate over the term of this Agreement, and those Net Cash Proceeds are not used to purchase replacement assets within 180 days following receipt thereof (or 270 days if a commitment to purchase replacement assets is entered into within 180 days following the receipt of such proceeds), the Borrower shall make prepayments of the Loans in the amount of those unused proceeds.

(viii)	Restricted Payments

Except if a Loan Facility Declared Default has occurred and is Continuing following the delivery of the notice provided under Section 4.6(b) (Control and Investment of Funds in Accounts) of the Common Security and Account Agreement (in which case the cash waterfall provided in Section 4.8 (Accounts During the Continuance of a Declared Event of Default) of the Common Security and Account Agreement shall apply), if, at any time after the Project Completion Date, the Borrower has not met the conditions to make a Restricted Payment pursuant to Section 11.1 (Conditions to Restricted Payments) for four consecutive quarters (other than as a result of a failure to meet the condition in Section 11.1(e) (Conditions to Restricted Payments), which is addressed instead by the mandatory prepayment in sub-clause (iv) (LNG SPA Payment Events) above), and for as long as such failure to meet such conditions is continuing, on each Quarterly Payment Date during such period the Borrower will make a mandatory prepayment with the amount that would otherwise have been available for a Restricted Payment at the ninth level of the cash waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement less any amounts reasonably estimated to be due and payable at any higher level of the cash waterfall within the 30 days following such Quarterly Payment Date.

(b)	Mandatory prepayments to Facility Lenders will be made with accrued interest.

(c)	Except as provided in Section 3.7 (Pro Rata Payment), mandatory prepayments will be applied pro rata among each Senior Creditor Group under this Agreement (and in the case of outstanding Term Loans, pro rata across all Tranches and pro rata within each Tranche of such Term Loans) based on the Loans outstanding on the date of such prepayment.

(d)	Except for a mandatory prepayment in accordance with sub-clause (a)(ii) (Performance Liquidated Damages) above, which shall be applied pro rata against subsequent scheduled payments, all mandatory prepayments under this Section 3.4 (Mandatory Prepayments) shall be paid and applied in inverse order of maturity.

3.5	Voluntary Prepayments

(a)	Except as otherwise provided in any applicable Facility Agreement with respect to voluntary prepayments, the Borrower shall have the right, upon not less than three Business Days’ prior written notice to the Intercreditor Agent, to make voluntary prepayments of Loans, either in whole or in part, at any time.

(b)	Each notice of voluntary prepayment shall be irrevocable, except that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities in respect of Replacement Senior Debt, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent on or prior to the specified effective date) if such condition is not satisfied. Within 30 days after the revocation of the notice of voluntary prepayment in accordance with the provisions of this clause (b), the Borrower shall pay any Breakage Costs incurred by any Facility Lender as a result of such notice and revocation.

(c)	The Borrower may not make a voluntary prepayment with respect to Term Loans prior to Substantial Completion under any Applicable EPC Contract and the Date of First Commercial Delivery under each then Required LNG SPA unless it certifies to the Intercreditor Agent (and the Independent Engineer reasonably concurs with such certification in writing) that such voluntary prepayment will not have a material adverse effect on the Borrower’s ability to fund (on the basis of all other available funds, including irrevocably committed Equity Funding and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs) the remaining expenditures required for the Development up to, and to achieve the Project Completion Date by, the Date Certain, in accordance with the Construction Budget and Schedule.

(d)	Except as provided in Section 3.7 (Pro Rata Payment), voluntary prepayments will be applied pro rata among each Senior Creditor Group under this Agreement (and in the case of outstanding Term Loans, pro rata across all Tranches and pro rata within each Tranche of such Term Loans) based on the Loans outstanding on the date of such prepayment and in inverse order of maturity.

3.6	Prepayment Fees and Breakage Costs

Any prepayment (whether a mandatory prepayment or voluntary prepayment) of Loans or cancellation of Facility Debt Commitments, including prepayments or cancellations made in accordance with this Article 3 (Repayment, Prepayment and Cancellation), Section 6.3 (Replacement Senior Debt) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) shall, in each case, be made without any prepayment charges, fees, premium, penalty or other charges other than (a) Breakage Costs incurred (if any are required to be paid pursuant to the terms of the applicable Facility Agreement) and (b) prepayment fees, premia, penalties or charges specified in any Facility Agreement, including for Working Capital Debt. Unless otherwise specified in an individual Facility Agreement, Breakage Costs (if any) with respect to any prepayment shall be payable only if such prepayment is made on a date other than a CTA Payment Date.

3.7	Pro Rata Payment

Except to the extent that any Facility Lender waives or declines receipt of its Pro Rata Payment of any prepayment in accordance with the terms of any Senior Debt Instrument to which it is a party, at any time the Borrower makes a payment or prepayment in whole or in part of the Senior Debt Obligations owed to one or more Facility Lenders, the Borrower shall make a Pro Rata Payment to all other Facility Lenders (and in the case of outstanding Term Loans, pro rata across all Tranches and pro rata within each Tranche of such Term Loans); provided that:

(a)	except as otherwise provided in any individual Facility Agreement, the mandatory prepayments described in Section 3.4(a)(vi) (Mandatory Prepayments – Illegality) will be applied pro rata only to the affected Loans and not pro rata to each Loan;

(b)

(i) a voluntary prepayment of Loans made under the Term Loan Facility Agreement or any other Facility Agreement for Loans that are not Working Capital Debt may be made without a pro rata repayment of Loans under any Facility Agreement for Working Capital Debt (and, conversely, a voluntary prepayment of Loans under any Facility Agreement for Working Capital Debt may be made without a voluntary prepayment of Loans under any other Facility Agreement) and (ii) only the mandatory prepayments set forth in Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Payment Events) (but only to the extent set forth in, and subject to the requirements of, Section 8.2 (LNG SPA Mandatory Prepayment)), and Section 3.4(a)(v) (Mandatory Prepayments – Change of Control) will be applied pro rata with respect to any Working Capital Debt; and

(c)	the following prepayments will not be subject to the pro rata payment requirement:

(i)	a voluntary or mandatory prepayment of Loans to Facility Lenders under a Facility Agreement, whose Loans thereunder have been amended and extended in accordance with its terms, to the extent such Facility Lenders have agreed to a non pro rata prepayment, in which case prepayments to such Facility Lenders shall be made on the basis set forth in the relevant Facility Agreement, as amended and extended, in accordance with the terms of such agreement;

(ii)	a voluntary prepayment of Loans to only certain affected Facility Lenders or only Facility Lenders under certain affected Facility Agreements made pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) or comparable provisions to those described in Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) under a Facility Agreement;

(iii)	a voluntary prepayment that is financed with proceeds of Replacement Senior Debt; provided that such prepayment will be pro rata across all then outstanding Loans except for Working Capital Debt; and

(iv)	a payment or prepayment to a Senior Creditor if such payment or prepayment is made in the applicable circumstances set forth in sub-clauses (B), (C), (D) and (E) of Section 2.3(a)(ii) (Pro Rata Payment of Senior Debt Obligations) of the Common Security and Account Agreement.

3.8	Reductions and Cancellations of Facility Debt Commitments

(a)

The Borrower may cancel Facility Debt Commitments, in whole or in part, pro rata among each Facility Lender (except, in each case, in the case of a cancellation of Facility Debt Commitments as a result of an inability to meet specific requirements in the Facility Agreement (including as set forth in clause (e) below) or otherwise in the case where the Borrower is entitled to make a non-pro rata cancellation or prepayment pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single

Facility Lender) and Section 3.7 (Pro Rata Payment)), subject to any minimum cancellation amounts required under the Facility Agreement, by giving at least three Business Days’ prior notice to the Intercreditor Agent or such other notice period required under the applicable Facility Agreement; provided that a notice of cancellation may state that such notice is conditioned upon the effectiveness of other credit facilities in respect of Replacement Senior Debt, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)	Within 30 days of the date of the notice of cancellation delivered in accordance with sub-clause (a) above, the Borrower shall pay any Breakage Costs incurred by any Facility Lender as a result of such notice and revocation.

(c)	Except in the circumstances set forth in clause (e) below, the Borrower may not make a voluntary cancellation under this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) with respect to the Term Loans prior to Substantial Completion under any Applicable EPC Contract and the Date of First Commercial Delivery under each then Required LNG SPA unless it certifies to the Intercreditor Agent (and the Independent Engineer reasonably concurs with such certification in writing) that such voluntary cancellation shall not have a material adverse effect on the Borrower’s ability to fund (on the basis of all other available funds, including irrevocably committed Equity Funding and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs) the remaining expenditures required for the Development in accordance with the Construction Budget and Schedule up to and in order to achieve the Project Completion Date by the Date Certain.

(d)	Notwithstanding anything in this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments), the procedure for cancellation related to a mandatory prepayment pursuant to Section 3.4 (Mandatory Prepayments) shall be subject to the terms of the applicable mandatory prepayment in Section 3.4 (Mandatory Prepayments) or elsewhere in the Finance Documents and not this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments).

(e)	Notwithstanding the foregoing, prior to the Second Phase CP Date, the Borrower may cancel Second Phase Facility Debt Commitments in accordance with this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments), in whole but not in part, without any pro rata cancellation of other Facility Debt Commitments and without providing the certification set forth in clause (c) above.

3.9	Late Payments

Except as otherwise provided under any Facility Agreement, if any amounts required to be paid by the Borrower under this Agreement or the other Finance Documents (including principal or interest payable on any disbursement and any fees and other amounts otherwise payable to any Secured Party) remain unpaid after such amounts are due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on the overdue amount (including, to the extent allowable under applicable law, on overdue interest) from the date due until such past due amounts are paid in full at a per annum rate equal to the Default Rate and such interest shall be payable on demand.

3.10	No Borrowing or Reinstatement

No amounts of Loans which have been cancelled, repaid or prepaid in accordance with this Article 3 (Repayment, Prepayment and Cancellation) and the relevant Facility Agreement may be reborrowed; provided that Working Capital Debt may be repaid and reborrowed in accordance with the terms of its applicable Facility Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions to Closing

The Closing shall be subject to the satisfaction or waiver of each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to, and, where applicable, with sufficient copies for, each Senior Creditor Group Representative acting on the instructions of the Facility Lenders under the applicable Facility Agreement:

(a)	Delivery of Finance Documents. Receipt by the Security Trustee and the Intercreditor Agent of, true, complete and correct copies of the Finance Documents (other than Direct Agreements, which are addressed in clause (b) (Delivery of Initial LNG SPAs; Material Project Agreements; Direct Agreements) below) and by the Account Bank of the Common Security and Account Agreement, executed and delivered by the parties thereto;

(b)	Delivery of Initial LNG SPAs; Material Project Agreements; Direct Agreements. Receipt by the Intercreditor Agent of certified, true, complete and correct copies of:

(i)	the Initial LNG SPAs, under which LNG Buyers have committed to purchase a quantity of LNG equal to not less than the Base Committed Quantity, and:

(A)	each of which shall have been duly authorized, executed and delivered by the parties thereto; and

(B)	as to which (1) all conditions precedent thereunder shall have been satisfied or waived by the CP Deadline, (2) the CP Fulfillment Date shall reasonably be expected to occur on or prior to the date of the Initial Advance and (3) no event of LNG SPA Force Majeure shall have occurred and be continuing or other event or condition shall have occurred and be continuing that provides or could reasonably be expected to provide the applicable Initial LNG Buyer the right to cancel or terminate such Initial LNG SPA in accordance with the terms thereof;

(ii)	with respect to each Material Project Agreement (other than any Subsequent Material Project Agreement and other than as provided in sub-clause (i) above with respect to the Initial LNG SPAs):

(A)	a copy of such agreement (other than any Restricted Document which shall be delivered in accordance with the requirements of Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below), which shall have been duly authorized, executed and delivered by the parties thereto;

(B)	a certificate of the Loan Party that is party to such agreement certifying that (1) the copy of such agreement is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect and no term or condition of such agreement has been amended from the form thereof delivered to the Intercreditor Agent prior to the Signing Date (other than amendments in accordance with the Finance Documents and provided to the Intercreditor Agent); and

(C)	if applicable, a Direct Agreement, substantially in the form attached as Schedule G (Forms of Direct Agreement) of the Common Security and Account Agreement (or otherwise reasonably acceptable to the Security Trustee), with each counterparty to such agreement, to the extent such Direct Agreement is required to be delivered by the Closing Date pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement;

(c)	Material Project Agreement Default. As of the Closing Date, to the Knowledge of each Loan Party, no material default exists under any Material Project Agreement;

(d)	FERC Order. The FERC Order:

(i)	has been obtained by CCL with respect to the Corpus Christi Terminal Facility and by CCP with respect to the Corpus Christi Pipeline;

(ii)	is in full force and effect;

(iii)	is no longer subject to any rehearing by FERC or, if a rehearing request was filed, such rehearing was denied by FERC; and

(iv)	is free from conditions and requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;

(e)	Export Authorizations. Each of the FTA Authorization and the Non-FTA Authorization in respect of the quantum of sales contemplated under the Initial LNG SPAs:

(i)	has been obtained by CCL and is in full force and effect;

(ii)	is free from conditions or requirements:

(A)	the compliance with which could reasonably be expected to have a Material Adverse Effect; or

(B)	that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to so satisfy such condition could not reasonably be expected to have a Material Adverse Effect;

provided that the continued inclusion of CMI as a party (in addition to CCL) to which such Export Authorizations are issued shall not prevent this condition precedent from being satisfied subject to, and for so long as, the CMI Export Authorization Letter remains in full force and effect and no default or unmatured event of default exists thereunder and the Borrower so certifies;

(f)	Opinions from Counsel. Receipt by the Intercreditor Agent of the legal opinions set forth in Schedule C – 1 (Table of Requirements for Legal Opinions – Conditions to Closing) and in accordance with the requirements therein, with such changes thereto as may be in form and substance reasonably satisfactory to the Intercreditor Agent;

(g)	Project Development. Receipt by the Intercreditor Agent of true, complete and correct copies of:

(i)	a certificate of the Borrower attaching the Construction Budget and Schedule with respect to the then applicable Development, substantially in the form attached as Schedule D – 1 (Construction Budget and Schedule – Construction Budget) and Schedule D – 2 (Construction Budget and Schedule – Construction Schedule) hereto, and certifying that (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; and (B) such budget and schedule is consistent with the requirements of the Transaction Documents;

(ii)	a certificate of the Borrower attaching the Base Case Forecast and certifying that (A) the projections in the Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents;

(iii)	a final due diligence report of the Independent Engineer favorably reviewing (A) the technical and economic feasibility of the Development and the environmental compliance and environmental risks relating to the Development; (B) the reasonableness and consistency of the Construction Budget and Schedule (and concurring with the Borrower’s certification in sub-clause (i) above), the EPC Contract (T1/T2) and the assumptions related to the costs and operating performance of the Project Facilities; (C) the reasonableness of the assumptions underlying the Base Case Forecast with respect to assumptions that are within the scope of the Independent Engineer’s role under the EPC Contract (T1/T2) and this Agreement and (D) the phased approach to the Development; and

(iv)	a final due diligence report of the Market Consultant;

(h)	Financial Statements. Receipt by the Intercreditor Agent of (x) certified copies of the most recent (i) unaudited annual and any subsequent unaudited quarterly consolidated financial statements of the Loan Parties and (ii) audited annual and any subsequent unaudited quarterly financial statements of the Sponsor; and (y) to the extent delivered to the Borrower by the counterparties to the Material Project Agreements, quarterly and annual financial statements of such counterparties, which financial statements in this sub-clause (h)(y) need not be audited or certified by the Borrower;

(i)	Insurance. Receipt by the Intercreditor Agent of a report from the Insurance Advisor confirming that the insurance policies to be provided in compliance with Section 12.28 (Insurance Covenant) conform to the requirements specified in the Finance Documents;

(j)	Real Property. Receipt by the Security Trustee of the Survey and the Title Policy conforming to the requirements specified in the definition of each such term;

(k)	Know Your Customer Requirements. Receipt by the Intercreditor Agent and each other Finance Party that is a party to this Agreement and that has requested such information, at least three Business Days prior to the Closing Date, with respect to each of the Loan Parties, Holdco and the Sponsor, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) that are required in order for each Facility Lender to carry out all necessary “know your customer” or similar requirements, including those reasonably required to ensure compliance with anti-money laundering procedures in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Finance Party at or prior to the execution of this Agreement (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (k));

(l)	Officer’s Certificates. Receipt by the Intercreditor Agent of:

(i)	a copy of the certificate of incorporation, certificate of limited partnership or certificate of formation (as the case may be) of the Sponsor, the Loan Parties, Holdco, CMI, the Operator and the Manager, together with any amendments thereto;

(ii)	a copy of a duly executed certificate of each of the Sponsor, the Loan Parties, Holdco, CMI, the Operator and the Manager attaching a copy of the bylaws, limited liability company agreement, limited partnership agreement (as the case may be) or other Constitutional Documents of such entity and duly adopted resolutions of such entity and certifying:

(A)	that such Constitutional Documents of such entity have not been amended since the date of the certificate furnished pursuant to sub-clause (i) above; and

(B)	as to the incumbency of signatories; and

(iii)	a copy of a certificate of each Loan Party and Holdco certifying that the condition in clause (m) (Representations and Warranties) below has been met;

(m)	Representations and Warranties. Each of the representations and warranties in the Finance Documents is true and correct in all respects on and as of the Closing Date;

(n)	Establishment of Accounts. Receipt by the Security Trustee (with a copy to the Intercreditor Agent) of evidence that each of the Accounts required to be in existence as of the Closing Date has been established as required pursuant to the Common Security and Account Agreement;

(o)	Lien Search: Perfection of Security. Receipt by the Security Trustee of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:

(i)	completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware and the State of Texas, San Patricio County and Nueces County, and any other jurisdiction reasonably requested by any of the Facility Agents that name any Loan Party or Holdco as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within 15 Business Days prior to the Closing Date; and

(ii)	evidence of the completion of all other actions, recordings and filings of, or with respect to, the Security Documents that any of the Facility Agents may deem necessary or reasonably desirable in order to perfect the first priority (subject to Permitted Liens) Liens created thereunder;

(p)	Fees; Expenses. Receipt by each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of all fees due and payable as of the Closing Date pursuant to the Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Closing Date;

(q)	Authority to Conduct Business. Receipt by the Intercreditor Agent of satisfactory evidence, including certificates of good standing, dated no more than five Business Days prior to the Closing Date, from the Secretaries of State of the State of Texas and the State of Delaware, of the authority of each Loan Party to carry on its business;

(r)	Process Agent. Receipt by the Intercreditor Agent of satisfactory evidence that each of the Loan Parties, Holdco, the Operator and the Manager has appointed an agent in the State of New York to receive service of process under the Finance Documents;

(s)	Independent Accounting Firm. Receipt by the Intercreditor Agent of satisfactory evidence that KPMG LLP has been appointed as the accounting firm for the Borrower’s consolidated group;

(t)	Base Case Forecast. Receipt by the Intercreditor Agent of a Base Case Forecast that demonstrates that (i) all Loans (excluding principal payments with respect to Working Capital Debt and excluding any Loans based on the Second Phase Facility Debt Commitments) are capable of amortization through the terms of the Initial LNG SPAs, (ii) the incurrence of Loans in respect of the First Phase Facility Debt Commitments, taking into account only the Qualifying LNG SPAs other than any Second Phase Qualifying LNG SPAs, shall not result in a Fixed Projected DSCR of less than 1.55:1 commencing on the first CTA Payment Date for repayment of principal for each calendar year through the Qualifying Term of such Qualifying LNG SPAs then in effect and (iii) a Senior Debt/Equity Ratio no greater than 75:25;

(u)	Lien Waivers. Receipt by the Intercreditor Agent of Lien Waivers as the EPC Contractor has then been required to provide pursuant to the EPC Contract (T1/T2);

(v)	Escrow Agreement. Receipt by the Intercreditor Agent of true, complete and correct copies of the escrow agreement, duly executed pursuant to Section 18.4 (Escrow of Certain Disputed Amounts By Owner) of the EPC Contract (T1/T2);

(w)	Flood Insurance. Receipt of the following flood coverage documents from the Borrower:

(i)	a completed “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function (a “Flood Certificate”) with respect to the anticipated real property expected to be included in the Collateral (“Mortgaged Property”), which Flood Certificate shall:

(A)	be addressed to the Intercreditor Agent;

(B)	provide for “life of loan” monitoring; and

(C)	otherwise comply with the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 and any successor statutes (the “Flood Program”);

(ii)	if the Flood Certificate states that any structure comprising a portion of the anticipated Mortgaged Property will be located in a Special Flood Hazard Area, the Borrower’s written acknowledgment of receipt of written notification from the Intercreditor Agent and any Facility Lender requesting the same:

(A)	as to the existence of such Mortgaged Property; and

(B)	as to whether the community in which such Mortgaged Property will be located is participating in the Flood Program;

(x)	Total Capitalization. The commitments under the Initial Senior Debt (excluding Loans based on the Second Phase Facility Debt Commitments) are not more than 75% of the then-current estimate of Project Costs under the Construction Budget and Schedule (which, for the avoidance of doubt, shall not extend to the Second Phase Development);

(y)	Notes. Receipt of copies of the notes requested by the Facility Lenders pursuant to their Facility Agreement, as applicable, duly authorized, executed and delivered by the Borrower;

(z)	First Tier Equity Funding. Receipt by the Intercreditor Agent of a certification by the Borrower that it has received irrevocable commitments for the full amount of the First Tier Equity Funding (which, for the avoidance of doubt, shall not include the First Tier Equity Funding amounts required only upon the occurrence of the Second Phase CP Date); and

(aa)	No Force Majeure. To the knowledge of the Loan Parties, no event of force majeure (as defined in the applicable Material Project Agreement) shall have occurred and be continuing under any Material Project Agreement (other than an Initial LNG SPA, which is covered by clause 4.1(b) (Delivery of Initial LNG SPAs; Material Project Agreements; Direct Agreements) above) the consequence of which could reasonably be expected to have a Material Adverse Effect.

4.2	Conditions to Initial Advance

The obligation of each Facility Lender to make available its Initial Advance is subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.4 (Conditions to Each Advance) and each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to each Senior Creditor Group Representative acting on the instructions of the Facility Lenders under the applicable Facility Agreement:

(a)	Equity Contribution. Receipt by the Intercreditor Agent of a certification of the Borrower that all of the First Tier Equity Funding (which, for the avoidance of doubt, shall not include the First Tier Equity Funding amounts required only upon the occurrence of the Second Phase CP Date) has been used or has been drawn by the Borrower and deposited into the Construction Account for use for Project Costs coming due in the next 60 days or otherwise expected to be payable prior to or concurrently with proceeds of the Initial Advance (with concurrence with such certification by the Independent Engineer; provided that such concurrence shall not require the Independent Engineer to evaluate or concur with information regarding funds used, or related to, payments under Permitted Hedging Instruments, Senior Debt, any Permitted Finance Costs and non-construction transaction costs or expenses);

(b)	Material Permits Representations and Warranties. Each of the representations and warranties of such party in Section 5.1(b) (Initial Representations and Warranties of the Loan Parties – Material Permits) is true and correct in all material respects, except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of the Initial Advance, and the Intercreditor Agent has received a certificate from each Loan Party to this effect;

(c)	Legal Name and Place of Business Representations and Warranties. Each of the representations and warranties of such party in Section 5.1(f) (Initial Representations and Warranties of the Loan Parties – Legal Name and Place of Business) is true and correct in all material respects, except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of the Initial Advance, and the Intercreditor Agent has received a certificate from each Loan Party to this effect;

(d)	Material Project Agreement Default. As of the Initial Advance CP Date, no material default by a Loan Party exists under any Material Project Agreement and, to the Knowledge of each Loan Party, no material default by a counterparty to a Loan Party exists under any Material Project Agreement;

(e)	Adequacy of Funds. Receipt by the Intercreditor Agent of evidence that the Facility Debt Commitments, the Equity Funding commitments (including under the CEI Equity Contribution Agreement) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs shall be sufficient to achieve the Project Completion Date for the then applicable Development by the Date Certain;

(f)	Hedging Agreements. Receipt by the Intercreditor Agent of copies of each Hedging Instrument required to have been entered into by the Initial Advance CP Date pursuant to Section 12.22 (Hedging Arrangements) (such arrangements, “Hedging Arrangements”), duly executed and delivered by the parties thereto;

(g)	Consultant Reports. In the event that the Initial Advance occurs after the first anniversary of the Closing Date, receipt by the Intercreditor Agent of bring downs of the Consultant reports delivered pursuant to Section 4.1(g)(iii) and Section 4.1(g)(iv) (Conditions to Closing – Project Development);

(h)	EPC Contract Price. Receipt by the Intercreditor Agent of evidence that the Contract Price, as amended by any Change Order permitted under the Finance Documents, does not exceed the applicable amounts (including contingency) in the Base Case Forecast (as certified by the Borrower);

(i)	Notice to Proceed. Issuance by the Borrower of the Notice to Proceed in accordance with the EPC Contracts (T1/T2);

(j)	CP Fulfillment Date. Occurrence of the CP Fulfillment Date under each Initial LNG SPA;

(k)	Fees; Expenses. Receipt by each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of, or issuance of irrevocable instructions to pay from the proceeds of the Initial Advance, all fees due and payable as of the Initial Advance pursuant to the Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Initial Advance;

(l)	Flood Insurance. Receipt of the following flood coverage documents from the Borrower:

(i)	if the Flood Certificate states that any structure comprising a portion of the anticipated Mortgaged Property will be located in a Special Flood Hazard Area, evidence of any property insurance policies providing flood coverage for such Special Flood Hazard Area consisting of either:

(A)	in the case of a Flood Program policy, an application and proof of payment; or

(B)	in the case of a private policy:

(1)	a policy binder and proof of payment; or

(2)	the full insurance policy; and

(ii)	if the Flood Certificate states that any structure comprising a portion of the Mortgaged Property is located in a Special Flood Hazard Area and if the Borrower elects to use a private blanket insurance policy providing flood coverage for such Special Flood Hazard Area that covers multiple locations, a schedule of insured locations, which shall include all insured locations covered by such policy of flood insurance, whether or not constituting Mortgaged Property; and list for each insured building, to the extent such building has been constructed:

(A)	the address of such building;

(B)	the actual cash value of such building; and

(C)	the Special Flood Hazard Area designation applicable to such building; and

(m)	No Force Majeure: To the knowledge of the Loan Parties, no event of force majeure (as defined in the applicable Material Project Agreement) shall have occurred and be continuing under any Material Project Agreement the consequences of which could reasonably be expected to have a Material Adverse Effect.

4.3	Conditions to Second Phase Expansion

The obligation of each Facility Lender to make available its Initial Second Phase Advance is subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.4 (Conditions to Each Advance) and each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to each Senior Creditor Group Representative acting on the instructions of the Facility Lenders under the applicable Facility Agreement:

(a)	Second Phase Development. Receipt by the Intercreditor Agent of true, complete and correct copies of the following documents, in each case taking into account the Second Phase Development:

(i)	a certificate of the Borrower attaching an updated Construction Budget and Schedule, certifying that (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; and (B) such budget and schedule is consistent with the requirements of the Transaction Documents;

(ii)	a certificate of the Borrower attaching an updated Base Case Forecast meeting the requirements specified in clause (g) below and certifying that (A) the projections in the updated Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the updated Construction Budget and Schedule and the Transaction Documents;

(iii)	an updated final due diligence report of the Independent Engineer favorably reviewing (A) the technical and economic feasibility of the Second Phase Development and the environmental compliance and environmental risks relating to the Second Phase Development; (B) the reasonableness and consistency of the updated Construction Budget and Schedule (and concurring with the Borrower’s certification in sub-clause (i) above), the EPC Contract (T3) and the assumptions related to the costs and operating performance of the Second Phase Facilities; and (C) the reasonableness of the assumptions underlying the updated Base Case Forecast with respect to assumptions that are within the scope of the Independent Engineer’s role under the EPC Contract (T3) and this Agreement; and

(iv)	an updated final due diligence report of the Market Consultant and Chadbourne & Parke LLP as Facility Lenders’ common counsel with respect to each of the Second Phase Qualifying LNG SPAs;

(b)	Second Phase Qualifying LNG SPAs; Material Project Documents; Direct Agreements. Receipt by the Intercreditor Agent of certified, true, complete and correct copies of:

(i)	the Second Phase Qualifying LNG SPAs under which LNG Buyers have committed to purchase a quantity of LNG equal to not less than the amount required for CCL to meet the Base Committed Quantity as described in clause (b) of the definition thereof:

(A)	each of which shall have been duly authorized, executed and delivered by the parties thereto; and

(B)	as to which (1) all conditions precedent thereunder shall have been satisfied or waived by the CP Deadline, (2) the CP Fulfillment Date shall reasonably be expected to occur on or prior to the date of the Initial Second Phase Advance and (3) no event of LNG SPA Force Majeure shall have occurred and be continuing or other event or condition shall have occurred and be continuing that provides or could reasonably be expected to provide the applicable LNG Buyer the right to cancel or terminate such Second Phase Qualifying LNG SPA in accordance with the terms thereof;

(ii)	a notice, executed by the Borrower, expressly setting out the new Date Certain, which date shall be the last DFCD Deadline to occur under any of the Qualifying LNG SPAs delivered pursuant to clause 4.3(b) above, to the extent such DFCD Deadline is later than the then-existing Date Certain;

(iii)	with respect to each Material Project Agreement (other than the EPC Contract (T3)) in respect of the Second Phase Development and Second Phase Facilities (other than those otherwise previously delivered in accordance with the terms of Section 4.1 (Conditions to Closing), 4.2 (Conditions to Initial Advance) or sub-clause (i) above):

(A)	a copy of such agreement (other than any Restricted Document which shall be delivered in accordance with the requirements of Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below), which shall have been duly authorized, executed and delivered by the parties thereto, to the extent not already provided in terms of Section 4.1(b)(ii) (Conditions to Closing) above;

(B)

a certificate of the Loan Party that is party to such agreement certifying that (1) the copy of such agreement is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect (except for customary conditions that would be satisfied upon delivery of the Notice to Proceed under the EPC Contract (T3) and/or upon the occurrence of the Second Phase CP Date) and no term or condition of such agreement has been amended from the form thereof delivered to the

Intercreditor Agent prior to the Signing Date, to the extent such Material Project Agreement was delivered prior to the Signing Date (other than amendments in accordance with the Finance Documents and provided to the Intercreditor Agent); and

(C)	if applicable, a Direct Agreement, substantially in the form attached as Schedule G (Forms of Direct Agreement) of the Common Security and Account Agreement (or otherwise reasonably acceptable to the Security Trustee), with each counterparty to such agreement, to the extent such Direct Agreement is required to be delivered by the Second Phase CP Date pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement;

(c)	EPC Contract (T3); Delivery of EPC Contract (T3) Direct Agreements. (i) The EPC Contract (T3) shall be in full force and effect, and the Borrower shall so certify to the Intercreditor Agent, with only such amendments, modifications or waivers from the EPC Contract (T3) provided to the Intercreditor Agent on the Signing Date related to the Contract Price thereunder (which is addressed in clause (j) (EPC Contract Price) below) or as are otherwise reasonably acceptable to the Intercreditor Agent in consultation with the Independent Engineer and (ii) receipt by the Intercreditor Agent of a certified, true, complete and correct copy of a Direct Agreement with the EPC Contractor and any guarantor thereof under the EPC Contract (T3) (substantially in the agreed form attached to such EPC Contract);

(d)	Material Defaults. As of the Second Phase CP Date, to the Knowledge of each Loan Party, no material default exists under the EPC Contract (T3), CEI Equity Contribution Agreement and the Second Phase Qualifying LNG SPAs;

(e)	Opinions from Counsel. Receipt by the Intercreditor Agent of the legal opinions set forth in Schedule C – 2 (Table of Requirements for Legal Opinions – Conditions to Initial Second Phase Advance) and in accordance with the requirements therein, with such changes thereto as may be in form and substance reasonably satisfactory to the Intercreditor Agent;

(f)

Adequacy of Funds. Receipt by the Intercreditor Agent of evidence that the Facility Debt Commitments (including the Second Phase Facility Debt Commitments), the Equity Funding commitments (including under the CEI Equity Contribution Agreement and including the Equity Funding commitments required only upon the occurrence of the Second Phase CP

Date) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs (including Second Phase Qualifying LNG SPAs), shall be sufficient to achieve the Project Completion Date for the Project Facilities (including Second Phase Facilities) by the Date Certain;

(g)	Base Case Forecast. Receipt by the Intercreditor Agent of an updated Base Case Forecast that demonstrates (i) that all Loans (excluding principal payments with respect to Working Capital Debt but including Loans made based on the full Second Phase Facility Debt Commitments) are capable of amortization through the terms of the Qualifying LNG SPAs, (ii) that the incurrence of the additional Loans in respect of the Second Phase Facility Debt Commitments when aggregated with Loans in respect of the First Phase Facility Debt Commitments and taking into account all Qualifying LNG SPAs (including the Second Phase Qualifying LNG SPAs) shall not result in a Fixed Projected DSCR of less than 1.55:1 commencing on the first CTA Payment Date for repayment of principal for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect and (iii) a Senior Debt/Equity Ratio no greater than 75:25;

(h)	CEI Equity Contribution Agreement. Receipt by the Intercreditor Agent of:

(i)	a copy of a written notice delivered by the Sponsor to the Borrower in accordance with the CEI Equity Contribution Agreement specifying the (A) Phase Two First Tier Equity Funding Amount and (B) Maximum Second Tier Pro Rata Equity Funding; and

(ii)	a certification of the Borrower that the CEI Equity Contribution Agreement is in full force and effect and that all of the First Tier Equity Funding (which, for the avoidance of doubt, shall include the Phase Two First Tier Equity Funding Amount) has been used or has been drawn by the Borrower and deposited into the Construction Account for use for Project Costs coming due in the next 60 days or otherwise expected to be payable prior to or concurrently with proceeds of the Initial Second Phase Advance (with concurrence with such certification by the Independent Engineer; provided that such concurrence shall not require the Independent Engineer to evaluate or concur with information regarding funds used, or related to, payments under Permitted Hedging Instruments, Senior Debt, any Permitted Finance Costs and non-construction transaction costs or expenses);

(i)	Total Capitalization. The commitments under the Initial Senior Debt are not more than 75% of the then-current estimate of Project Costs under the updated Construction Budget and Schedule;

(j)	EPC Contract Price. Receipt by the Intercreditor Agent of evidence that the Contract Price in the EPC Contract (T3) as then in effect does not exceed the applicable amounts (including contingency) in the updated Base Case Forecast (as certified by the Borrower);

(k)	Notice to Proceed. Issuance by the Borrower of the Notice to Proceed in accordance with the EPC Contract (T3);

(l)	Fees; Expenses. Receipt by each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of, or issuance of irrevocable instructions to pay from the proceeds of the Initial Second Phase Advance, all fees due and payable as of the Second Phase CP Date pursuant to the Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Second Phase CP Date;

(m)	Insurance. Receipt by the Intercreditor Agent of written concurrence from the Insurance Advisor of a certificate from the Borrower confirming that the insurance policies to be provided in compliance with Section 12.28 (Insurance Covenant) pertaining to the Second Phase Development conform to the requirements specified in the Finance Documents;

(n)	No Force Majeure. To the knowledge of the Loan Parties, no event of force majeure (as defined in the applicable Material Project Agreement) shall have occurred and be continuing under any Material Project Agreement (other than an Initial LNG SPA, which is covered by clause 4.1(b) (Delivery of Initial LNG SPAs; Material Project Agreements; Direct Agreements) above) the consequences of which could reasonably be expected to have a Material Adverse Effect; provided that this clause (n) shall be deemed to have been satisfied if the Loan Parties are able to deliver a reasonable remedial plan with respect to the particular event of force majeure, evidencing the ability to meet the Project Completion Date for the Project Facilities (including the Second Phase Facilities) on or before the Date Certain, together with written concurrence from the Independent Engineer to that effect;

(o)	Escrow Agreement. Receipt by the Intercreditor Agent of true, complete and correct copies of the escrow agreement, duly executed pursuant to Section 18.4 (Escrow of Certain Disputed Amounts By Owner) of the EPC Contract (T3); and

(p)	Process Agent. To the extent not already delivered in connection with meeting conditions to Closing or Initial Advance, receipt by the Intercreditor Agent of satisfactory evidence that each agent appointed in the State of New York to receive service of process under the Finance Documents on behalf of the Loan Parties, Holdco, the Operator and the Manager is also authorized for that purpose in respect of the Direct Agreements required in terms of Section 4.3(b)(iii)(C) (Second Phase Qualifying LNG SPAs; Material Project Documents; Direct Agreements) above.

4.4	Conditions to Each Advance

The obligation of each Facility Lender to make available any Advance of Initial Senior Debt is subject to the satisfaction or waiver of the following (and, in the case of any Advance other than the Initial Advance and the Initial Second Phase Advance, no other) common conditions precedent:

(a)	Disbursement Request. Receipt by the Facility Agent of a Disbursement Request substantially in the form set forth in Schedule B (Disbursement Request Form) (and in such form as required pursuant to each Facility Agreement), which shall:

(i)	be for an amount that does not exceed (A) Project Costs reasonably expected to be due or incurred within the next 60 days succeeding the date of the proposed Advance minus (B) the amount estimated to be on deposit in the Construction Account on the date of such Advance;

(ii)	include a certification from the Borrower (and, in the case of the certifications set forth in sub-clauses (A), (B), (C) and (D) below, to which the Independent Engineer reasonably concurs):

(A)	that the Independent Engineer has received from the Borrower (1) a detailed breakdown of the Project Costs to be funded pursuant to such Advance and (2) copies of each invoice related to Project Costs incurred since the most recent Advance (or, in the case of the Initial Advance, since Closing) that is for more than $150,000 (excluding any invoices related to Permitted Hedging Instruments, Senior Debt or any Permitted Finance Costs and non-construction transaction costs and expenses) so that the Independent Engineer has received invoices with respect to each prior Advance representing at least 95% of the applicable Project Costs (excluding any invoices related to Permitted Hedging Instruments, Senior Debt or any Permitted Finance Costs and non-construction transaction costs and expenses) incurred since the most recent Advance (or, in the case of the Initial Advance, since Closing);

(B)

that the amount of the Advance being requested (1) is supported by such information provided by the Loan Parties to the Independent Engineer and certified by the Borrower as true, correct and complete with respect to the matter under review or (2) with respect to any evidence that constitutes estimated information, is based on reasonable good faith projections reasonably satisfactory to the Independent Engineer; provided that the Independent Engineer will not be required to evaluate the reasonableness of the projections with respect to funds used or funds related to payments under Permitted Hedging Instruments, Senior Debt, any Permitted Finance Costs and non-construction transaction costs or expenses;

(C)	(1) that the construction of the Project Facilities (including the Corpus Christi Terminal Facility and the Corpus Christi Pipeline) is proceeding substantially in accordance with the construction schedule set out in the Construction Budget and Schedule or, if not so proceeding, any delays shall not be reasonably expected to cause (x) Guaranteed Substantial Completion Dates for any Train within the Development to be missed, (y) the date specified for “Ready for Start Up” in Attachment E to each Applicable EPC Contract for any Train within the Development to occur less than four months prior to the Guaranteed Substantial Completion Date for such Train or (z) a DFCD Deadline to otherwise not be achieved, (2) as to the current utilization of previous Advances and (3) that the Facility Debt Commitments, Equity Funding commitments under the CEI Equity Contribution Agreement and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs shall be sufficient to achieve the Project Completion Date by the Date Certain;

(D)	that the Independent Engineer has received evidence that the full amount of the proceeds of the last preceding Advance has been either (1) paid by the Loan Parties or the EPC Contractor or a contractor with respect to the Corpus Christi Pipeline to the Persons with respect to whom such Advance proceeds were disbursed and otherwise in accordance with the Finance Documents or (2) retained in the Construction Account;

(E)	that construction reports that are then due pursuant to Section 10.4 (Construction Reports) have been provided to the Intercreditor Agent;

(F)	that the Borrower reasonably believes that the Project Completion Date shall occur on or prior to the Date Certain;

(G)	that each of the conditions in clauses (c) (Representations and Warranties), (d) (Absence of Default) and (e) (Collateral) below have been met; and

(H)	that either (1) the EPC Contractor is not entitled to a Change Order for any EPC Change in Law as contemplated under Section 6.2A.1 (Change Orders Requested by Contractor) of each Applicable EPC Contract or (2) if the EPC Contractor is entitled to such a Change Order, the condition set forth in sub-clause (C) above continues to be satisfied, taking into account the increase in the Contract Price; and

(iii)	includes either (A) a list of all Change Orders for more than $10 million not theretofore submitted to the Intercreditor Agent, together with a statement by the Borrower that copies of the same have been submitted to the Independent Engineer prior to the date of the applicable Disbursement Request or (B) a Borrower statement that all Change Orders for more than $10 million have previously been submitted to the Intercreditor Agent;

(b)	Senior Debt/Equity Ratio. The Senior Debt/Equity Ratio after giving effect to such Advance shall be no greater than 75:25, as confirmed by the Borrower;

(c)	Representations and Warranties. Each of the Repeated Representations made by such Loan Party is true and correct in all material respects, except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, as to such Loan Party on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date);

(d)	Absence of Default. No Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or could reasonably be expected to result from the consummation of the transactions contemplated by the Transaction Documents;

(e)	Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents;

(f)	Real Property. Receipt by the Security Trustee of a Disbursement Endorsement;

(g)	Lien Waivers. Receipt by the Intercreditor Agent of Lien Waivers as the EPC Contractor has then been required to provide pursuant to the Applicable EPC Contracts;

(h)	Export Authorizations. No Impairment of any Required Export Authorization with respect to any Required LNG SPA has occurred and is continuing that could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, if such an Impairment ceases to be continuing, whether as a result of an Export Authorization Remediation or otherwise, this condition will be deemed fulfilled; and

(i)	Second Tier Equity Availability Certificate. Receipt by the Intercreditor Agent of either of the following, in either case, dated as of the date of the Disbursement Request:

(i)	a certificate from the chief financial officer of the Sponsor certifying that the Sponsor either has in place sufficient funding, or has identified sufficient liquidity from financing sources, to meet its obligations under the CEI Equity Contribution Agreement based on the Construction Budget and Schedule for the six months following the date of such certification; or

(ii)	only if the certification in clause 4.4(i)(i) above is not provided, a plan from the Borrower describing how it otherwise intends to meet its capital expenditure obligations under the Construction Budget and Schedule for such six month period.

4.5	Satisfaction of Conditions

(a)

In relation to the Closing, if each of the conditions precedent set forth in Section 4.1 (Conditions to Closing) has been satisfied or waived, (i) the Borrower shall deliver to the Intercreditor Agent a certificate to such effect (such certificate, the “Closing Conditions Certificate”), (ii) the Intercreditor Agent shall deliver the Closing Conditions Certificate to each Facility Agent and (iii) unless a separate instrument effecting any such waiver has been signed by each of the relevant Parties, the Intercreditor Agent shall countersign the Closing Conditions Certificate and deliver the same to the Borrower and each Facility Agent, solely for the purpose of acknowledging receipt of the Closing Conditions Certificate and confirming such waivers (if any), and deliver such countersigned certificate to the Borrower or otherwise provide the Borrower with a written confirmation of its receipt of the Borrower’s Closing Conditions Certificate (such countersigned Closing Conditions Certificate, or such

Closing Conditions Certificate together with the Intercreditor Agent’s written confirmation of receipt thereof, is collectively referred to as the “Closing Notice”). The occurrence of the Closing is subject to the Intercreditor Agent’s delivery of the Closing Notice to the Borrower prior to or concurrently with the Closing.

(b)	In relation to the Initial Advance:

(i)	if each of the conditions precedent set forth in Section 4.2 (Conditions to Initial Advance) and Section 4.4 (Conditions to Each Advance) has been satisfied or waived, (A) the Borrower shall deliver a certificate to the Intercreditor Agent to such effect (such certificate the (“Initial Advance Certificate”), (B) the Intercreditor Agent shall deliver the Initial Advance Certificate to each Facility Agent and (C) unless a separate instrument effecting any such waiver has been signed by each of the relevant Parties, the Intercreditor Agent shall countersign the Initial Advance Certificate and deliver the same to the Borrower and each Facility Agent, solely for the purpose of acknowledging receipt of the Initial Advance Certificate and confirming such waivers (if any), and deliver such countersigned certificate to the Borrower or otherwise provide the Borrower with a written confirmation of its receipt of the Borrower’s Initial Advance Certificate (such countersigned Initial Advance Certificate, or such Initial Advance Certificate together with the Intercreditor Agent’s written confirmation of receipt thereof, is collectively referred to as the “Initial Advance Notice”). The obligation of each Facility Lender to make the Initial Advance shall be subject to the Intercreditor Agent’s delivery of the Initial Advance Notice to the Borrower prior to or concurrently with the making of such Initial Advance; and

(ii)	the Disbursement Request with respect to the Initial Advance may be delivered by the Borrower at any time on or following (and in no event prior to) the Initial Advance CP Date, which notice must be delivered no later than 11:00 a.m., New York City time, on the date of the proposed Advance and otherwise in accordance with the applicable requirements set forth in the Term Loan Facility Agreement.

(c)	In relation to each Advance of Loans made under any Additional Senior Debt, subject to the terms of this Agreement, such Advance shall be subject to satisfaction or waiver of such conditions precedent as may be set forth in the Facility Agreement for such Additional Senior Debt.

(d)	In relation to the Initial Second Phase Advance:

(i)	if, at any time on or prior to December 31, 2015, each of the conditions precedent set forth in Section 4.3 (Conditions to Second Phase Expansion) and Section 4.4 (Conditions to Each Advance) and has been satisfied or waived, (A) the Borrower shall deliver a certificate to the Intercreditor Agent to such effect (such certificate the (“Initial Second Phase Advance Certificate”), (B) the Intercreditor Agent shall deliver the Initial Second Phase Advance Certificate to each Facility Agent and (C) unless a separate instrument effecting any such waiver has been signed by each of the relevant Parties, the Intercreditor Agent shall countersign the Initial Second Phase Advance Certificate and deliver the same to the Borrower and each Facility Agent, solely for the purpose of acknowledging receipt of the Initial Second Phase Advance Certificate and confirming such waivers (if any), and deliver such countersigned certificate to the Borrower or otherwise provide the Borrower with a written confirmation of its receipt of the Initial Second Phase Advance Certificate (such countersigned Initial Second Phase Advance Certificate, or such Initial Second Phase Advance Certificate together with the Intercreditor Agent’s written confirmation of receipt thereof, is collectively referred to as the “Initial Second Phase Advance Notice”). The obligation of each applicable Facility Lender to make the Initial Second Phase Advance shall be subject to the Intercreditor Agent’s delivery of the Initial Second Phase Advance Notice to the Borrower prior to or concurrently with the making of such Initial Second Phase Advance; and

(ii)	the Disbursement Request with respect to the Initial Second Phase Advance may be delivered by the Borrower at any time on or following (and in no event prior to) the Second Phase CP Date, which notice must be delivered no later than 11:00 a.m., New York City time, on the date of the proposed Advance and otherwise in accordance with the applicable requirements set forth in the Term Loan Facility Agreement.

(e)	In relation to each Advance of Loans, the Intercreditor Agent may waive one or more conditions precedent set out in this Article 4 (Conditions Precedent) or any additional conditions to disbursements under any individual Facility Agreement upon receiving instructions regarding any such waiver from each Facility Agent with respect to the Facility Agreement in respect of which such Facility Agent acts and the Intercreditor Agent shall promptly notify the Borrower of such waiver.

(f)	The conditions precedent in this Article 4 (Conditions Precedent) and under any Facility Agreement shall be interpreted to permit a single certificate from a Party certifying as to matters required by multiple sections and subsections of this Article 4 (Conditions Precedent).

5.	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

5.1	Initial Representations and Warranties of the Loan Parties

Each Loan Party makes the following, and no other, common representations and warranties to each Facility Lender. Each such representation and warranty is made at the Signing Date and the Closing Date only, except for the representations in clauses 5.1(b) (Material Permits) and 5.1(f) (Legal Name and Place of Business) below, which shall also be made on the date of the Initial Advance:

(a)	Conduct of Business

In respect of each Loan Party, it is not engaged in any business other than the Development as contemplated by its Constitutional Documents, the Transaction Documents then in effect or the Final Information Memorandum (in the form as of the date this representation is made).

(b)	Material Permits

(i)	All material Permits (other than the FERC Order and the Export Authorizations) necessary for the Development are set forth in Schedule F (Material Permits) hereto, and:

(A)	as to those identified as such in the relevant schedule, have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal to the issuing agency, and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule F (Material Permits) hereto or as to Permits that do not have limits on appeal periods); or

(B)	as to those identified as such in the relevant schedule, are expected by the Loan Parties to be obtained in the ordinary course by the time they are necessary; and

(C)	in the case of the Permits described in sub-clause (A) above, are, or, in the case of the Permits described in sub-clause (B) above, are reasonably expected to be, free from conditions or requirements:

(1)	the compliance with which could reasonably be expected to have a Material Adverse Effect; or

(2)	which the Loan Parties do not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(ii)	In respect of each Loan Party, to its Knowledge, there is no action, suit or proceeding pending with respect to any material Permit set forth in Schedule F (Material Permits) attached hereto (not including the FERC Order or any Export Authorization) that could reasonably be expected to result in a Material Adverse Effect.

(c)	Compliance with Laws

Except to the extent already contemplated under the other Sections of this Article 5 (Representations and Warranties of the Loan Parties) hereof, each Loan party is in material compliance with all material applicable laws, rules, regulations and orders.

(d)	No Employees

None of the Loan Parties has any current or former employees.

(e)	Labor Matters

In respect of each Loan Party, no strikes, lockouts or slowdowns in connection with it or the Project Facilities exist or, to its Knowledge, are threatened that could reasonably be expected to have a Material Adverse Effect.

(f)	Legal Name and Place of Business

(i)	The full and correct legal name, type of organization and jurisdiction of organization of each of the Loan Parties is as follows:

(A)	Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware;

(B)	Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware;

(C)	Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware; and

(D)	Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware.

(ii)	No Loan Party has ever changed its name or location (as defined in Section 9-307 of the UCC); and

(iii)	On the Closing Date and on the date of the Initial Advance, the chief executive offices of the Loan Parties are located at 700 Milam Street, Suite 1900, Houston, Texas 77002.

(g)	Share Ownership

In respect of each Loan Party, it does not legally or beneficially own or hold any shares or security convertible into shares other than in accordance with the Finance Documents.

(h)	Sanctions and Anti-Corruption Laws

The use of the proceeds of the Loans does not violate any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws (to the extent applicable), and none of the Loan Parties, the Sponsor or any of their respective Affiliates, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, is:

(i)	the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable;

(ii)	an organization owned or controlled by a Person, entity or country that is the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)	a Person located, organized or resident in a country or territory that is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable.

(i)	No Indebtedness

In respect of each Loan Party, it has no Indebtedness other than Indebtedness incurred in accordance with Section 12.14 (Limitation on Indebtedness).

(j)	Financial Condition

In respect of each Loan Party, there has been no change in its financial condition, operations or business from that set forth in the financial statements referred to in Section 4.1(h) (Conditions to Closing – Financial Statements) that could reasonably be expected to have a Material Adverse Effect.

(k)	Information; Projections

In respect of each Loan Party, except as otherwise disclosed by it in writing, no information furnished in writing to the Senior Creditors by or on behalf of it in connection with the transactions contemplated by the Transaction Documents or delivered to the Security Trustee, any Consultant or the Senior Creditors (or their counsel), when taken as a whole, contains, as of the date of such information, any untrue statement of a material fact pertaining to it or the Development or omits to state a material fact pertaining to it or the Development necessary to make the statements contained herein or therein not misleading in any material respect (provided that no representation or warranty is made with respect to any forecast, estimate, forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Construction Budget and Schedule, Final Information Memorandum, this Agreement or Base Case Forecast, including with respect to the start of operations of the Project Facilities, the Project Completion Date, the Second Phase CP Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, except that they are based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Development, and it makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, Final Information Memorandum or Construction Budget and Schedule, or any such other items listed in this proviso). Without limiting the generality of the foregoing, no representation or warranty shall be made by any Loan Party as to any information or material provided by a Consultant (except to the extent such information or material originated with such Loan Party).

(l)	Environmental and Social

Except as set forth in Schedule G (Disclosure Schedule) hereto:

(i)	there are no past occurrences, including past Releases of Hazardous Materials, regarding it or the Development that could reasonably be expected to give rise to any Environmental Claims, that could reasonably be expected to have a Material Adverse Effect or cause the Project Facilities to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could have a Material Adverse Effect (excluding restrictions on the transferability of Permits upon the transfer of ownership of assets subject to such Permit);

(ii)	Hazardous Materials have not at any time been Released at, on, under or from the Project Facilities other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect;

(iii)	there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Loan Parties in relation to the Project Facilities that have not been provided to the Security Trustee; and

(iv)	the Loan Parties have not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Loan Parties, none of the operations of the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project Facilities or at any other location, including any location to which the Loan Parties have transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development which in each case above could reasonably be expected to have a Material Adverse Effect.

(m)	Environmental Claims; Permit Notices

(i)	Except as set forth in Schedule G (Disclosure Schedule) hereto, there is:

(A)	no Environmental Claim now pending or, to its Knowledge, threatened against it or the Project Facilities, or expressly with respect to its Permits or the Development, that in each case could reasonably be expected to have a Material Adverse Effect; and

(B)	no existing default by it under any applicable order, writ, injunction or decree of any Governmental Authority or arbitral tribunal that could reasonably be expected to have a Material Adverse Effect; and

(ii)	In respect of each Loan Party, it has not received any notice from any Governmental Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any material Permit that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission that could reasonably be expected to have a Material Adverse Effect.

(n)	Taxes

In respect of each Loan Party, it (or, for the purposes of this clause (n), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and (ii) all other material Taxes imposed on it or its property by any Governmental Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions, or which are being contested in good faith), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being contested in good faith).

(o)	Regulatory Matters

(i)	None of the Loan Parties is subject to regulation:

(A)	under Section 3 of the Natural Gas Act;

(B)	as a “natural-gas company” as such term is defined in the Natural Gas Act;

(C)	under PUHCA; or

(D)	under the Texas Utilities Code as a “public utility” or a “gas utility”;

provided that CCL is subject to the provisions of Section 3 of the Natural Gas Act (1) for the siting, construction, expansion, and operation of the Corpus Christi Terminal Facility and (2) with respect to the import and export of LNG from the Corpus Christi Terminal Facility; and provided, further, that CCP is subject to Section 7 of the Natural Gas Act with respect to the construction and operation of the Corpus Christi Pipeline, and each of CCL and CCP will become subject to provisions of the Natural Gas Act as a “natural-gas company” at such time as CCL or CCP, as applicable, engages in the transportation of natural gas in interstate commerce or the sale in interstate commerce of “natural gas” as such term is defined in the Natural Gas Act; however, CCL will be subject to regulation as a “natural-gas company” under the Natural Gas Act only to the extent provided in Part 284, Subpart L of FERC’s regulations.

(ii)	None of CCP GP, Borrower, the Security Trustee nor the Senior Creditors, solely by virtue of the execution and delivery of the Finance Documents, the consummation of the transactions contemplated thereby, or the performance of obligations thereunder, shall be or become subject to the provisions of:

(A)	Section 3 of the Natural Gas Act;

(B)	the Natural Gas Act as a “natural-gas company” as such term is defined in such Act;

(C)	PUHCA; or

(D)	the Texas Utilities Code as a “public utility” or a “gas utility”.

(p)	Transactions with Affiliates

In respect of each Loan Party, it has not entered into any material agreement (other than the Material Project Agreements and any other agreements permitted by Section 12.21 (Transactions with Affiliates)) with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable).

(q)	Solvency

In respect of each Loan Party, it is and, upon the incurrence of any Senior Debt Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, shall be Solvent.

(r)	Ranking of Senior Debt Obligations

Subject to Section 3.7 (Pro Rata Payment), the Senior Debt Obligations of the Borrower in respect of each Secured Party that is party to the Common Terms Agreement shall rank:

(i)	pari passu in right of payment and otherwise with its Senior Debt Obligations to each other Secured Party under the Finance Documents; and

(ii)	pari passu or senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

(s)	Accounts

Other than Authorized Investments held in accordance with the Common Security and Account Agreement, in respect of each Loan Party, it does not have, and is not the beneficiary of, any bank account other than the Accounts and the Excluded Accounts.

(t)	Operating Responsibilities

The management, administration and operating-related responsibilities delegated to the Manager, Operator and Supply Manager pursuant to the Management Services Agreements, the O&M Agreements and the Gas and Power Supply Services Agreement, collectively, constitute all the management, administration and operating-related obligations of the Loan Parties pursuant to the Transaction Documents.

(u)	Material Contracts

A list of each Material Project Agreement existing on the Signing Date, contract or other written agreement which contains obligations or liabilities that are in excess of $10 million per year or $100 million over its term, to which any Loan Party is a party or by which it or any of its properties is bound as of the Closing Date, is attached as Schedule H (Material Project Agreements and Certain Other Contracts) hereto. The Schedule contains details of all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above. True, correct and complete copies of each of the aforementioned contracts have been delivered to the Intercreditor Agent and certified by the Borrower.

5.2	Repeated Representations and Warranties of the Loan Parties

Each Loan Party makes the following representations and warranties to each Facility Lender. Unless otherwise indicated below, each such representation and warranty is made at the Signing Date, the Closing Date, the date of each Advance and on the Project Completion Date:

(a)	Organization

Each of the Loan Parties is a limited liability company or a limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(b)	Financial Statements

The financial statements of the Loan Parties, furnished pursuant to Section 4.1(h) (Conditions to Closing – Financial Statements) present fairly in all material respects its financial condition as at the date thereof in accordance with GAAP (subject to normal year-end adjustments and except to the extent any notes to the financial statements would not be required thereunder) consistently applied.

(c)	Power and Authority

Each Loan Party has the power and authority to:

(i)	execute, deliver, perform and incur obligations under the Transaction Documents then in effect to which it is a party;

(ii)	make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to the Finance Documents; and

(iii)	the execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by it, and (assuming the due execution and delivery by the counterparties to the Loan Parties thereto) each of the Finance Documents to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d)	No Conflicts

(i)	In respect of each of the Loan Parties, its Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party;

(ii)	neither (x) any material law applicable to it, or agreement to which it is a party, nor (y) any order, judgment or decree to which it or any of its assets are subject conflict in any material respect with, or prevent execution or delivery or performance by it of, the Transaction Documents then in effect to which it is a party or conflict in any material respect with its Constitutional Documents; and

(iii)	the execution or delivery or performance by it of the Transaction Documents does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Liens.

(e)	ERISA

In respect of each Loan Party, it:

(i)	does not sponsor or participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan; and

(ii)	no ERISA Event has occurred or is reasonably expected to occur.

(f)	Title

(i)	Except as otherwise permitted under the Finance Documents and other than with respect to real property (which is covered under clause (l) (Real Property) below), each Loan Party owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Liens, and the Security Documents are effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Liens); and

(ii)	No previous assignment of, or security interest in, any Loan Party’s right, title and interest in any of the Collateral has been made or granted by any Loan Party that remains in effect or is otherwise effective other than pursuant to the Finance Documents to which the Loan Party is a party or in respect of Permitted Liens.

(g)	Ownership

The Borrower has no Subsidiaries other than the Guarantors and none of the Guarantors has any Subsidiaries.

(h)	Investment Company Act

In respect of each Loan Party, it is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.

(i)	Margin Stock

(i)	No part of the proceeds of any Advance shall be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for such purpose; and

(ii)	in respect of each Loan Party, it is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Senior Debt shall be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board.

(j)	Minimum Insurance

Except as otherwise approved by the Insurance Advisor, any Minimum Insurances applicable to each of the Loan Parties are in full force and effect if required to be in effect at such time.

(k)	No Loan Facility Declared Default or Event of Default

No Unmatured Loan Facility Event of Default, Loan Facility Event of Default or Loan Facility Declared Default has occurred and is Continuing.

(l)	Real Property

In respect of each of the Loan Parties:

(i)	it has good, legal and valid real property interests in the applicable portion of the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made; and

(ii)	it does not have any real property interests other than with respect to the Site.

(m)	Intellectual Property

The Loan Parties collectively own or have obtained and hold in full force and effect all material Intellectual Property that is necessary for carrying out the Development except for such items which are not required in light of the applicable stage of Development, and reasonably believe that they shall be able to obtain such items that are not owned or have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development, provided that any such items shall not contain any material condition or material requirement that they do not expect to be able to satisfy without cost that could reasonably be expected to have a Material Adverse Effect.

(n)	Anti-Corruption Laws

(i)	None of the Loan Parties, or any of their Affiliates, nor, to the Knowledge of any of these entities, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws applicable to such Person; and

(ii)	The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

6.	INCURRENCE OF ADDITIONAL SENIOR DEBT

6.1	Permitted Senior Debt

(a)	The Borrower may from time to time enter into agreements to incur, and may incur, Senior Debt Obligations in addition to the Initial Senior Debt Obligations that, for so long as the Common Terms Agreement remains in effect in accordance with its terms, consist only of Working Capital Debt, Replacement Senior Debt, PDE Senior Debt, and/or Expansion Senior Debt (and shall satisfy the requirements of this Article 6 (Incurrence of Additional Senior Debt) applicable to such category of Senior Debt).

(b)	Each Senior Creditor Group Representative (on behalf of the Senior Creditors providing Additional Senior Debt) must accede to the Common Security and Account Agreement pursuant to, and in accordance with, the conditions set forth in Section 2.7 (Accession of Senior Creditor Group Representatives) of the Common Security and Account Agreement.

(c)	Incurrence of Additional Senior Debt under one Section of this Article 6 (Incurrence of Additional Senior Debt) shall not preclude the incurrence of Additional Senior Debt under any other Section of this Article 6 (Incurrence of Additional Senior Debt), and the failure of the proposed Additional Senior Debt to meet the requirements of one Section of this Article 6 (Incurrence of Additional Senior Debt) shall not preclude the incurrence of such Additional Senior Debt if permitted under other Sections of this Article 6 (Incurrence of Additional Senior Debt).

(d)	Additional Senior Debt under this Article 6 (Incurrence of Additional Senior Debt) may be incurred under this Agreement and/or any other Senior Debt Instrument.

6.2	Working Capital Debt

(a)	The Borrower may incur senior secured or unsecured Indebtedness (which, if secured, shall constitute Senior Debt) not exceeding (x) unless and until the Second Phase CP Date has occurred, $900 million and (y) on or following the Second Phase CP Date, $1.2 billion, in each case outstanding in the aggregate at any one time under one or more working capital facilities (the “Working Capital Debt”) for working capital purposes (including the issuance of letters of credit from time to time), as the case may be, so long as and provided that the Borrower certifies that:

(i)	no Event of Default or Unmatured Event of Default:

(A)	has occurred and is Continuing; or

(B)	could reasonably be expected to occur after giving effect to the incurrence of the Working Capital Debt;

(ii)

any Senior Debt Instrument governing the Working Capital Debt shall require the Borrower to reduce the principal amount relating to any revolving Loans thereunder to $0 for a period of at least five consecutive Business Days at least once per calendar year; provided that this requirement shall not apply to letters of credit outstanding or Loans outstanding as a result of a draw under a letter of credit; provided further that amounts may not be borrowed under any one Facility Agreement for Working Capital Debt in order to meet this requirement under any other Facility Agreement for Working Capital Debt; and

(iii)	the Intercreditor Agent has received, at least five Business Days before the incurrence of any such Working Capital Debt, a certificate from the Borrower that:

(A)	identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt; and

(B)	attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt.

(b)	Any provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the Common Security and Account Agreement, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

6.3	Replacement Senior Debt

(a)	At any time and from time to time, the Borrower may incur additional senior debt or enter into agreements with Persons who commit to provide additional senior debt in order to prepay or repay Senior Debt and/or replace all or part of the Facility Debt Commitments under one or more Loans (“Replacement Senior Debt”), as the case may be, so long as and provided that the Borrower certifies that:

(i)	the Replacement Senior Debt, taken as a whole, has:

(A)	a weighted average loan life no less than the then-remaining weighted average loan life of that of the Senior Debt or the Facility Debt Commitments being prepaid or replaced, taken as a whole; and

(B)	a Final Maturity Date no earlier than the Senior Debt or the Facility Debt Commitments being prepaid or replaced;

(ii)

the Replacement Senior Debt is incurred solely for the permitted prepayment, in whole or in part, of existing Senior Debt (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid Senior Debt, as applicable (including, without duplication, (A) any Hedging Termination Amount with respect to any Permitted

Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (B) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (C) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)) or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender);

(iii)	the aggregate principal amount of Replacement Senior Debt incurred or committed and then available does not exceed the aggregate amount of the Senior Debt or the Facility Debt Commitments prepaid or replaced, together with any premiums, costs, fees or expenses associated with the Replacement Senior Debt (including those described in sub-clause (ii) above and clause (b) below);

(iv)	the Borrower will have demonstrated by delivery of an updated Base Case Forecast that the incurrence of the Replacement Senior Debt shall not result in a Fixed Projected DSCR of less than 1.55:1 commencing on the first CTA Payment Date for repayment of principal following such prepayment for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the Facility Debt Commitments);

(v)	the Replacement Senior Debt does not benefit from any security or guarantee from the Loan Parties or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor;

(vi)	the Replacement Senior Debt does not benefit from any material covenants or terms that are materially more restrictive on the Loan Parties than those included in this Agreement unless such covenants or terms are provided for the benefit of all Facility Lenders;

(vii)	simultaneously with the incurrence of any Replacement Senior Debt that occurs on or after the date by which the Borrower is required to fund the Senior Debt Service Reserve Account in accordance with Section 4.5(i) (Deposits and Withdrawals – Senior Debt Service Reserve Account) of the Common Security and Account Agreement, the Borrower shall use a portion of the proceeds of such Replacement Senior Debt to fund any increase in the then-applicable Reserve Amount; and

(viii)	the Intercreditor Agent has received (A) at least three Business Days prior to the incurrence of such Replacement Senior Debt, (1) a notice describing the then-anticipated principal terms and conditions of the proposed Replacement Senior Debt (other than, in the case of Replacement Senior Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes, which shall be provided when they become available) and (2) the substantially agreed forms of the finance documents relating to any proposed Replacement Senior Debt (other than in the case of Replacement Senior Debt comprised of Senior Notes) and (B) on the date of the incurrence of such Replacement Senior Debt, (1) an updated notice describing the final principal terms and conditions of the Replacement Senior Debt (including, in the case of Replacement Senior Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes) and (2) copies of the executed finance documents relating to the Replacement Senior Debt;

provided, in each case, that no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur after giving effect to the incurrence of the Replacement Senior Debt. Any provider of Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement and, if a Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

(b)	Within 30 days after the first Advance of any Replacement Senior Debt, the Borrower shall pay, from the proceeds of the Replacement Senior Debt or other cash flow available for such purpose, any Breakage Costs and/or other amounts required to be paid in accordance with Section 3.6 (Prepayment Fees and Breakage Costs) and the applicable Facility Agreement with respect to the Facility Debt Commitments being replaced.

6.4	PDE Senior Debt

(a)	At any time and from time to time, the Borrower may incur additional senior debt or enter into agreements with Persons who commit to provide additional senior debt to finance Permitted Development Expenditures (“PDE Senior Debt”) so long as, and provided that the Borrower certifies that:

(i)	the contemplated Development Expenditures are to be used for the purposes described in clause (a) and/or (b) of the definition of Permitted Development Expenditure;

(ii)	the Senior Debt Service Reserve Account is funded to its then-required funding level;

(iii)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur after giving effect to the incurrence of such PDE Senior Debt;

(iv)	the Intercreditor Agent has received at least 30 days’ prior notice describing the principal terms and conditions of the proposed PDE Senior Debt (other than, in the case of PDE Senior Debt comprising Senior Notes, the pricing and repayment schedule of such Senior Notes, which shall be provided when they become available), and an updated Base Case Forecast with such adjustments necessary to reflect the Permitted Development Expenditure and the PDE Senior Debt;

(v)	the PDE Senior Debt has a weighted average loan life no less than the then-remaining weighted average loan life of that of the Initial Senior Debt;

(vi)	in the event any property of the Loan Parties or engineering, construction and procurement contract related to the Project Facilities being financed with the proceeds of such PDE Senior Debt (such property and engineering, construction and procurement contract, the “Applicable PDE Assets”) are not part of the Collateral, prior to the incurrence of such PDE Senior Debt the Loan Parties shall deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable PDE Assets to the Security Interests;

(vii)	the Intercreditor Agent shall have received a legal opinion in form and substance reasonably satisfactory to the Intercreditor Agent from reputable counsel to the Borrower confirming the creation and perfection of a security interest in all Applicable PDE Assets to the extent not already secured and perfected under the Security Documents already in effect;

(viii)	any Required LNG SPAs are then in full force and effect;

(ix)	the Borrower will have demonstrated by delivery of an updated Base Case Forecast that the amount of all Senior Debt (excluding Working Capital Debt) outstanding, after giving effect to the incurrence of PDE Senior Debt, is capable of being amortized to a zero balance by the end of the Qualifying Term of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.50:1 commencing on the first CTA Payment Date for repayment of principal falling after the last to occur of the guaranteed substantial completion dates for the Project Facilities with respect to which the PDE Senior Debt is being incurred and for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio calculated using an interest rate equal to the weighted average interest rate of all Senior Debt outstanding after giving effect to the incurrence of the PDE Senior Debt);

(x)	the PDE Senior Debt does not benefit from any covenants or terms that are materially more restrictive on the Loan Parties than those included in this Agreement unless such covenants or terms are provided for the benefit of all Facility Lenders; for these purposes, any covenant relating to the eligibility or policy requirements of any official bilateral or multilateral agency Senior Creditor shall be deemed not to be more restrictive;

(xi)	the PDE Senior Debt does not benefit from any security or guarantee from the Loan Parties or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor;

(xii)	the engineering, construction and procurement contract, if any, associated with the applicable Project Facilities with respect to which the PDE Senior Debt is being incurred shall include customary lien waiver provisions; and

(xiii)	if the PDE Senior Debt is incurred to fund Permitted Development Expenditures described in clause (b) of the definition thereof, the aggregate amount of PDE Senior Debt used or to be used for Permitted Development Expenditures under clause (b) of the definition thereof is less than $300 million.

(b)	Any provider of PDE Senior Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement and, if a Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

6.5	Expansion Senior Debt

The Borrower may incur additional senior debt to finance an Expansion (“Expansion Senior Debt”) only with the prior written consent of all Facility Lenders; provided that in calculating whether all Facility Lenders have consented, the Borrower shall be entitled to exercise its rights under Section 4.04(b) (Obligation to Mitigate); Section 10.01 (Decisions; Amendments, Etc.) of the Term Loan Facility Agreement and Section 3.6 (Other Voting Considerations) of the Intercreditor Agreement, or any similar provision under any Facility Agreement or the Intercreditor Agreement, and the calculation of the vote of Facility Lenders who fail to consent shall be in accordance with Section 3.6 (Other Voting Considerations) of the Intercreditor Agreement and Section 10.01 (Decisions; Amendments, Etc.) of the Term Loan Facility Agreement or any similar provision under any Facility Agreement or the Intercreditor Agreement.

7.	PERMITTED DEVELOPMENT EXPENDITURES/EXPANSIONS

7.1	Permitted Development Expenditures

(a)	The Loan Parties shall not make any Development Expenditures that do not qualify as Permitted Development Expenditures. Assets or property built or acquired with Development Expenditures shall constitute Collateral except as provided in the Security Documents.

(b)	For the avoidance of doubt, (i) Permitted Development Expenditures may be made prior to the Project Completion Date to the extent permitted under Article 9 (EPC Contracts) and (ii) Permitted Development Expenditures may also be made in relation to an Expansion to the extent Permitted under Section 7.2 (Expansion Contracts).

7.2	Expansion Contracts

(a)	The Loan Parties shall not enter into a construction contract or contracts with respect to the development of Trains, and related loading, transportation and storage facilities, in addition to the Initial Development that contain obligations and liabilities which, in the aggregate, are in excess of $50 million (an “Expansion”) without the prior consent of the Intercreditor Agent acting at the instruction of the Requisite Intercreditor Parties; provided that without such consent the Loan Parties may:

(i)	conduct front-end engineering, development and design work using Equity Funding which is in addition to the Equity Funding contemplated in the Base Case Forecast for the Initial Development; and

(ii)	prepare and submit applications for Permits related to any such Expansion.

(b)	Upon receipt of the consent of the Intercreditor Agent pursuant to this Section 7.2 (Expansion Contracts), the Loan Parties may undertake an Expansion using Equity Funding without further consent of any Senior Creditor and may incur Expansion Senior Debt upon receipt of consent of the Facility Lenders contemplated in Section 6.5 (Expansion Senior Debt).

8.	LNG SPA COVENANTS

8.1	LNG SPA Maintenance

(a)	CCL shall maintain LNG SPAs constituting a combination of the Initial LNG SPAs and/or other Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for a Qualifying Term unless the Initial LNG SPA or any other Qualifying LNG SPA has terminated, in which case CCL shall enter into a replacement Qualifying LNG SPA within 90 days following such termination to the extent necessary to meet the Base Committed Quantity; provided that CCL shall have a further 90 days to enter into such a replacement Qualifying LNG SPA if the following conditions are met:

(i)	CCL intends to replace such terminated LNG SPA with an LNG SPA that would be a Qualifying LNG SPA that causes the Loan Parties to meet the Base Committed Quantity and is diligently pursuing such replacement; and

(ii)	the termination of such Qualifying LNG SPA could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

and the Intercreditor Agent has received a certification from the Borrower confirming that each such conditions above has been met prior to the expiration of the initial 90 day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken and expected schedule for replacement of the terminated LNG SPA (although commercially sensitive information may be omitted), any measures being taken by CCL to address the underlying cause of the termination to the extent relevant to the termination and the replacement process, any interim cash flow mitigation measures being taken by CCL (including sales of spot cargoes) and the impact on CCL’s projected Cash Flow during the subsequent cure period.

For the avoidance of doubt, the Qualifying LNG SPAs required to be maintained in accordance with the provisions of this Section 8.1 (LNG SPA Maintenance) are referred to as “Required LNG SPAs”.

(b)	A “Qualifying LNG SPA” includes each of the Initial LNG SPAs and any other LNG SPA that meets each of the following conditions:

(i)	such LNG SPA is entered into for a Qualifying Term with an Investment Grade LNG Buyer (or guaranteed by an Investment Grade entity) or any other entity approved by the Intercreditor Agent (it being agreed that, with respect to the EDP LNG SPA, EDP is an approved LNG Buyer for purposes of this clause (b));

(ii)	delivery of LNG under such LNG SPA is on an FOB basis;

(iii)	CCL has delivered to the Intercreditor Agent notice of the proposed terms of such LNG SPA and:

(A)	such terms are consistent, in all material respects, with (and not materially less favorable in the aggregate to the interests of CCL than) those set forth in the Initial LNG SPAs, and CCL so certifies to the Intercreditor Agent; or

(B)	the Intercreditor Agent confirms that the Requisite Intercreditor Parties, after consultation with the Market Consultant, are reasonably satisfied with the terms of such LNG SPA, including its conformity to Market Terms; provided that:

(1)	if CCL delivers to the Intercreditor Agent material terms of an LNG SPA that are not in the form of an executed LNG SPA, it shall deliver to the Intercreditor Agent, as soon as practicable after the execution of the LNG SPA, a copy of the executed LNG SPA, together with a certificate confirming that such LNG SPA is, in all material respects, consistent with (or not materially less favorable in the aggregate to the interests of CCL than) the terms previously delivered to the Intercreditor Agent that were reasonably satisfactory to the Requisite Intercreditor Parties; and

(2)	if the executed LNG SPA is not consistent, in all material respects, with (or is materially less favorable in the aggregate to the interests of CCL than) the terms previously delivered to the Intercreditor Agent that were reasonably satisfactory to the Requisite Intercreditor Parties, then:

(I) such LNG SPA shall not be deemed a “Qualifying LNG SPA” until the Intercreditor Agent has given notice that the Requisite Intercreditor Parties are reasonably satisfied with its terms; and

(II) CCL shall promptly deliver to the Intercreditor Agent a summary of the material differences between the executed LNG SPA and such terms previously delivered to the Intercreditor Agent.

In such case, if the Requisite Intercreditor Parties are not reasonably satisfied with the different terms, the executed LNG SPA shall not constitute a Qualifying LNG SPA (unless the process set forth above is subsequently satisfied); and

(iv)	CCL has delivered to the Intercreditor Agent a notice of whether the Non-FTA Authorization, the FTA Authorization or both are Required Export Authorizations in respect of such Qualifying LNG SPA, in accordance with the definition of Required Export Authorization, together with reasonable background information to support such designation, and the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties), acting reasonably, has not objected to such designation within 30 days following delivery of such notice.

8.2	LNG SPA Mandatory Prepayment

(a)	The Borrower shall be required to make a mandatory prepayment (an “LNG SPA Mandatory Prepayment”) if either of the events set forth below occurs (each, an “LNG SPA Prepayment Event”):

(i)	CCL breaches the covenant in Section 8.1 (LNG SPA Maintenance) (taking into account the period set forth therein to replace the relevant LNG SPA); or

(ii)	with respect to any Required LNG SPA, a Required Export Authorization becomes Impaired and CCL does not:

(A)	provide a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization or to modify its LNG SPA arrangements, such as through diversions or alternative delivery or sale arrangements, such that such Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within 30 days following such occurrence;

(B)	diligently pursue such Export Authorization Remediation; or

(C)	cause such Export Authorization Remediation to take effect within 90 days following the occurrence of the Impairment; provided that CCL shall have a further 90 days to effect an Export Authorization Remediation if the following conditions are met:

(1)	CCL is diligently pursuing its plan for the Export Authorization Remediation; and

(2)	the Impairment of the Required Export Authorization of such Required LNG SPA could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

and the Intercreditor Agent has received a certification from the Borrower confirming that each such condition has been met prior to the expiration of the initial 90 day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by CCL to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by CCL (including sales of spot cargoes), any modification to LNG SPA arrangements such that the Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs, and the impact on CCL’s projected Cash Flow during the subsequent cure period, and the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties), acting reasonably, has not objected to such certification within 30 days following delivery thereof.

(b)	The amount of the Senior Debt (which shall not extend to any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall repay and the amount of undrawn Facility Debt Commitments (which shall not include any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall cancel upon the occurrence of any LNG SPA Prepayment Event shall be:

(i)	the aggregate principal amount of Senior Debt Obligations then outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments, less

(ii)	the maximum amount of Senior Debt that can be incurred without producing a Fixed Projected DSCR starting from the CTA Payment Date for the repayment of principal following the end of the applicable cure period and for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect lower than 1.55:1 based on a Base Case Forecast updated to take into account each Qualifying LNG SPA then in full force and effect and in respect of which there is in effect its Required Export Authorization which is not Impaired (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the LNG SPA Prepayment Event).

The Borrower shall provide to the Intercreditor Agent reasonable documentary support to show the amount of Senior Debt to be repaid and Senior Debt Commitments to be cancelled, including the Base Case Forecast and, to the extent appropriate, the Required LNG SPAs then in effect and reasonable background information regarding Required Export Authorizations with respect to such Required LNG SPAs and supporting the designation of such Export Authorizations as Required Export Authorizations with respect to such Required LNG SPAs.

(c)	In making the prepayment and cancellation described in clause (b) above, the Borrower shall first repay the aggregate principal amount of Senior

Debt Obligations then outstanding to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment) or until there are no more Senior Debt Obligations outstanding and if this has not resulted in a prepayment of the amount required to satisfy the test in clause (b) above, shall second cancel the aggregate principal amount of Facility Debt Commitments to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment). The prepayment and cancellation made pursuant to this Section 8.2 (LNG SPA Mandatory Prepayment) shall be required to be made by the earliest of (i) the 30th day following the termination of the cure period applicable thereto, (ii) the next Quarterly Payment Date if such date is more than 10 Business Days following the termination of the cure period applicable thereto and (iii) the 10th Business Day following the termination of the cure period applicable thereto if the next Quarterly Payment Date is less than 10 Business Days following the termination of the cure period applicable thereto.

(d)	Upon completion of the prepayment of Senior Debt and cancellation of Facility Debt Commitments as and to the extent required by clause (b) and (c) above, the LNG SPA Prepayment Event and underlying breach of Section 8.1 (LNG SPA Maintenance) or Impairment triggering that LNG SPA Prepayment Event shall no longer be continuing under the Finance Documents in so far as the same set of events, facts or circumstances that caused such breach, Impairment and mandatory prepayment are concerned, but without prejudice to the Borrower’s obligations under Section 8.1 (LNG SPA Maintenance) and 8.2 (LNG SPA Mandatory Prepayment) with respect to any other event, fact or circumstance.

8.3	Amendment of LNG SPAs

CCL shall not agree to:

(a)	any amendment or modification of the price or quantity provisions of any Qualifying LNG SPA:

(i)	if such amendment or modification results in a breach of Section 8.1 (LNG SPA Maintenance); and

(ii)	unless after giving effect to such amendment or modification, the Fixed Projected DSCR starting from the CTA Payment Date for the repayment of principal following the date of such amendment or modification for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect is at least the lower of:

(A)	a Fixed Projected DSCR of 1.55:1; and

(B)	the Fixed Projected DSCR before such change,

and CCL has certified the same to the Intercreditor Agent;

(b)	any amendment or modification of any Qualifying LNG SPA that:

(i)	could reasonably be expected to have a Material Adverse Effect;

(ii)	would not be on Market Terms; or

(iii)	would otherwise be inconsistent with the terms of the Finance Documents;

(c)	any material waiver, amendment or modification of the governing law, choice of forum, responsibility for shipping (i.e., FOB or delivery ex-ship/delivered-at-terminal basis), term (other than an increase), or guarantee or credit support provisions (other than an increase or improvement) of any Qualifying LNG SPA, in each case if within 60 days following notice of such proposed amendment or modification, the Intercreditor Agent notifies CCL in writing of its objection to such proposed amendment or modification; or

(d)	any amendment or modification of the material elements of the structure or components of the pricing formula or methodology of the LNG price calculation or any material term specifying the level of “take-or-pay” obligations of any Qualifying LNG SPA (other than an increase or improvement thereof), in each case, if within 60 days following notice of such proposed amendment or modification, the Intercreditor Agent notifies CCL in writing of its objection to such proposed amendment or modification.

8.4	Sale of Supplemental Quantities

(a)	The LNG SPAs entered into by CCL in respect of Supplemental Quantities of LNG may be of any duration, on any terms and to buyers of any credit quality; provided that:

(i)	each buyer thereunder is instructed to pay the purchase price to the Equity Proceeds Account or the Revenue Account as required by Section 8.5 (Payment of LNG Sales Proceeds);

(ii)	performance under such LNG SPAs could not reasonably be expected to have a material adverse effect on the ability of CCL to meet its obligations under the Required LNG SPAs;

(iii)	each agreement is on Market Terms; and

(iv)	entry into and the terms of such LNG SPA shall not result in a breach of any Required LNG SPA then in effect or the Impairment of any then-Required Export Authorization.

(b)	For the avoidance of doubt and subject to the proviso in clause (a) above, Supplemental Quantities may be sold at any time pursuant to the CMI (UK) LNG SPAs and the El Campesino Contingent LNG SPA. The CMI (UK) LNG SPAs and the El Campesino Contingent LNG SPA shall be deemed to meet the requirements in clause (a) above.

8.5	Payment of LNG Sales Proceeds

CCL shall irrevocably instruct each LNG Buyer to pay the proceeds of sales of LNG under its LNG SPAs directly into:

(a)	the Equity Proceeds Account for any payments made prior to the Project Completion Date; and

(b)	the Revenue Account for any payments made after the Project Completion Date.

9.	EPC CONTRACTS

9.1	Prohibited Actions under EPC Contracts

Other than with respect to any Change Order specified in Schedule I (Change Orders) hereto, CCL shall not agree to:

(a)	initiate or consent to (without the consent of the Intercreditor Agent in consultation with the Independent Engineer) any Change Order that:

(i)	increases the contract price of an Applicable EPC Contract as of the Closing Date; provided that:

(A)

CCL may, without the consent of the Intercreditor Agent and subject to sub-clauses (ii) through (xi) below, enter into any Change Order or make payment of any claim under such Applicable EPC Contract if the amount of any such Change Order or payment is less than $25 million and the aggregate of all such Change Orders or payments with respect to the Applicable EPC Contracts (taken together) is less than $300 million, and the Intercreditor Agent has received a certificate of the Borrower (to which the Independent Engineer reasonably concurs) (the “Change Order Confirming Certificate”) that (1) after giving effect to such Change Order or payment all DFCD Deadlines shall be met and (2) such Change Order or payment shall not result in Project Costs exceeding the funds then available to pay such Project Costs or reasonably expected (on terms and conditions that are reasonably acceptable to the Requisite Intercreditor Parties) to be available to the Borrower at the time such Project Costs become due and payable;

(B)	if the aggregate of all Change Orders or payments with respect to the Applicable EPC Contracts (taken together) exceeds $300 million, CCL may, without the consent of the Intercreditor Agent and subject to sub-clauses (ii) through (xi) below, enter into a Change Order to make payment of any claim under such Applicable EPC Contract if (1) the amount of any such Change Order or payment is less than $2 million and (2) the Intercreditor Agent has received a Change Order Confirming Certificate;

(C)	if an event of EPC Force Majeure or an EPC Change in Law prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of an Applicable EPC Contract, CCL shall be entitled to authorize such change without first obtaining the consent of the Intercreditor Agent if the amount of such change is within the remaining contingency set forth in the Construction Budget and Schedule, or to the extent that such amount exceeds the remaining contingency, CCL has an additional source of funds for such excess amount in addition to any Equity Funding received on or prior to the Closing Date or required to be received as a condition to each Advance on terms reasonably satisfactory to the Intercreditor Agent; provided that any such change shall be subject to sub-clauses (ii) through (xi) below; and

(D)

CCL may enter into any Change Order under an Applicable EPC Contract for amounts in excess of the amounts specified in sub-clause (A) above but subject to sub-clauses (ii) through (xi) below; provided that with respect to this sub-clause (D) (1) CCL or any other Person on its behalf shall have transferred to the Security Trustee, for deposit into the Construction Account, Equity Funding in an amount that is in addition to any Equity Funding provided to the Loan Parties on or prior to the Closing Date or required to be received as a condition to each Advance and otherwise sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order; provided further that no such deposit shall be required in connection with any such Change Order, the amount and subject matter of which is included as an unallocated contingency line item or which constitutes a utilization of any portion of the unallocated contingency reflected in the Construction Budget and Schedule; (2) the Intercreditor Agent has received a Change Order Confirming Certificate; and (3) the Intercreditor Agent has not objected to the Change Order within 15 days following receipt of such proposed Change Order on the basis that after giving effect to such Change Order (A) the Development is projected to fail to meet a DFCD Deadline or (B) Project Costs are projected to exceed the funds then available to pay such Project Costs or reasonably expected to be available to CCL at the time such Project Costs become due and payable;

(ii)	extends the Guaranteed Substantial Completion Date for any Train of the Development or could reasonably be expected to have a material adverse effect on the likelihood of achieving Substantial Completion for any Train within the Development by such date;

(iii)	except as a result of a buydown of the Performance Guarantees pursuant to Section 11.4 (Minimum Acceptance Criteria and Performance Liquidated Damages) of an Applicable EPC Contract that is otherwise permitted pursuant to the terms hereof or as a result of a Change Order to which the EPC Contractor is entitled under such Applicable EPC Contract for an EPC Change in Law (and provided that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed) to CCL’s consent to such Change Order pursuant to Section 6.2C (Change Orders Requested by Contractor) of such Applicable EPC Contract), modifies the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests;

(iv)	adjusts the payment schedules under an Applicable EPC Contract (other than as a result of a Change Order permitted by sub-clause (i) above or as otherwise permitted by this Agreement), adjusts the amount of or timing (including any adjustment of a Schedule Bonus Date) for payment of the Schedule Bonus, or otherwise provides for any additional bonus to be paid to the EPC Contractor;

(v)	causes any material component or material design feature or aspect of the Project Facilities to deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to an Applicable EPC Contract (other than as the result of a Change Order which is permitted by sub-clause (i) above or otherwise permitted by this Agreement);

(vi)	except as a result of a Change Order to which the EPC Contractor is entitled under an Applicable EPC Contract for an EPC Change in Law or event of EPC Force Majeure (and provided that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed) to CCL’s consent to such force majeure Change Order pursuant to Section 6.2C (Change Orders Requested by Contractor) of such Applicable EPC Contract), diminishes or otherwise alters in any material respect the EPC Contractor’s liquidated damages obligations under such Applicable EPC Contract;

(vii)	except as a result of a Change Order to which the EPC Contractor is entitled under an Applicable EPC Contract for an EPC Change in Law or EPC Force Majeure (and provided that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed) to CCL’s consent to such Change Order pursuant to Section 6.2C (Change Orders Requested by Contractor) of such Applicable EPC Contract), waives or alters the provisions under such Applicable EPC Contract relating to default, termination or suspension or the waiver by CCL of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate such Applicable EPC Contract; provided that the Independent Engineer’s consent shall not be required for any waiver by the EPC Contractor of any termination right arising from such EPC Force Majeure;

(viii)	except as a result of a Change Order to which the EPC Contractor is entitled under an Applicable EPC Contract for an EPC Change in Law, adversely modifies or impairs the enforceability of any warranty under an Applicable EPC Contract; provided that this clause shall not preclude CCL from waiving warranties with respect to immaterial items comprising the Work under an Applicable EPC Contract;

(ix)

except as a result of a Change Order to which the EPC Contractor is entitled under an Applicable EPC Contract for an EPC Change in Law (and provided that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed) to CCL’s consent to such Change Order pursuant to Section 6.2C (Change Orders Requested by Contractor) of such Applicable EPC Contract), impairs the ability of the Project Facilities to satisfy the Performance Tests or the Lenders’ Reliability Test;

(x)	results in the revocation or adverse modification of any material Permit; or

(xi)	causes the Project Facilities not to comply in all material respects with applicable law or regulations or a Loan Party’s contractual obligations;

(b)	collect on an EPC Letter of Credit under Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of an Applicable EPC Contract unless there are no future payments owed to the EPC Contractor against which the Borrower may offset the amounts due to CCL under such Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of such Applicable EPC Contract;

(c)	approve any plan under Articles 11.1B (Notice of Delivery of Feed Gas for Commissioning, Start Up and Performance Testing) or 11.1C (Notice of Scheduling of LNG Production Requirement) of an Applicable EPC Contract without the concurrence of the Independent Engineer; provided that the Intercreditor Agent shall request the Independent Engineer to use reasonable efforts to review promptly all relevant documentation provided to it by CCL; or

(d)	except following notice to the Independent Engineer of its proposed action (to which the Independent Engineer reasonably concurred):

(i)	initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the EPC Contractor pursuant to Section 3.4B (Capital Spare Parts) of the EPC Contract (T1/T2), taking into account any other capital spare parts that CCL intends to acquire directly, or (B) material change to a two-year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by the EPC Contractor under Section 3.25B (Scheduled Activities) of an Applicable EPC Contract.

10.	REPORTING BY THE BORROWER

The	Borrower shall be bound by the following reporting obligations:

10.1	Accounting, Financial and Other Information

The Borrower shall:

(a)	furnish to the Intercreditor Agent:

(i)	within 60 days following the end of the first three fiscal quarters of each fiscal year, consolidated unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; and

(ii)	within 120 days after the end of each fiscal year, its consolidated annual financial statements, audited by the Independent Accountants, accompanied by an audit opinion of such Independent Accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the consolidated annual financial statement for the 2014 fiscal year may be unaudited and not accompanied by an audit opinion; and

(b)	concurrently with the delivery of the financial statements pursuant to clause (a) above, furnish:

(i)	a certificate executed by an Authorized Officer of the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of notes and normal year-end audit adjustments;

(ii)	a certificate executed by an Authorized Officer of the Borrower certifying that no Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists as of the date of such certificate or, if any Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists, specifying the nature and extent thereof; and

(iii)	a written summary of Gas and electricity hedges (if any) entered into by any Loan Party, detailing aggregate outstanding contract volumes, price ranges of such Gas and electricity hedges and the associated value at risk with respect to such Gas and electricity hedges for the Development as of the end of each quarter.

10.2	Quarterly Historical DSCR Certificate

No later than ten Business Days following the last day of each fiscal quarter following the First Repayment Date, the Borrower shall calculate and deliver to the Security Trustee its calculation of the Historical DSCR.

10.3	Notices

The Borrower shall provide prompt notice to the Intercreditor Agent upon any Loan Party having Knowledge of any:

(a)	Unmatured Loan Facility Event of Default or Loan Facility Event of Default and any action being taken or proposed to be taken with respect thereto;

(b)	damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking in excess of $75 million in value or any series of such events or circumstances during any 12-month period in excess of $250 million in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such event;

(c)	claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing (i) with respect to or against the Development or the Loan Parties (A) in which the amount involved is in excess of $250 million; (B) that could reasonably be excepted to have a Material Adverse Effect; or (C) involving injunctive or declaratory relief; or (ii) involving any other party to any of the Material Project Agreements, in each case, which could reasonably be expected to have a Material Adverse Effect or result in a Loan Facility Event of Default, and, in each case, copies or summaries thereof and a description of any action being taken or proposed to be taken with respect thereto;

(d)	dispute, litigation, investigation or proceeding between any Governmental Authority and a Loan Party involving the Development in which the amount involved is in excess of $250 million or that could reasonably be expected to have a Material Adverse Effect, in each case, including a reasonable summary thereof;

(e)	force majeure event reasonably expected to exceed 30 consecutive days, including its expected duration and any action being taken or proposed to be taken with respect thereto;

(f)	cessation of activities by the EPC Contractor, the Manager or Operator related to the Development that could reasonably be expected to exceed 60 consecutive days;

(g)	unless previously notified pursuant to another provision in the Finance Documents, event, occurrence or circumstance that could reasonably be expected to cause:

(i)	an increase of more than an aggregate of $250 million in Project Costs which has not been previously notified pursuant to Article 9 (EPC Contracts); or

(ii)	Operation and Maintenance Expenses to exceed the amount budgeted therefor by 10% or more in the aggregate per annum or 20% per line item per annum, calculated as set forth in Section 12.3 (Project Construction; Maintenance of Properties);

(h)	an ERISA Event or any other event or circumstance that could reasonably be expected to result in material liability to any Loan Party under ERISA or under the Code with respect to any Plan or Multiemployer Plan;

(i)	material modifications to any Senior Debt Instrument, together with copies of such modifications;

(j)	material Permit obtained by a Loan Party or for the benefit of the Development not previously delivered, when available to the Loan Party, together with a copy of such Permit;

(k)	material written statement or report received by a Loan Party from the Operator pursuant to the O&M Agreements together with a copy of such statement or report;

(l)	Impairment of any material Permit;

(m)	a notice to be delivered or received pursuant to any Material Project Agreement that is material to the Development, together with a copy thereof;

(n)	prepayment of Senior Debt resulting in a Hedging Excess Amount, which notice shall certify:

(i)	the total amount of such Hedging Excess Amount; and

(ii)	the allocation of the Hedging Excess Amount across the applicable Permitted Hedging Instruments in respect of which the hedged amount is to be reduced;

(o)	execution of material agreements entered into by a Loan Party after the Signing Date, which notices shall be provided at least five Business Days prior to the execution of any such agreement or earlier if expressly specified herein;

(p)	promptly when available, copies of material agreements entered into by a Loan Party after the Signing Date (not already delivered to the Intercreditor Agent pursuant to another provision of the Finance Documents); and

(q)	event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect on the Development.

10.4	Construction Reports

(a)	Prior to Substantial Completion with respect to each Train within the Development, as soon as available and in any event:

(i)	within 20 days following the end of each month (or if such date is not a Business Day, the following Business Day), the Borrower shall deliver to the Intercreditor Agent a short form version of the monthly construction report from the EPC Contractor together with the then-current version of the Summary Milestone Schedule; provided that the Borrower shall within each such 20 day period also deliver a full monthly construction report from the EPC Contractor covering the matters described in clause (b) below and the then-current version of the Summary Milestone Schedule to the Independent Engineer; and

(ii)	by the last Business Day of the month following the month in sub-clause (i) above, a monthly construction report from the Independent Engineer regarding the Project Facilities (including both the Corpus Christi Terminal Facility and the Corpus Christi Pipeline); provided that the failure to provide such construction report pursuant to this sub-clause (ii) by the last Business Day following the end of each such month (other than as a result of an act or omission by the Borrower or its Affiliates) shall not constitute an Unmatured Loan Facility Event of Default or a Loan Facility Event of Default.

(b)	The full monthly construction report shall set forth the following in reasonable detail:

(i)	estimated dates on which Ready for Start Up, Ready for Performance Testing, First LNG Cargo and Substantial Completion shall be achieved;

(ii)	the Borrower’s then-current estimate of anticipated Project Costs through Ready for Start Up, Ready for Performance Testing and Substantial Completion as compared to the Construction Budget and Schedule at Closing, and in the event of a material variance, the reasons therefor;

(iii)	any occurrence of which the Borrower is aware that could reasonably be expected to:

(A)	increase the total Project Costs materially above those set forth in the Construction Budget and Schedule;

(B)	delay Substantial Completion beyond the Guaranteed Substantial Completion Date; or

(C)	have a Material Adverse Effect;

(iv)	if Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date, the reasons therefor (and a schedule recovery plan);

(v)	the status of construction of the Project Facilities, including progress under each Applicable EPC Contract (and a description of any material defects or deficiencies with respect thereto), and the proposed construction schedule for the following 90 days of the Project Facilities, including a description, as compared with the Construction Budget and Schedule, of the status of engineering, procurement, construction, commissioning and testing;

(vi)	the status of agreement on the construction contract for, and subsequently on construction of, the Corpus Christi Pipeline;

(vii)	a copy of any filing made by a Loan Party with:

(A)	FERC with respect to the Development; or

(B)	the DOE with respect to the export of LNG from the Project Facilities,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(viii)	a copy of any filing made by any Person other than a Loan Party with:

(A)	FERC with respect to the Development in any proceeding in which a Loan Party is the captioned party or respondent; or

(B)	the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which a Loan Party is the captioned party or respondent,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(ix)	updates to Schedule F (Material Permits) hereto reflecting the status of any material Permits necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Governmental Authorities with respect to such Permits; and

(x)	a listing of reportable environmental, health and safety incidents, and any material unplanned related impacts, events, accidents or issues that occurred during the report period and any material non-compliance with Environmental Laws;

provided that if the construction report from the EPC Contractor does not cover construction with respect to the Corpus Christi Pipeline, the Loan Parties may provide a separate report prepared by the Loan Parties or applicable contractor for the Corpus Christi Pipeline covering the pipeline-related items required pursuant to this clause (b).

(c)	If Expansion Senior Debt has been incurred prior to substantial completion (as defined in the engineering, procurement and construction contract to be entered into with respect to the Expansion) of the additional Trains funded through the incurrence of such Expansion Senior Debt, as soon as available and in any event within 30 days of each month-end, the Borrower shall provide to the Intercreditor Agent monthly construction progress reports from the contractor under the engineering, procurement and construction contract to be entered into with respect to the Expansion or, if so required under the Senior Debt Instrument under which the Expansion Senior Debt is incurred, from the independent engineer with respect to providers of any such Expansion Senior Debt or the Borrower.

10.5	Operating Budget

(a)	No less than 45 days prior to the Substantial Completion of each Train within the Development, and no less than 45 days prior to the beginning of each calendar year thereafter, the Loan Parties shall prepare a proposed operating plan and budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Loan Parties and the Development for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof) and provide the Independent Engineer and the Intercreditor Agent with a copy of such operating plan and budget (the “Operating Budget”).

(b)	Each Operating Budget shall be prepared in accordance with a form provided to and accepted by the Independent Engineer in its reasonable judgment prior to the date of Substantial Completion of the first Train (with any material changes to such form as may be confirmed to be reasonable by the Independent Engineer).

(c)	Each Operating Budget shall set forth all material assumptions used in the preparation of such Operating Budget and each such Operating Budget shall become effective 30 days following delivery thereof to the Intercreditor Agent unless the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer, objects to such Operating Budget prior to such 30th day; provided that the Intercreditor Agent shall have neither the right nor the obligation to approve or object to costs for Gas or electricity purchase contracts for the Development or any financing- or hedging-related costs or expenses contained in the Operating Budget. If the Loan Parties do not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is effective, the Operating Budget most recently in effect shall continue to apply; provided that (A) any items of the proposed Operating Budget that have not been objected to shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas and electricity purchase contracts for the Development shall be as provided by the Loan Parties and (C) all other items shall be increased by the lesser of (x) 2.5% and (y) the increase proposed by the Loan Parties for such item in such proposed Operating Budget.

(d)	The Loan Parties shall provide notice to the Independent Engineer and Intercreditor Agent of any material amendments to the Operating Budget that occur during the course of a calendar year. Any such amendment shall become effective 30 days following delivery thereof to the Intercreditor Agent unless the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer, objects to such amendment prior to such 30th day.

10.6	Operating Statements and Reports

Within 45 days following the end of each fiscal quarter and 60 days following the end of each fiscal year, commencing with the close of the first full fiscal quarter after Train One achieves Substantial Completion, the Borrower shall deliver to the Intercreditor Agent and the Independent Engineer quarterly and annual operating statements, respectively, which shall:

(a)	correspond to the expenditure categories and monthly periods of the current annual Operating Budget and show all Cash Flows and all expenditures for Operation and Maintenance Expenses during such quarterly period and for the portion of the Borrower’s fiscal year then ended, and the fiscal year then ended, respectively;

(b)	in the case of the quarterly operating statement, include:

(i)	updated estimates of Operation and Maintenance Expenses for the balance of such fiscal year to which the operating statement relates;

(ii)	a summary of key performance indicators used to monitor the operation of the Project Facilities during such quarterly period and capacity test results if any are performed during such quarterly period;

(iii)	records on efficiency, performance and availability of the Project Facilities during such fiscal quarter;

(iv)	discussion of any material deviation from the requirements set forth in Section 12.3 (Project Construction; Maintenance of Properties), stating in reasonable detail the necessary qualifications to such requirements;

(v)	the cause, duration and projected loss of Cash Flows attributable to each material scheduled and unscheduled interruption in the liquefaction and other services to be provided under the LNG SPAs by the Project Facilities during such fiscal quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure; and

(vi)	a summary of firm Gas supply arrangements into which the Borrower has entered and listing the pipelines with which firm transportation agreements have been executed and the volumes of capacity associated therewith;

(c)	include a copy of any filing made by a Loan Party:

(i)	with FERC with respect to the Development; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(d)	include a copy of any filing made by any Person other than a Loan Party:

(i)	with FERC with respect to the Development in any proceeding in which a Loan Party is the captioned party or respondent; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which a Loan Party is the captioned party or respondent,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(e)	be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material:

(i)	variance from the amount budgeted therefor in the relevant Operating Budget; and

(ii)	variance in the actual costs for the then-current period from the costs incurred during the prior period; and

(f)	be certified as materially complete and correct by an Authorized Officer of the Borrower.

10.7	Insurance Reporting

(a)	The Borrower shall provide to the Intercreditor Agent:

(i)	evidence of Minimum Insurance set forth on, and subject to the provisions of, the Schedule of Minimum Insurance:

(A)	within 30 days after the issuance of the Notice to Proceed pursuant to an EPC Contract;

(B)	prior to the inception of the operational phase; and

(C)	upon the renewal or replacement of any insurance policy required under the Schedule of Minimum Insurance;

(ii)	notice as soon as reasonably practicable of:

(A)	any failure to pay any premium on Minimum Insurance (and in any case, by the date falling ten days after it is due);

(B)	any actual or reasonably anticipated material reduction in Minimum Insurance coverage (and in any case, within five Business Days after becoming aware of such reduction);

(C)	any failure to maintain Minimum Insurance coverage (including any cancellation, termination or suspension (for any reason) of any Minimum Insurance) (and in any case, within five Business Days after becoming aware of such cancellation, termination or suspension);

(D)	any single loss or event likely to give rise to a property damage or liability claim against an insurer for an amount in excess of $50 million (and in any case, within five Business Days after becoming aware of such loss or event);

(E)	without prejudice to its other obligations under this Section 10.7 (Insurance Reporting), Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or Section 12.28 (Insurance Covenant), any fact, event or circumstance that has caused, or that with the giving of notice, lapse of time or making of a determination would cause, it to be in breach of any provision of this Section 10.7 (Insurance Reporting), Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or Section 12.28 (Insurance Covenant) or the requirements of any of the Borrower’s Minimum Insurance policies, and:

(1)	the steps it proposes to take in order to remedy such breach or, if such breach cannot be remedied, to mitigate the risk or liability to which the Project Facilities have been or shall reasonably be expected to be exposed by virtue of the occurrence of such breach; and

(2)	its good faith estimate of the period required to implement, and the cost of, such steps.

(b)	The evidence of Minimum Insurance provided pursuant to clause 10.7(a)(i)(A) above shall be provided in the form of certificates of insurance, binders or other documentation evidencing the existence of all insurance required to be maintained at such time by the Loan Parties, together with a certificate of the Borrower setting forth the insurance obtained and stating:

(i)	that such insurance required to be maintained at such time by the Loan Parties as set forth in the Schedule of Minimum Insurance has been obtained and in each case is in full force and effect;

(ii)	that such insurance complies with the requirements of the Schedule of Minimum Insurance and is otherwise in accordance with the Finance Documents in all material respects; and

(iii)	that all premiums then due and payable on all such insurance have been paid.

10.8	Copies of Finance Documents

Promptly following the Closing and following entry by any Loan Party into a new Finance Document, the Borrower shall deliver copies of such newly executed Finance Document to the Security Trustee, Intercreditor Agent, each Facility Agent and each Facility Lender party to the Finance Documents.

10.9	Construction Budget and Schedule

If the Construction Budget and Schedule is amended, supplemented or otherwise modified in accordance with the Finance Documents, the Borrower shall promptly deliver to the Intercreditor Agent such updated Construction Budget and Schedule.

11.	RESTRICTED PAYMENTS

11.1	Conditions to Restricted Payments

Restricted Payments may be made provided that each of the following, and no other, conditions has been satisfied:

(a)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could occur as a result of such Restricted Payment;

(b)	(i) the Historical DSCR for the last measurement period (calculated for this purpose by excluding any amount contributed during such measurement period under the cure right in Section 12.25 (Historical DSCR)) and (ii) the Fixed Projected DSCR for the 12-month period beginning on or immediately prior to the Quarterly Payment Date on or immediately prior to the proposed date of the Restricted Payment are, in each case, at least 1.25:1;

(c)	the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount, including the applicable debt service reserve requirements (if any) under any Senior Debt Instrument governing Additional Senior Debt;

(d)	the Project Completion Date has occurred;

(e)	no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event has occurred and is continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment) has not been made in full;

(f)	at least two Business Days prior to the proposed date of such Restricted Payment, the Intercreditor Agent has received a certificate from the Borrower confirming that each of the conditions set forth in clauses (a) through (e) above have been satisfied and setting forth the calculation of Historical DSCR and Fixed Projected DSCR in clause (b) above;

(g)	each Senior Creditor Group Representative has received a certificate from the Borrower setting forth such calculation of Historical DSCR and confirming clause (b) above; and

(h)	for so long as any Loans under the Term Loan Facility Agreement are outstanding, the Restricted Payment is made on a date that is no later than 25 Business Days following the most recent Quarterly Payment Date.

11.2	Certain Restricted Payments

The following payments may be made at any time in accordance with the terms of this Agreement and the other Finance Documents, without complying with the conditions set forth in Section 11.1 (Conditions to Restricted Payments):

(a)	reimbursements of equity pursuant to Section 3.4(a)(ii) (Performance Liquidated Damages); and

(b)	reimbursements of equity pursuant to Section 5.2(h) (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement.

12.	LOAN PARTY COVENANTS

Each Loan Party shall comply at all times with the following covenants:

12.1	Use of Proceeds

Unless otherwise specified in an individual Facility Agreement, the Loan Parties shall use the proceeds of Initial Senior Debt solely to pay Project Costs, including the payment or reservation of Permitted Completion Costs and funding the Senior Debt Service Reserve Account, to make Authorized Investments and to repay Equity Funding to the extent permitted in Section 2.7 (Senior Debt/Equity Ratio at Project Completion Date).

12.2	Maintenance of Existence, Etc.

(a)	Each Loan Party shall maintain its corporate existence;

(b)	no Loan Party shall take any action to amend or modify its Constitutional Documents in a manner that is in any material respect adverse to the interests of the Facility Lenders or such Loan Party’s ability to comply with the Finance Documents; and

(c)

(i)	each of the Loan Parties shall promptly provide copies of any amendments to its Constitutional Documents to the Intercreditor Agent;

(ii)	no Loan Party shall change, alter or modify its legal business name, jurisdiction of organization or type of organization, in each case without providing the Intercreditor Agent with at least 30 days’ prior notice; and

(iii)	no Loan Party shall cease to be a partnership or an entity disregarded for US federal, state and local income tax purposes.

12.3	Project Construction; Maintenance of Properties

(a)	The Loan Parties shall construct and complete, operate and maintain the Project Facilities, and cause the Project Facilities to be constructed, operated and maintained, as applicable:

(i)	consistent in all material respects with Prudent Industry Practice, the Applicable EPC Contracts, the Construction Budget and Schedule, the Operating Manual and the other Transaction Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers); and

(ii)	following the Project Completion Date, within the then-effective Operating Budget; provided that:

(A)	the Loan Parties may exceed in the aggregate for all operating budget categories in any Operating Budget by 20% or less per line item of the amount therefor and 10% or less of the aggregate budgeted amount therefor, in each case on an annual basis, but excluding, for purposes of calculating the foregoing allowable increases, amounts in the then-effective Operating Budget for Gas purchases and electricity service; and

(B)	the Loan Parties may exceed the Operating Budget and any operating budget category thereof:

(1)	with respect to payments under Gas and electricity purchase contracts for the Development;

(2)	as required by law or regulation, Industry Standards or for compliance with any Permit applicable to the Loan Parties or the Development (or to cure or remove the effect of any termination, suspension, or impairment of any Permit), as certified by the Borrower (with the reasonable concurrence of the Independent Engineer); or

(3)	to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or significant physical damage to the Project Facilities or material threat to the environment, in which case:

(I) if the Loan Parties reasonably determine that there is sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Loan Parties in connection with such emergency or accident to the reasonable satisfaction of the Intercreditor Agent; or

(II) if the Loan Parties reasonably determine that there is not sufficient time to take the actions described in sub-clause (3) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Intercreditor Agent the steps that were taken by the Loan Parties in respect of such emergency or accident and the expenses incurred by the Loan Parties in connection therewith, all in reasonable detail.

(b)	The Loan Parties shall take such action as contemplated under Section 6.2A.12 (Change Orders Requested by Contractor) of the EPC Contract (T1/T2) to avoid any delay with respect to the Guaranteed Substantial Completion Dates for Train One or Train Two or a delay that could result in the date specified for Ready for Start Up for Train One or Train Two in Attachment E to such EPC Contract to occur less than four months prior to the Guaranteed Substantial Completion Date for such Train.

(c)	Unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Loan Parties with respect to such Subproject, the Borrower shall draw on the EPC Letter of Credit at the time of any reduction thereof pursuant to Section 9.2B (Irrevocable Standby Letter of Credit) of each Applicable EPC Contract in the amount of such reduction.

(d)	CCL will use commercially reasonable efforts to obtain evidence of subordination of lien rights from the EPC Contractor, Major Subcontractors and Major Sub-subcontractors on or prior to the Closing Date. If such evidence is obtained, CCL will promptly provide copies of such evidence to the Intercreditor Agent.

12.4	Books and Records; Inspection Rights

(a)	The Loan Parties shall make available to the Intercreditor Agent, on request, copies or extracts of books and records of the Loan Parties:

(i)	when a Loan Facility Event of Default has occurred and is Continuing; and

(ii)	otherwise up to two times (which shall be reasonably spaced within the applicable period) per calendar year during normal business hours upon 30 days’ advance notice, subject to the confidentiality arrangements pursuant to Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below.

(b)	The Loan Parties shall not, without the prior consent of the Intercreditor Agent (not to be unreasonably withheld, conditioned or delayed), change the end date of their fiscal years.

(c)	The Loan Parties shall keep proper books and records in accordance with GAAP in all material respects.

12.5	Material Project Agreements

(a)	Each Loan Party shall maintain in effect all Material Project Agreements that have been entered into and to which it is a party except:

(i)	to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under the Finance Documents or expires or is replaced in accordance with its terms; and

(ii)	to the extent provided under Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) in relation to LNG SPAs.

(b)	Each Loan Party shall comply with its material contractual obligations, and enforce against other parties its material rights and their material covenants and obligations, under the Material Project Agreements then in effect to which it is a party.

(c)	No Loan Party shall agree to any amendment or modification of, or waiver relating to, any Material Project Agreement to which it is a party that could reasonably be expected to have a Material Adverse Effect or would materially breach or would otherwise be materially inconsistent with the terms of the Finance Documents; provided that amendments or modifications to LNG SPAs as permitted under Section 8.3 (Amendment of LNG SPAs) shall in any case be permitted.

(d)	No Loan Party shall:

(i)	assign or transfer any interest under any Material Project Agreement without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties (except for assignments and transfers contemplated in connection with the Common Security and Account Agreement and other Security Documents); or

(ii)	consent to any counterparty assigning or transferring any interest under any Material Project Agreement, if such Loan Party has consent rights under such Material Project Agreement, without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties;

except (x) to an Affiliate of such counterparty; (y) if such assignment or transfer could not reasonably be expected to have a Material Adverse Effect; and (z) for assignments and transfers permitted or contemplated in the Common Security and Account Agreement, Direct Agreements or other Security Documents.

(e)	No Loan Party shall initiate or settle arbitration under any Material Project Agreement if such arbitration or settlement is in excess of $15 million.

(f)	The applicable Loan Party promptly shall provide the Intercreditor Agent with copies (or ensure that copies are provided) of any material amendments to, or material waivers relating to, the Material Project Agreements that are permitted under the Finance Documents or that have otherwise been entered into with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties.

(g)	The Loan Parties shall not enter into any Subsequent Material Project Agreements without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties; provided that if, prior to entry into a Subsequent Material Project Agreement that is a construction contract with respect to the pipeline, metering or compression of the Corpus Christi Pipeline (each, a “CCP Construction Contract”), CCP provides a copy of the proposed contract to the Intercreditor Agent along with a certification (to which the Independent Engineer has reasonably concurred) that:

(i)	the cost of the Corpus Christi Pipeline construction under all the CCP Construction Contracts then in place, in the aggregate, does not materially exceed the line item for such costs set forth in the then-effective Construction Budget and Schedule, including any remaining contingency applicable to the Corpus Christi Pipeline;

(ii)	the terms and schedule of such CCP Construction Contract are consistent with Prudent Industry Practice;

(iii)	the Corpus Christi Pipeline, as contemplated to be constructed in accordance with such contract (together with the other expected and existing CCP Construction Contracts) shall connect to and provide sufficient transport capacity for the delivery of Gas to meet at least 100% of the Corpus Christi Terminal Facility’s feed and fuel requirements for the nameplate capacity of the Corpus Christi Terminal Facility;

(iv)	such contract provides for the Corpus Christi Pipeline to be completed in advance of the scheduled commissioning of Train One and Train Two of the Corpus Christi Terminal Facility; and

(v)	after 60 days no Facility Lender has objected to such contract,

then such CCP Construction Contract shall be deemed approved as a Subsequent Material Project Agreement.

(h)	In connection with any Subsequent Material Project Agreement, the applicable Loan Party shall deliver to the Intercreditor Agent, within 30 days following execution of such Subsequent Material Project Agreement (with a form of such document to be delivered prior to execution of such Subsequent Material Project Agreement):

(i)	each Security Document, if any, necessary to grant the Security Trustee a first priority perfected Lien in such Subsequent Material Project Agreement (subject only to Permitted Liens);

(ii)	evidence of the authorization of the applicable Loan Party to execute, deliver and perform such Subsequent Material Project Agreement;

(iii)	a certificate of the Borrower certifying that all Permits necessary for the execution, delivery and performance of such Subsequent Material Project Agreement have been duly obtained, were validly issued and are in full force and effect;

(iv)	an opinion of counsel to the applicable Loan Party and, if a Direct Agreement is required to be obtained from such counterparty pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement, applying the effort standard set forth in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement to obtaining such opinion as is applicable to obtaining the related Direct Agreement, an opinion of counsel to the counterparty to such Subsequent Material Project Agreement; and

(v)	a Direct Agreement in respect of such Subsequent Material Project Agreement, but only to the extent such Direct Agreement is required pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement for an equivalent Material Project Agreement.

12.6	Compliance with Law

(a)	The Loan Parties shall comply in all material respects with all material applicable laws, rules, regulations and orders (excluding tax laws as to which Section 12.13 (Taxes) is applicable and Environmental Laws as to which Section 12.7 (Environmental Compliance) is applicable).

(b)	No Loan Party shall Knowingly engage in any activity that violates any Anti-Terrorism and Money Laundering Law or OFAC Law to the extent applicable to such entity.

(c)	The Loan Parties will not, and will procure that their respective Affiliates, directors and officers do not, directly or, to the Loan Parties’ Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)	in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or OFAC Laws, to the extent applicable;

(ii)	to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)	in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Loans, whether as Facility Lender, Intercreditor Agent or otherwise).

(d)	The Borrower agrees that if it becomes aware of or receives any notice that a Loan Party, any Affiliate or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise the target of OFAC, US Department of State, European Union or Her Majesty’s Treasury sanctions (a “Sanctions Violation”), to the extent applicable, the Borrower shall promptly:

(i)	give notice to the Intercreditor Agent of such Sanctions Violation; and

(ii)	comply with all applicable laws governing such sanctions with respect to such Sanctions Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States).

(e)	The Borrower authorizes and consents to the Intercreditor Agent and each Senior Creditor Group Representative taking any and all steps such parties deem necessary to comply with all applicable laws governing such sanctions with respect to any such Sanctions Violation, including the “freezing” or “blocking” of assets and reporting such action to the applicable regulatory authorities.

12.7	Environmental Compliance

The Loan Parties shall comply in all material respects with material Environmental and Social Standards.

12.8	Permits

(a)	The Loan Parties shall obtain by the time they are required and maintain in full force and effect and comply with all applicable material Permits (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Order, as to which Section 12.10 (FERC Order) is applicable).

(b)	The Loan Parties shall not amend or modify a material Permit or any conditions thereof (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Order, as to which Section 12.10 (FERC Order) is applicable); provided that the Loan Parties may amend or modify such Permits and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect or result in an Impairment of such Permit and such amendment or modification is not materially more restrictive or onerous on the applicable Loan Party.

12.9	Export Authorizations

(a)	CCL shall use all reasonable efforts to maintain in full force and effect and will comply in all material respects with both the FTA Authorization and the Non-FTA Authorization.

(b)	If an Export Authorization is Impaired, CCL shall use all reasonable efforts to promptly and diligently take reasonable steps to reverse such Impairment.

12.10	FERC Order

(a)	From and after the Initial Advance, CCL and CCP shall maintain in full force and effect and comply in all material respects with the FERC Order.

(b)	The Loan Parties shall not amend or modify the FERC Order or any conditions of the FERC Order; provided that the Loan Parties may amend or modify the FERC Order and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect and such amendment or modification is not materially more restrictive or onerous on the applicable Loan Party.

12.11	Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages

The Intercreditor Agent, each Senior Creditor Group Representative and the Independent Engineer shall have the right to witness and verify each Performance Test and the Lenders’ Reliability Test, and no Loan Party shall:

(a)	permit a Performance Test or Lenders’ Reliability Test to be performed without giving the Intercreditor Agent at least five Business Days’ prior notice thereof (or such shorter period agreed by the Independent Engineer); or

(b)	agree in a dispute with the EPC Contractor with respect to the amount of any Performance Liquidated Damages or Delay Liquidated Damages, or to a settlement with respect to such damages, in excess of $15 million without prior approval of the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer.

12.12	Inspection Rights

The Loan Parties shall grant access to the Site to the Consultants and designated representatives of Facility Lenders at the times and in the manner described in Section 13.3 (Access).

12.13	Taxes

Each Loan Party (or, for the purposes of this Section 12.13 (Taxes), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) shall pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP. Each Loan Party shall notify the Intercreditor Agent of any material dispute with the relevant tax authorities. Each Loan Party (or, for the purposes of this Section 12.13 (Taxes), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) will promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of the relevant proceeding, if any, enforcing such Tax and cause it to be satisfied of record.

12.14	Limitation on Indebtedness

The Loan Parties shall not incur Indebtedness other than the following (with any baskets measured in the aggregate among all the Loan Parties):

(a)	Senior Debt, including any reborrowing of any Working Capital Debt in accordance with its terms;

(b)	other Indebtedness expressly contemplated by a Finance Document or a Material Project Agreement (including guarantees permitted by Section 12.15 (Guarantees));

(c)	Subordinated Debt;

(d)	intercompany Indebtedness between or among the Loan Parties, all of which shall be Subordinated Debt;

(e)	Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a) above;

(f)	Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(g)	purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $50 million in the aggregate to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that if such obligations are secured, they are secured only by Liens upon the assets being financed or the proceeds of such assets;

(h)	any other unsecured Indebtedness incurred after the Project Completion Date in an aggregate amount outstanding at any one time not to exceed $500 million for general corporate purposes;

(i)	to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(j)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)	contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(l)	to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(m)	trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which:

(i)	is not more than 90 days past due; or

(ii)	is being contested in good faith and by appropriate proceedings;

(n)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Loan Parties in the ordinary course of business; and

(o)	other Indebtedness incurred with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, together with any refinancing thereof.

12.15	Guarantees

No Loan Party shall guarantee the obligations of others except for:

(a)	guarantees expressly contemplated by a Finance Document or a Material Project Agreement; and

(b)	guarantees of the obligations of one or more Loan Parties that are Indebtedness permitted under Section 12.14 (Limitation on Indebtedness).

12.16	Limitation on Liens

The Loan Parties shall not assume, incur, permit or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, except for Permitted Liens.

12.17	Sale of Project Property

No Loan Party shall sell, lease or otherwise dispose of Project Property, in one transaction or a series of transactions, in excess of $100 million per year without the consent of the Intercreditor Agent, except that no consent of the Intercreditor Agent shall be required for:

(a)	transfers of Project Property between or among the Loan Parties;

(b)	dispositions in compliance with any applicable court or governmental order;

(c)	dispositions of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Project Facilities substantially in the manner contemplated in this Agreement;

(d)	sales or other dispositions of LNG in accordance with any LNG SPAs as permitted under the Finance Documents or other assets in the ordinary course of the LNG business;

(e)	sales of Gas in the ordinary course of business;

(f)	sales, transfers or other dispositions of Authorized Investments;

(g)	Restricted Payments made in accordance with the Finance Documents;

(h)	liquefaction and other services in the ordinary course of business;

(i)	settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Finance Documents;

(j)	the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;

(k)	conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities; and

(l)	dispositions of other Project Property if a Loan Party replaces such Project Property within 180 days following such disposition or has obtained a commitment to replace such Project Property within 180 days following such disposition and replaces such Project Property within 270 days following such disposition.

Proceeds of any such disposition by the Borrower pursuant to this Section 12.17 (Sale of Project Property) shall be deposited in the Revenue Account; provided that proceeds of any disposition of assets requiring mandatory prepayment under Section 3.4 (Mandatory Prepayments) shall be deposited into the Additional Proceeds Prepayment Account.

12.18	Merger and Liquidation, Sale of All Assets

No Loan Party shall liquidate itself, enter into any merger or sell or otherwise transfer all or substantially all its assets; provided that CCP GP may liquidate itself or enter into any merger or sell or otherwise transfer all or substantially all its assets to another Loan Party.

In the event CCP GP liquidates itself or enters into any merger or sells or otherwise transfers all or substantially all its assets in compliance with this Section 12.18 (Merger and Liquidation, Sale of All Assets), or if CCP GP otherwise ceases to be the general partner of CCP, then CCP GP shall be automatically released from its guarantee of the Senior Debt.

12.19	Limitation on Investments and Loans

No Loan Party shall make any investments, loans or advances to any Person other than:

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)	as specifically contemplated under the Finance Documents;

(d)	as expressly contemplated by the terms of the Material Project Agreements then in effect to which it is a party;

(e)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits, advance payments in the ordinary course of business on usual commercial terms and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(f)	any investment by a Loan Party in a Person, if as a result of such investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party;

(g)	investments pursuant to Permitted Hedging Instruments;

(h)	investments existing on the Signing Date;

(i)	amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under the EPC Contracts of another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(j)	investments, loans or advances among and between the Loan Parties; provided that amounts owing thereunder are Subordinated Debt; and

(k)	loans from the Borrower to Holdco, the Sponsor or its Affiliates, but only to the extent that such loans are made with cash available to the Borrower to make a Restricted Payment and after meeting the test to make Restricted Payments under Section 11.1 (Conditions to Restricted Payments).

12.20	Nature of Business

The Loan Parties shall not (i) change the limited nature of their business in any material respect from that contemplated by the Common Terms Agreement, the Common Security and Account Agreement and the Final Information Memorandum in the form existing on the Signing Date or (ii) engage in retail sales of natural gas in such a manner and to such an extent so as to cause any Loan Party to become subject to regulation as a “gas utility” under the Texas Utilities Code. In the event any Loan Party engages in retail sales of natural gas in a manner that would cause it to become a “holding company” or a “subsidiary company” of a “holding company” (each as defined under PUHCA), it shall (A) comply in all material respects with all applicable provisions of PUHCA and (B) use commercially reasonable efforts to obtain an exemption from regulation under PUHCA.

12.21	Transactions with Affiliates

No Loan Party shall directly or indirectly enter into any transaction or agreement with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) in relation to the Development, except:

(a)	agreements that are Material Project Agreements or required or contemplated by any Material Project Agreement;

(b)	any other agreement relating to the Development entered into prior to the Signing Date that is disclosed on Schedule J (Transactions With Affiliates) hereto;

(c)	to the extent required by applicable law or regulation; or

(d)	transactions or agreements entered into on fair and commercially reasonable terms (from the perspective of the relevant Loan Party) that (i) could not reasonably be expected to cause a Material Adverse Effect and (ii) are not materially less favorable in the aggregate to such Loan Party than such Loan Party would obtain in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable); provided that:

(i)	this covenant shall not apply to (A) transactions between or among the Loan Parties, (B) any issuance of equity interests of any Loan Party to its parent and (C) Permitted Payments, including those pursuant to the Tax Sharing Agreements; and

(ii)	any such agreement that constitutes a Subsequent Material Project Agreement shall be subject to the terms of Section 12.5 (Material Project Agreements).

12.22	Hedging Arrangements

(a)	No Loan Party shall enter into Hedging Instruments other than Permitted Hedging Instruments.

(b)	The Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more interest rate Permitted Hedging Instruments:

(i)	with respect to no less than 45% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, (A) no later than 45 days following the Closing Date for the projected aggregate outstanding balance of the Senior Debt excluding the amount thereof that could be incurred based on the Second Phase Facility Debt Commitments and (B) in the event the Second Phase CP Date has occurred, no later than 45 days following the Second Phase CP Date for the projected aggregate outstanding balance of Senior Debt including the amount thereof that could be incurred based on the Second Phase Facility Debt Commitments; and

(ii)	with respect to no less than 65% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, (A) no later than 90 days following the Closing Date for the projected aggregate outstanding balance of the Senior Debt excluding the amount thereof that could be incurred based on the Second Phase Facility Debt Commitments and (B) in the event the Second Phase CP Date has occurred, no later than 90 days following the Second Phase CP Date for the projected aggregate outstanding balance of Senior Debt including the amount thereof that could be incurred based on the Second Phase Facility Debt Commitments, in each case for a term of no less than seven years; provided that for purposes of calculating such percentage in the foregoing sub-clause (i) above and this sub-clause (ii), any such Senior Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Instrument.

(c)	If, due to a mandatory prepayment made in accordance with Section 3.4 (Mandatory Prepayments), a voluntary prepayment made in accordance with Section 3.5 (Voluntary Prepayments) or otherwise, the aggregate notional amount of the Permitted Hedging Instruments on any Quarterly Payment Date is greater than 110% (or, if 110% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, within 45 days, the Borrower shall reduce the amount that is hedged under the Permitted Hedging Instruments (in the proportion allocated to each Permitted Hedging Instrument as may be determined by the Borrower as long as the Borrower has used commercially reasonable efforts to allocate the reduction pro rata among each Permitted Hedging Instrument) such that the aggregate notional amount of the Permitted Hedging Instruments is not more than 110% (or, if 110% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt on such Quarterly Payment Date (any such amount of the Permitted Hedging Instruments that is required to be so reduced, a “Hedging Excess Amount”).

12.23	Accounts

No Loan Party shall maintain any accounts in contravention of Article 4 (Cash Flow and Accounts) of the Common Security and Account Agreement.

12.24	Separateness

Each Loan Party shall at all times:

(a)	observe all applicable entity procedures necessary to maintain its separate existence and formalities, including:

(i)	maintaining minutes or records of meetings of the members and/or managers of the Loan Party;

(ii)	acting on behalf of itself only pursuant to due authorization of the members and/or managers, including, when applicable, any independent managers or members; and

(iii)	conducting its own business in its own name and through authorized agents pursuant to its Constitutional Documents;

(b)	allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(c)	use separate stationery, invoices and checks bearing its own name;

(d)	prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(e)	maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments by or on behalf of a Loan Party solely in its name except as otherwise provided by the Finance Documents;

(f)	separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

(g)	not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(h)	not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(i)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that such Loan Party may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Loan Parties from such Affiliate(s) and to disclose the separate nature of the Loan Parties’ indebtedness;

(j)	prepare and file its own tax returns separate from those of any Person except to the extent that the Loan Party is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(k)	pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(l)	pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(m)	maintain adequate capitalization in light of its contemplated business and obligations;

(n)	hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Loan Parties from any other Person;

(o)	procure that the Borrower shall have an independent director or manager appointed in accordance with its Constitutional Documents; and

(p)	have and maintain Constitutional Documents which comply with the requirements of this Section 12.24 (Separateness),

provided that no limitation in this Section 12.24 (Separateness) shall apply to the Loan Parties as among one another.

12.25	Historical DSCR

(a)	The Loan Parties shall not permit the Historical DSCR as of the end of any fiscal quarter from and following the First Repayment Date to be less than 1.15:1.

(b)	Notwithstanding anything in clause (a) above to the contrary, if the Historical DSCR at the end of any fiscal quarter following the First Repayment Date is less than 1.15:1 but greater than 1:1, any direct or indirect owner of the Loan Parties shall have the right to provide cash to the Loan Parties not later than ten Business Days following the delivery of the calculation of such Historical DSCR in the form of equity contributions or Subordinated Debt in order to increase the Historical DSCR to 1.15:1; provided that such right may not be exercised for more than two consecutive fiscal quarters nor, with respect to each Senior Debt Instrument, more than four times over the term of such Senior Debt Instrument.

12.26	Auditors

The Borrower shall engage KPMG LLP (or other independent certified public accountants of recognized national standing) as auditors to audit the financial statements of its consolidated group.

12.27	Gas Transportation Arrangements; Gas Purchase Arrangements

CCL shall comply in all material respects with the gas sourcing plan attached as Schedule K (Gas Sourcing Plan) hereto, as may be updated from time to time by mutual agreement by the Borrower and the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties, whose consent to updates of such gas sourcing plan shall not be unreasonably withheld, conditioned or delayed if determined to be reasonable by the Market Consultant and/or Independent Engineer, as appropriate).

12.28	Insurance Covenant

(a)

To the extent available to the Loan Parties on Reasonable Commercial Terms and taking into account requirements of applicable law and regulation, the Loan Parties shall obtain and maintain, or cause to be obtained and maintained, at all times, the commercial insurance coverage set forth in Schedule L (Schedule of Minimum Insurance) hereto describing the minimum insurance required to be held by the Loan Parties (the “Schedule of Minimum Insurance”). “Reasonable Commercial Terms” means commercial insurance market terms which are reasonable having regard to the nature of the risk insured, the cost of maintaining insurance against that risk and the interests of the Loan Parties and the

Secured Parties under the Finance Documents. Without prejudice to any other element, the cost of maintaining insurance alone is not a determinant of Reasonable Commercial Terms. Disputes as to whether the relevant insurance is available on Reasonable Commercial Terms, is in accordance with applicable laws or regulations or complies with the Schedule of Minimum Insurance shall be referred to an independent insurance expert from the agreed list of independent insurance experts attached as Schedule M (Independent Insurance Experts) hereto, as such list may be updated from time to time by mutual agreement by the Borrower and the Intercreditor Agent.

(b)	With respect to all Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Facility Lender evidence of compliance with such requirements as may be reasonably requested by such Lender. The timing and process for delivery of such evidence will be as set forth in the Schedule of Minimum Insurance.

12.29	Senior Debt Service Reserve Account

Within six months following the Project Completion Date, the Borrower shall have caused the Senior Debt Service Reserve Account to be funded up to the then-applicable Reserve Amount with funds from Senior Debt, the Construction Account that have not been allocated for the payment of Permitted Completion Costs or directly from Cash Flows or Equity Funding.

12.30	Certain Real Property Rights

The Borrower shall use, and shall cause each applicable Guarantor to use, commercially reasonable efforts to obtain appropriate releases, consents, crossing agreements or other like acknowledgements from the holders of the rights set forth on Schedule V (Schedule of Certain Real Property Rights) with respect to the Borrower’s surface use rights and the Development.

13.	CONSULTANTS

13.1	Appointment of Consultants

The common Independent Engineer, the common Insurance Advisor and the common Market Consultant (the “Consultants”), as of the date hereof, are listed in Schedule N (Senior Creditors’ Advisors and Consultants) hereto. Each such Consultant shall be deemed to be retained by, and shall be solely responsible to and for the benefit of, the Facility Lenders. The Consultants may also act for the benefit of, and deliver reports to, the Indenture Trustee, Senior Noteholders, the Intercreditor Agent and/or the initial purchasers of the Senior Notes.

13.2	Replacement and Fees

(a)

In accordance with the terms of each such Consultant’s engagement letter, the Borrower (with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, such consent not to be unreasonably withheld, conditioned or delayed) or the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties and, subject to clause (b) below, following good faith consultation with the Borrower, may remove from time to time any one or more of such Consultants, and the Borrower shall engage such replacements as the Intercreditor Agent, acting on the instructions of the Requisite Intercreditor Parties, may choose (with the prior consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed). Such replacement is subject to confirmation at the time of its appointment of no conflict of interest that would prevent a replacement Consultant from acting for the Facility Lenders. The replacement of any Consultant shall not increase the annual limits referred to in clause (c) below.

(b)	Notwithstanding clause (a) above, in the event that a Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing that is reasonably connected to a matter on which a Consultant may be requested by the Senior Creditors or their representatives to advise, for the duration of such default, the Borrower’s consent rights under such clause (a) above shall cease and the Intercreditor Agent, acting reasonably on the instructions of the Requisite Intercreditor Parties, shall have the right to remove any Consultant and appoint a replacement Consultant.

(c)	All fees and expenses of the Consultants (whether the original ones or replacements) shall, subject in each case to the applicable Consultant’s engagement letter, be paid by the Borrower. Any reasonable fees incurred by any Consultant to provide services required under the Finance Documents but not otherwise within the scope of work under the applicable engagement letter shall be paid by the Borrower subject to certain annual limits, if any, to be specified in such engagement letter (except that such annual limits shall not apply in relation to any work (i) investigating a Loan Facility Event of Default or Unmatured Loan Facility Event of Default, or (ii) in respect of any waiver request by the Borrower, both of which instead shall be subject to reasonable work plans, budgets and compensation limits to be agreed by such Consultant in consultation with the Intercreditor Agent and advised to the Borrower). Except in such cases, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for a Consultant to perform additional work not otherwise contemplated by the terms of the relevant engagement letter or that would otherwise cause the reasonable fees and expenses of such Consultant to exceed the annual limits set forth in the relevant engagement letter.

13.3	Access

(a)	After the Closing Date, site visits to the Project Facilities may be conducted in accordance with clause (b) below upon reasonable prior request by:

(i)	the Independent Engineer and, if requested, the Facility Agent (or one alternative representative) for each Senior Creditor Group comprised of Facility Lenders, any such visits to be coordinated between the Independent Engineer and the applicable Facility Agents up to two times (which shall be reasonably spaced within the applicable period) per calendar year, except to the extent additional visits are made in connection with the occurrence of a Loan Facility Event of Default or an Unmatured Loan Facility Event of Default; and

(ii)	any Consultant to the extent reasonably required for such Consultant to provide any report, certificate or confirmation explicitly contemplated by the terms of the Finance Documents.

(b)	Site visits shall be granted during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Project Facilities in any respect, and subject to the confidentiality provision of Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below and reasonable safety arrangements and shall be at the cost and expense of the Loan Parties.

14.	CONDITIONS TO COMPLETION

14.1	Conditions to Occurrence of the Project Completion Date

The occurrence of the Project Completion Date is subject to the satisfaction of each of the following, and no other, common conditions (or waiver thereof by the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties)):

(a)	Notice of Project Completion

Receipt by the Intercreditor Agent of a duly executed and completed notice of project completion from the Borrower certifying that the conditions in this Section 14.1 (Conditions to Occurrence of the Project Completion) have been met.

(b)	Borrower Certificate

Receipt by the Intercreditor Agent of a certificate of the Loan Parties certifying that:

(i)	each of the Repeated Representations of the Loan Parties is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Project Completion Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date);

(ii)	no Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or shall result from the consummation of the transactions contemplated by the Transaction Documents; and

(iii)	the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and security interest established pursuant to the Security Documents.

(c)	Physical Completion Certificate

Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed to be reasonable by the Independent Engineer) confirming:

(i)	that Ready for Start Up and Substantial Completion with respect to Train One, Train Two and, if the Second Phase CP Date has occurred, Train Three have occurred pursuant to the Applicable EPC Contracts and the Lenders’ Reliability Test has been passed in accordance with the test criteria set out in Schedule O (Lenders’ Reliability Test Criteria) hereto;

(ii)	the Borrower’s calculation of the Permitted Completion Amount; and

(iii)	“substantial completion” has occurred (in accordance with the applicable construction contract) of the Corpus Christi Pipeline.

(d)	Date of First Commercial Delivery

Receipt by the Intercreditor Agent of a duly executed certificate of the Borrower certifying that the Date of First Commercial Delivery under each of the Required LNG SPAs then in effect has timely occurred and no material default then exists under any such LNG SPAs.

(e)	Permitted Completion Amount

If Final Completion has not yet occurred under each Applicable EPC Contract, receipt by the Security Trustee of evidence that the Permitted Completion Amount is on deposit in the Construction Account after giving effect to the deposits and transfers set forth in Section 4.5(c) (Deposits and Withdrawals – Construction Account) of the Common Security and Account Agreement.

(f)	Survey and Title Policy Endorsement

Receipt by the Intercreditor Agent of (i) an as-built survey of the portion of the Site comprising the Corpus Christi Terminal Facility prepared in accordance with and meeting all requirements and information required for the initial Survey referred to in Section 4.1(j) (Conditions to Closing – Real Property) above, and (ii) a Disbursement Endorsement meeting the requirements set forth in the definition thereof for the delivery of such endorsement on the Project Completion Date.

(g)	Insurance

Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed to be reasonable by the Insurance Advisor) confirming that all insurance premium payments due and payable as of the Project Completion Date have been paid and that the insurance then in place complies with the then-applicable requirements of Schedule L (Schedule of Minimum Insurance) hereto, and certificates of insurance, binders or other documentation evidencing such insurance.

(h)	Permits

Receipt by the Intercreditor Agent of evidence that all material Permits necessary for the Development (and, in the case of any Export Authorization, such Export Authorization to the extent that it is a Required Export Authorization):

(i)	have been obtained and are in full force and effect;

(ii)	are held in the name of a Loan Party or such third party as set forth on Schedule F (Material Permits) hereto and as allowed pursuant to applicable law or regulations;

(iii)	are not the subject of any pending appeal to the issuing agency and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on a Schedule F (Material Permits) hereto or Permits that do not have limits on appeal periods under applicable law or regulation) other than any appeals that could not reasonably be expected to have a Material Adverse Effect; and

(iv)	are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(i)	Project Placed in Service

Receipt by the Intercreditor Agent of evidence that the Loan Parties have received from FERC a notice, order or other written communication authorizing it to place the Project Facilities in service, and that the Project Facilities shall have been placed in service.

(j)	Construction Contract Liquidated Damages

(i)	CCL has not, without the consent of the Requisite Intercreditor Parties (in consultation with the Independent Engineer), and such consent not to be unreasonably withheld, conditioned or delayed, elected either option available to it under the proviso to Section 11.4A (Minimum Acceptance Criteria and Performance Liquidated Damages) of each Applicable EPC Contract in the event that any Train within the Development fails to achieve the Performance Guarantee by the applicable Guaranteed Substantial Completion Date; and

(ii)	CCL has not, without the consent of the Requisite Intercreditor Parties (in consultation with the Independent Engineer), and such consent not to be unreasonably withheld, conditioned or delayed, elected either option available to it under the proviso to Section 11.4B (Minimum Acceptance Criteria Not Achieved) of each Applicable EPC Contract in the event that any Train within the Development fails to achieve the Minimum Acceptance Criteria and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period.

(k)	Construction Contract Liquidated Damage Deposits

All Delay Liquidated Damages and Performance Liquidated Damages due and payable as of the Project Completion Date under the Applicable EPC Contracts (excluding any damages that are the subject of a dispute) shall have been deposited into the appropriate Account(s) and applied as set forth in the Common Security and Account Agreement.

(l)	Lien Waivers

The Intercreditor Agent shall have received Lien Waivers as the EPC Contractor has then been required to provide pursuant to the Applicable EPC Contracts.

15.	LOAN FACILITY EVENTS OF DEFAULT

15.1	Loan Facility Events of Default

The following events, and no others (other than, solely with respect to each Facility Agreement, any events of default set forth in such Facility Agreement), shall be Loan Facility Events of Default:

(a)	Payment Default

(i)	The Borrower fails to pay principal amounts due under the Finance Documents; provided that if failure to pay occurs due to a purely administrative error, the Borrower shall have three Business Days to cure such failure; or

(ii)	the Borrower fails to pay interest or any other Senior Debt Obligations due under the Finance Documents within three Business Days after those amounts become due.

(b)	Breach of Project Representations and Warranties

(i)	Any representation or warranty made by any Loan Party in Article 5 (Representations and Warranties of the Loan Parties) (other than in relation to the representations and warranties in Section 5.1(l) (Initial Representations and Warranties of the Loan Parties – Environmental and Social) and Section 5.1(m) (Initial Representations and Warranties of the Loan Parties – Environmental Claims; Permit Notices), which are the subject of clause (o) (Project Environmental Default) below), or any representation, warranty or statement in any certificate, financial statement or other document furnished by any Loan Party pursuant to this Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within 60 days after the earlier of (A) the applicable Loan Party, becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

(ii)	Any representation or warranty made by Holdco in the Security Document referred to in Section 3.3 (Security Interests to be

Granted by Holdco) of the Common Security and Account Agreement is false when made and such falsity is not corrected or cured within 60 days after the earlier of (A) the Borrower becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

(c)	Breach of Certain Covenants

Except as specifically provided for in another Loan Facility Event of Default in this Section 15.1 (Loan Facility Events of Default):

(i)	breach by a Loan Party of any covenant described in Section 12.2(a) (Maintenance of Existence, Etc.) or Section 12.18 (Merger and Liquidation, Sale of All Assets);

(ii)	breach of Section 12.25 (Historical DSCR) that is not cured within ten Business Days as set forth in Section 12.25 (Historical DSCR) and a breach of Section 12.2(b) (Maintenance of Existence, Etc.) that is not cured within ten Business Days;

(iii)	(A) material breach by a Loan Party of any covenant described in:

(1)	Section 12.1 (Use of Proceeds);

(2)	Section 12.2(c) (Maintenance of Existence, Etc.);

(3)	Section 12.5 (Material Project Agreements) clause (a), (d) or (g) (but excluding covenants therein as they may apply to termination of any LNG SPA);

(4)	Section 12.14 (Limitation on Indebtedness);

(5)	Section 12.15 (Guarantees);

(6)	Section 12.16 (Limitation on Liens); or

(7)	Section 12.19 (Limitation on Investments and Loans); or

(B)	breach by a Loan Party of any covenant described in:

(1)	Section 12.13 (Taxes);

(2)	Section 12.6 (Compliance with Law);

(3)	Section 12.5 (Material Project Agreements) clause (b), (c), (e) or (f) (but excluding covenants therein as they may apply to termination of any LNG SPA); or

(4)	Section 12.17 (Sale of Project Property);

in each case with respect to the events in this sub-clause (iii) that is not corrected or cured within 30 days following the earlier of (x) the applicable Loan Party becoming aware of such failure and (y) notice from the Intercreditor Agent to the Borrower;

(iv)	material breach by Holdco of any covenant contained in the Holdco Pledge Agreement that is not corrected or cured within 30 days after the earlier of (A) Holdco becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower and Holdco;

(v)	(A) breach by a Loan Party of:

(1)	Section 12.3 (Project Construction; Maintenance of Properties);

(2)	Section 12.4 (Books and Records; Inspection Rights);

(3)	Section 12.20 (Nature of Business);

(4)	Section 12.27 (Gas Transportation Arrangements; Gas Purchase Arrangements); or

(5)	Section 12.21 (Transactions with Affiliates); or

(B)	material breach by a Loan Party of any other covenant in Article 12 (Loan Party Covenants) (except for (x) the covenant described in Section 12.7 (Environmental Compliance), which is the subject of clause (o) (Project Environmental Default) below and (y) the covenants described in Section 12.8 (Permits) and Section 12.10 (FERC Order), which are subject to clause (p) (Permits Generally) below) or any other covenant in this Agreement; and

in each case, with respect to the events in this sub-clause (v), that is not corrected or cured within 60 days after the earlier of (1) the applicable Loan Party becoming aware of such breach; and (2)

notice from the Intercreditor Agent to the Borrower, such cure period to be extended to a total of 90 days so long as the breach is subject to cure, such Loan Party is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect.

(d)	Bankruptcy

(i)	a Bankruptcy with respect to a Loan Party or Holdco has occurred; or

(ii)	prior to the Project Completion Date, a Bankruptcy with respect to the EPC Contractor or EPC Guarantor has occurred.

(e)	Abandonment

Abandonment has occurred and is continuing.

(f)	Destruction

All or a material part of the Project Facilities is destroyed, lost or damaged, unless there is reasonably expected to be sufficient proceeds of insurance (available for such purpose and permitted to be applied in accordance with the terms of the Finance Documents) committed or otherwise available Equity Funding or other funds available to cure such destruction, loss or damage.

(g)	Event of Taking

An Event of Taking of all or substantially all of the Development or that could reasonably be expected to have a Material Adverse Effect has occurred.

(h)	Security Interests Invalid

Any of the Security Interests over a material portion of the Collateral cease to be validly perfected (subject to applicable Reservations) in favor of the Security Trustee on behalf of the Secured Parties, and five Business Days have elapsed after the Security Trustee or Intercreditor Agent gave notice to the Borrower thereof.

(i)	Unsatisfied Judgments

(i)	Prior to the Project Completion Date, any one or more of a judgment in excess of $200 million in the aggregate or a final judgment in excess of $120 million in the aggregate against a Loan Party or Holdco (or against any other Person where a Loan Party or Holdco is liable to satisfy such judgment), in each case such amounts to be measured net of insurance proceeds which are reasonably expected to be paid; or

(ii)	following the Project Completion Date, one or more final judgments in excess of $120 million in the aggregate (net of insurance proceeds which are reasonably expected to be paid), and, in each case, such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days after the date of entry of such judgment.

(j)	Unenforceability or Termination of Finance Documents

Any of the Finance Documents (other than (x) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (y) any Direct Agreement in the case where the occurrence of a Loan Facility Event of Default has been triggered by an event affecting the underlying Material Project Agreement or a Senior Debt prepayment remedy or other Loan Facility Event of Default is applicable under the Finance Documents) or any material provision thereof:

(i)	is expressly repudiated in writing by any party thereto (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender);

(ii)	shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of a Loan Facility Event of Default hereunder); or

(iii)	is declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender) and such unenforceability is not cured (subject to any applicable Reservations) within five Business Days following the date of entry of such judgment; provided that such five-Business Day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.

(k)	Unenforceability of Material Project Agreements:

Any Material Project Agreement (other than an LNG SPA) or any material provision thereof:

(i)	is expressly repudiated in writing by any party; or

(ii)	is declared unenforceable in a final judgment of a court of competent jurisdiction against any party and such unenforceability is not cured (subject to any applicable Reservations) within 60 days following the date of entry of such judgment;

provided that in each case of sub-clauses (i) and (ii) above there could reasonably be expected to be a Material Adverse Effect as a result thereof (without regard, for such purpose, to clause (a) of the definition of Material Adverse Effect); provided further that, in respect of sub-clause (ii) above, such 60 day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.

(l)	Failure to Achieve Project Completion Date by Date Certain

The Project Completion Date does not occur by the Date Certain.

(m)	Cross Acceleration (other Indebtedness)

A default has occurred with respect to Indebtedness (other than (i) Indebtedness secured by the Security Documents and (ii) Subordinated Debt) of any Loan Party that exceeds a principal amount of $100 million and such default has continued beyond any applicable grace period, and its effect has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity remains unrescinded.

(n)	Cross Acceleration (Senior Notes)

In respect of any Senior Notes outstanding, acceleration of such Senior Notes following an Indenture Event of Default, without prejudice to any Loan Facility Event of Default under clause (a) (Payment Default) above that may be triggered by a breach under any Indenture.

(o)	Project Environmental Default

There has occurred:

(i)	a breach of the representations and warranties described in Section 5.1(l) (Initial Representations and Warranties of the Loan Parties – Environmental and Social) or Section 5.1(m) (Initial Representations and Warranties of the Loan Parties – Environmental Claims; Permit Notices); or

(ii)	a breach of the covenants described in Section 12.7 (Environmental Compliance);

and in each case the applicable Loan Party fails to act diligently to remedy the breach and such failure to act has not been cured within 60 days (or such longer period as may be reasonably necessary to cure such breach) following the earlier of:

(A)	the Loan Party becoming aware of such breach; and

(B)	notice from the Intercreditor Agent to the Borrower, and the Loan Party fails to cure such breach at the end of such 60 day or longer period.

(p)	Permits Generally

From and after the Initial Advance, any Permit required under Section 12.8 (Permits) or Section 12.10 (FERC Order) related to the Borrower or the Development is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(i)	the Borrower provides a reasonable remedial plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than 30 Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment;

(ii)	the Borrower diligently pursues the implementation of such remedial plan; and

(iii)	such Impairment is cured no later than 90 days following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such Impairment or required by a Governmental Authority; provided that the Borrower shall have no more than 180 days in the aggregate to cure such Impairment).

(q)	ERISA

(i)	On or after the Closing Date, an ERISA Event has occurred and is continuing and such event, whether individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(ii)	the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

(r)	Change of Control

Prior to the end of the Term Loan Availability Period (including the final day thereof), a Change of Control has occurred and is continuing.

(s)	CEI Equity Contribution Agreement

The Sponsor fails to pay or cause to be paid Equity Funding as required under the CEI Equity Contribution Agreement (or as would be required under such agreement but for a bankruptcy stay applicable to the Sponsor) for any reason (including as a result of a bankruptcy stay applying to the Sponsor and regardless of whether the applicable obligation to pay or cause to be paid such Equity Funding is found to be unenforceable, invalid or otherwise non-binding), and such failure is not cured within ten Business Days.

(t)	EPC Contracts

A material default under any Applicable EPC Contract has occurred and been continuing for more than 90 days.

15.2	Declaration of Loan Facility Declared Default

(a)	A Loan Facility Declared Default occurs upon delivery to the Borrower (with a copy to the Security Trustee), after any applicable grace or cure period has expired, of a certificate from the Intercreditor Agent stating that any Loan Facility Event of Default has occurred and is Continuing and declaring a Loan Facility Declared Default.

(b)	A Loan Facility Declared Default also shall be deemed to have occurred and been declared without the delivery of such a certificate or such declaration or any other notice upon the occurrence of a Loan Facility Event of Default referred to in Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy).

15.3	Cessation of Loan Facility Declared Default

The Intercreditor Agent shall promptly notify the Security Trustee, the Borrower and each Facility Lender upon learning of the cessation of the Loan Facility Event of Default to which such certificate(s) related (such notice, a “Cessation Notice”). Upon delivery of a Cessation Notice, the applicable Loan Facility Declared Default shall be deemed not to be Continuing.

15.4	Instruction to Intercreditor Agent

Any Senior Creditor Group Representative may deliver an instruction to the Intercreditor Agent to deliver a certificate stating that any Loan Facility Event of Default has occurred and Requisite Intercreditor Parties may deliver an instruction to the Intercreditor Agent to deliver a Cessation Notice; provided that in the case of a Loan Facility Event of Default that arises solely under an individual Facility Agreement, such instruction to declare a Loan Facility Event of Default or a cessation of a Loan Facility Event of Default to the Intercreditor Agent may be given only by the Senior Creditor Group Representative representing the Facility Lenders under such Facility Agreement (and not any other Senior Creditor Group Representatives).

16.	COMMON REMEDIES AND ENFORCEMENT

16.1	Facility Lender Remedies for Loan Facility Declared Events of Default

(a)	Enforcement Action

Subject to clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below and the Common Security and Account Agreement, upon the occurrence and Continuation of a Loan Facility Declared Default, based on the instruction procedures described in clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below, rights and remedies (each, an “Enforcement Action”) may be exercised on behalf of the Facility Lenders under their Facility Agreement, including the following:

(i)	suspension of undrawn Facility Debt Commitments under the Facility Agreements;

(ii)	termination of undrawn Facility Debt Commitments and acceleration of all Senior Debt Obligations under the Facility Agreements;

(iii)	directing the Security Trustee to take control of the Secured Accounts and apply the balances in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement; and

(iv)	subject to clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below, requesting the Security Trustee to exercise all rights with respect to the Security Interests and apply the proceeds from the enforcement of Security Interests.

(b)	Initiating Percentage for Enforcement Action with Respect to Collateral

Upon a Loan Facility Declared Default, each Facility Lender Senior Creditor Group Representative acting in accordance with the Facility Lender thresholds for taking action under the Facility Agreement shall have the right to instruct the Intercreditor Agent who shall in turn request the Security Trustee (and confirm in writing to the Security Trustee that such instruction has been given pursuant to this Agreement and Intercreditor Agreement) to take Enforcement Action pursuant to the Common Security and Account Agreement; provided that upon an Event of Default under Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy), all Senior Debt Obligations under Loans shall be accelerated automatically and shall immediately become due and payable, without presentment, demand, protest or other notice or action of any kind, all of which are expressly waived by the Loan Parties.

16.2	Remedies for Events of Default under Facility Agreements

At any time after the occurrence of any Loan Facility Event of Default that is not listed in Section 15.1 (Loan Facility Events of Default) of this Agreement but arises only under an individual Facility Agreement, the relevant Facility Agent may, subject to the terms and conditions of this Agreement, the Common Security and Account Agreement and the Intercreditor Agreement, exercise the express remedies available to it in accordance with such Facility Agreement and shall promptly notify each other Facility Agent, the Borrower and the Intercreditor Agent thereof.

16.3	Permitted Actions under Common Security and Account Agreement

Nothing in this Article 16 (Common Remedies and Enforcement) shall limit or restrict any right of any Secured Party or the Security Trustee pursuant to Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement.

17.	INTERCREDITOR ARRANGEMENTS

17.1	Facility Agents; Facility Lender Action

(a)	Each of the Facility Agents hereby represents that it has been duly appointed pursuant to the applicable Facility Agreement to represent the applicable Facility Lender(s) that is a lender or are lenders under such Facility Agreement and is entitled to vote and give instructions to the Intercreditor Agent (and, where applicable, to act thereunder) on behalf of the Facility Lender(s) that is a lender or are lenders under such Facility Agreement.

(b)	Each Facility Agent shall, for purposes of this Agreement, act in its capacity as “Facility Agent” under the applicable Facility Agreement and shall, for purposes of the Common Security and Account Agreement, act in the capacity of Senior Creditor Group Representative on behalf of the Facility Lender(s) that is a lender or are lenders under the applicable Facility Agreement (each such group of Facility Lender(s) under an individual Facility Agreement being a “Senior Creditor Group” for purposes of the Common Security and Account Agreement).

(c)	Notwithstanding anything herein to the contrary, where any Facility Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” in such circumstances shall mean “Facility Agent acting pursuant to instructions from its Facility Lender(s) in accordance with the Intercreditor Agreement or the applicable Facility Agreement, as the case may be.”

(d)	Notwithstanding anything herein to the contrary, where:

(i)	the Intercreditor Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Intercreditor Agent” in such circumstances shall mean “Intercreditor Agent acting pursuant to instructions from Requisite Intercreditor Parties as may be required in accordance with the Intercreditor Agreement”; and

(ii)	a Facility Agent, in its capacity as such or as a Senior Creditor Group Representative, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” and “Senior Creditor Group Representative” in such circumstances shall mean such “Facility Agent” or “Senior Creditor Group Representative”, in each case acting pursuant to instructions from requisite Facility Lenders as may be required in accordance with its Facility Agreement and, if applicable, the Intercreditor Agreement.

17.2	Agreement to Comply with Intercreditor Agreement

The Intercreditor Agent agrees for the benefit of the Borrower that, in discharging its duties as Intercreditor Agent, it shall act at all times in accordance with the terms of the Intercreditor Agreement and the Common Security and Account Agreement as they may be amended from time to time, and which shall include, for the avoidance of doubt, the obtaining of the consent of the Borrower to any replacement Intercreditor Agent to the extent required herein or therein.

17.3	Agreement Not to Amend Entrenched Intercreditor Provisions

The Intercreditor Agent and the Facility Agents agree not to Modify the following provisions of the Intercreditor Agreement unless otherwise agreed in writing by the Borrower (in the addition to the agreement of any other party that is required under the Intercreditor Agreement):

(a)	Article 1 (Definitions and Interpretation);

(b)	Section 2.2 (Intercreditor Agent’s Rights and Obligations);

(c)	Section 2.4(d) (Defaults);

(d)	Sections 2.7(a) and (b) (Resignation of Intercreditor Agent);

(e)	Section 2.8 (Removal of Intercreditor Agent);

(f)	Section 3.1 (Decision Making);

(g)	Section 3.2 (Voting Generally: Intercreditor Party Decisions and Intercreditor Votes);

(h)	Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote);

(i)	Section 3.4 (Casting of Votes);

(j)	Section 3.6 (Other Voting Considerations);

(k)	Section 3.7 (Voting by Hedging Banks);

(l)	Section 3.8 (Voting by Sponsor and its Affiliates);

(m)	Section 4.1 (100% Voting Issues);

(n)	Section 4.2 (Special Voting Issues);

(o)	Section 4.3 (Majority Voting Issues);

(p)	Section 4.4 (Administrative Decisions);

(q)	Section 4.6 (Individual Senior Creditor Group Decisions);

(r)	Article 5 (Agreement of Hedging Banks);

(s)	Section 6.1 (Governing Law);

(t)	Section 7.2 (Amendment);

(u)	Section 7.12 (Third-party Beneficiaries);

(v)	Schedule 1 (All Loan Facilities Decisions); and

(w)	Schedule 2 (Administrative Decisions).

18.	THE INTERCREDITOR AGENT

18.1	Intercreditor Agreement

Pursuant to and in accordance with the Intercreditor Agreement, the Facility Lenders have appointed the Intercreditor Agent to, among other things, act as their agent under and in connection with this Agreement and the Intercreditor Agreement and any other Finance Document to which the Intercreditor Agent (in such capacity) is a party.

18.2	Relationship

(a)	The Intercreditor Agent shall in no respect be the agent of the Borrower by virtue of this Agreement.

(b)	The Intercreditor Agent shall not be liable to the Borrower for any breach by any Person (other than for the Intercreditor Agent’s own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment), or be liable to any Person for any breach by the Borrower, of this Agreement or any of the Finance Documents.

18.3	Delivery of Documentation

Executed counterparts of each of the Finance Documents have been delivered to the Intercreditor Agent on, or prior to, the Signing Date and the Intercreditor Agent has acknowledged receipt thereof. Each of the Parties hereto agrees to deliver to the Intercreditor Agent executed counterparts of any Permitted Hedging

Instrument or any Senior Debt Instrument relating to Replacement Senior Debt, Working Capital Debt, PDE Senior Debt or Expansion Senior Debt and of any instrument amending or modifying any agreement previously delivered to the Intercreditor Agent.

18.4	Liability

The Intercreditor Agent shall not be responsible to the Borrower for:

(a)	the execution (other than its own execution), genuineness, validity, adequacy, enforceability, admissibility in evidence or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; and

(c)	the adequacy, accuracy and/or completeness of any statements (whether written or oral) made in, or in connection with, any Finance Document, with the exception of any statements made with respect to itself.

18.5	Exoneration

(a)	Without limiting clause (b) below, the Intercreditor Agent (including its officers, employees, agents and attorneys) shall not be liable to the Borrower for any action taken or not taken by it under, or in connection with, this Agreement or any other Finance Document unless directly caused by its gross negligence, fraud or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)	The Borrower may not bring any proceedings against any officer, employee, agent or attorney of the Intercreditor Agent in respect of any claim it might have against it or in respect of any act or omission of any kind (including gross negligence, fraud or willful misconduct) by that officer, employee or agent in relation to this Agreement or any other Finance Document. Without prejudice to the provisions of the preceding sentence of this clause (b), the restriction against taking proceedings set out in the preceding sentence of this clause (b) is not and shall not be construed as a waiver of any claim based on the conduct of such officer, employee or agent.

18.6	Reliance

(a)	The Intercreditor Agent shall be entitled to rely conclusively on the list of authorized signatories of the Loan Parties delivered to it pursuant to Section 4.1(k) (Conditions to Closing – Know Your Customer Requirements) (with such written updates to such authorized signatories (certifying the names and true signatures of any new authorized signatories) as may be notified by the Loan Parties to the Intercreditor Agent from time to time).

(b)	The Facility Lenders shall communicate to the Intercreditor Agent only through the relevant Facility Agent.

18.7	Resignation and Succession

(a)	The Borrower acknowledges that, subject to and in accordance with the terms and conditions of the Intercreditor Agreement, the Intercreditor Agent may resign and a successor Intercreditor Agent shall be appointed in accordance with the terms of the Intercreditor Agreement.

(b)	The resignation of the Intercreditor Agent and the appointment of any successor in that capacity shall both become effective only upon the satisfaction of the applicable conditions set out in the Intercreditor Agreement. On satisfaction of such conditions, the successor Intercreditor Agent shall succeed to the position of the Intercreditor Agent under this Agreement and the term “Intercreditor Agent” shall include the successor Intercreditor Agent.

(c)	Upon its resignation becoming effective, Section 18.5(a) (Exoneration) and this Section 18.7 (Resignation and Succession) shall continue to benefit a retiring Intercreditor Agent in respect of any action taken or not taken by it under or in connection with this Agreement and the other Finance Documents while it was an Intercreditor Agent, and it shall have no further obligations under this Agreement and the other Finance Documents.

19.	CHANGES TO THE PARTIES

19.1	Represented Parties; Successors and Assigns

Each Facility Agent represents that it is authorized on behalf of itself and on behalf of each Facility Lender under its Facility Agreement to enter into this Agreement. This Agreement is binding on the successors, permitted transferees and assigns of each Party.

19.2	Transfers by the Loan Parties

The Loan Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Intercreditor Agent, and any such attempted assignment or transfer without such prior written consent shall be void and invalid.

19.3	Replacement of Facility Agents

(a)	Any Facility Agent may be replaced by the Facility Lender(s) under the relevant Facility Agreement in accordance with the terms of such Facility Agreement, pursuant to which such Facility Agent was appointed and the Borrower, the Intercreditor Agent and each other Facility Agent shall be notified in writing promptly of any such replacement.

(b)	No replacement Facility Agent shall become a Facility Agent under this Agreement unless and until:

(i)	the resignation in writing of the Facility Agent being replaced has been delivered to the Borrower, the Intercreditor Agent and each other Facility Agent;

(ii)	a “Replacement Facility Agent Accession Agreement” substantially in the form set forth in Schedule P – 1 (Replacement Facility Agent Accession Agreement) has been executed and delivered to the Intercreditor Agent; and

(iii)	such Replacement Facility Agent Accession Agreement, when delivered to the Intercreditor Agent, is accompanied by one or more certificates as to the due authorization, execution and delivery of the Replacement Facility Agent Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Replacement Facility Agent Accession Agreement.

(c)	The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed Replacement Facility Agent Accession Agreement which appears on its face to comply with the terms of this Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.3 (Replacement of Facility Agents):

(i)	countersign such Replacement Facility Agent Accession Agreement by way of acceptance thereof;

(ii)	deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement;

(iii)	amend the Register kept by the Intercreditor Agent pursuant to Section 19.7 (Register) accordingly; and

(iv)	deliver such revised Register to the Borrower and each Facility Agent.

(d)	Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement, the Facility Agent shall become (if not already) a party to this Agreement.

19.4	Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement

(a)	If the Borrower incurs, pursuant to this Agreement, Additional Senior Debt permitted by and in accordance with Article 6 (Incurrence of Additional Senior Debt), then each Facility Agent in respect of such Additional Senior Debt to be appointed pursuant to the applicable Facility Agreement(s) shall accede to this Agreement on behalf of itself and on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred.

(b)	No Facility Agent to be appointed pursuant to Facility Agreements in respect of Additional Senior Debt shall become a Facility Agent under this Agreement, and therefore no Facility Lender under a Facility Agreement in respect of Additional Senior Debt incurred pursuant to this Agreement shall become a Facility Lender under this Agreement, unless and until:

(i)	a “New Facility Agent Accession Agreement (Additional Senior Debt)” substantially in the form set forth in Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) shall have been executed and delivered to the Intercreditor Agent, in which, among the other provisions set forth in such New Facility Agent Accession Agreement (Additional Senior Debt), the relevant Facility Agent agrees (i) on behalf of itself to become a party to this Agreement and to represent the Facility Lenders under the relevant Facility Agreement and to be bound by all of the terms and conditions of this Agreement and (ii) on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred, to become a party to this Agreement and to be bound by all of the terms and conditions of this Agreement; and

(ii)	such New Facility Agent Accession Agreement (Additional Senior Debt), when delivered to the Intercreditor Agent, shall have been accompanied by one or more certificates as to the due authorization, execution and delivery of the New Facility Agent Accession Agreement (Additional Senior Debt) and incumbency of the officers or attorneys-in-fact who executed the New Facility Agent Accession Agreement (Additional Senior Debt).

(c)	The Facility Agent representing the Facility Lenders providing the Additional Senior Debt referred to in this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) shall, concurrently with acceding to this Agreement pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement), accede to (A) the Common Security and Account Agreement in accordance with Section 2.2 (Incremental Senior Debt) of the Common Security and Account Agreement and (B) the Intercreditor Agreement.

(d)	A copy of the related Facility Agreements shall be attached to the New Facility Agent Accession Agreement (Additional Senior Debt) as an exhibit.

(e)	The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed New Facility Agent Accession Agreement (Additional Senior Debt) which appears on its face to comply with the terms of this Agreement and the Intercreditor Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement):

(i)	countersign such New Facility Agent Accession Agreement (Additional Senior Debt) by way of acceptance thereof;

(ii)	deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt) (if applicable);

(iii)	amend the Register kept by the Intercreditor Agent pursuant to Section 19.7 (Register) accordingly; and

(iv)	deliver such revised Register to the Borrower and each Facility Agent.

(f)	Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt), the Facility Agent on its own behalf and on behalf of the Facility Lenders under its Facility Agreement shall become party to this Agreement in such capacity.

19.5	Mitigation Obligations; Replacement of Lenders

(a)	If any Facility Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental

Authority for the account of any Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) or requests compensation under Section 22.1 (Increased Costs), then such Facility Lender (at the request of the Borrower) shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans under the Finance Documents or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or take any other reasonable steps not inconsistent with any applicable legal or regulatory restrictions or the internal policies of such Facility Lender that it would otherwise take in similar circumstances under comparable provisions of other financing agreements if, in the reasonable judgment of such Facility Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable, in the future, and (ii) would not subject such Facility Lender to any unreimbursed cost or expense and would not otherwise, in the reasonable opinion of such Facility Lender, be disadvantageous or prejudicial to such Facility Lender. The Borrower hereby agrees to pay and/or indemnify any Facility Lender for all reasonable costs and expenses incurred by such Facility Lender in connection with any such designation or assignment.

(b)	If any Facility Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Facility Lender or its applicable lending office to fund or maintain its Loans (an “Illegality Event”), such Facility Lender shall, in good faith consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, Section 3.4(a)(vi) (Mandatory Prepayments – Illegality), including transferring its rights and obligations under the Finance Documents to another Affiliate or lending office and, to the extent applicable, converting its outstanding Loans as permitted under the relevant Facility Agreement; provided that this clause (b) in no way limits the obligations of the Borrower under any of the Finance Documents. If, notwithstanding its obligations under this clause (b), such Facility Lender is unable to fund or maintain its Loans as a result of such Illegality Event, the Facility Lender shall promptly notify its Facility Agent upon becoming aware of that Illegality Event, which notice shall set forth in reasonable detail all relevant information about such Illegality Event, and such Facility Agent shall promptly notify and provide such information to the Intercreditor Agent, who shall forward such notice to the Borrower.

(c)	Subject to clause (d) below, if:

(i)	(A) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender pursuant to clause (a) above or (B) any Facility Lender requests compensation under clause (a) above, and, in each case, such Facility Lender has declined or is unable to designate a different lending office or assign its rights and obligations to another of its offices, branches or Affiliates or take any other reasonable steps in accordance with clause (a) above;

(ii)	any Facility Lender notifies the Borrower of an Illegality Event pursuant to clause (b) above;

(iii)	any Facility Lender becomes a Defaulting Lender; or

(iv)	any Facility Lender becomes a Non-Consenting Lender,

then the Borrower may, at its sole expense and effort, upon notice to such Facility Lender and its Facility Agent as provided herein, require such Facility Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by the applicable Facility Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable) and obligations under the applicable Facility Agreement and the related Finance Documents to an Acceptable Lender that shall assume such obligations (which assignee may be another Facility Lender, if a Facility Lender accepts such assignment); provided that:

(I)	such Facility Lender shall have received payment of an amount equal to the Senior Debt Obligations due and payable to such Facility Lender at the time from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(II)	in the case any such assignment resulting from a claim for indemnification under Article 21 (Tax Gross-Up and Indemnities), such assignment shall result in a reduction in such payment of Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender thereafter;

(III)	in the case of any such assignment resulting from a claim for compensation under Section 22.1 (Increased Costs), such assignment will result in a reduction in such compensation thereafter;

(IV)	such assignment may be made on a non pro rata basis to existing or non affected Facility Lenders but otherwise subject to Section 3.6 (Prepayment Fees and Breakage Costs) and the transfers terms of the applicable Facility Agreement;

(V)	such assignment does not conflict with applicable law or regulations;

(VI)	in the case of any assignment resulting from a Facility Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(VII)	the Borrower shall have paid to the Facility Agent the assignment fee (if any).

(d)	A Facility Lender shall not be required to make any such assignment or delegation pursuant to clause (c) above if, prior thereto, as a result of a waiver by such Facility Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation pursuant to clause (c) above cease to apply. Notwithstanding the satisfaction of each of the conditions set forth in Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), a Facility Lender shall have the right to refuse to be replaced pursuant to sub-clause (c)(i) above; provided that the Borrower shall no longer be obligated to pay such Facility Lender any of the compensation or additional amounts incurred or accrued under Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs) from and after the date that such replacement would have occurred but for such Facility Lender’s refusal.

(e)	As a condition of the right of the Borrower to remove any Facility Lender pursuant to this Section 19.5 (Mitigation Obligations; Replacement of Lenders), the Borrower shall either:

(i)	arrange for the assignment or novation of any Permitted Hedging Instruments with such Facility Lender or any of its Affiliates simultaneously with such removal; or

(ii)	terminate the applicable Permitted Hedging Instruments and pay any relevant Hedging Termination Amount.

19.6	Transfers by a Facility Lender

Facility Lenders with rights or obligations under this Agreement or any other Finance Documents to which it is a party (in its capacity as a Facility Lender) (an “Existing Facility Lender”) may not assign or transfer, novate or otherwise dispose of any of their rights or obligations in existence at such time except in accordance with the relevant Facility Agreement, and any attempted assignment or transfer without complying with the provisions of this Section 19.6 (Transfers by a Facility Lender) shall be void and invalid.

19.7	Register

The Facility Agent under each Facility Agreement shall maintain a register of Lenders under such Facility Agreement in accordance with the terms and conditions of the relevant Facility Agreement (the “Register”).

19.8	Resulting Increased Costs

If:

(a)	any assignment or transfer of all or any part of the rights and/or obligations of a Facility Lender pursuant to this Agreement and the applicable Facility Agreement; or

(b)	any change in a Facility Lender’s facility office from that described in Schedule C (Facility Office) to the Common Security and Account Agreement,

would, but for this Section 19.8 (Resulting Increased Costs), result, as a consequence of circumstances which are prevailing at that time, in the Borrower being obliged to pay any incurred costs (whether as a result of increased costs, illegality or fees in respect of Security Documents, Direct Agreements or perfection of security interests or similar provisions, except as a result of the tax gross-ups provided for under Article 21 (Tax Gross-Up and Indemnities)) or indemnities which would not have been payable if such assignment, novation, transfer or change of office had not occurred, then, unless such assignment, novation, transfer or change in facility office was made at the request of the Borrower in accordance with mitigation provisions of the Finance Documents, the Facility Lender shall only be entitled to receive those amounts to the extent that such amounts would have been payable in connection with the Existing Facility Lender or the Existing Facility Lender’s facility office had the assignment, transfer or change in facility office not occurred.

20.	SUBORDINATION

20.1	Subordination

(a)	The Parties hereto agree that to the extent that the Sponsor or any Affiliate thereof, or any other Person:

(i)	has provided Subordinated Debt to the Loan Parties prior to the Signing Date, each Loan Party shall procure that such Sponsor, such Affiliate or other Person, as applicable, lending it such Subordinated Debt shall enter into a Subordination Agreement substantially in the form included in Schedule S – 1 (Form of General Subordination Agreement) hereto simultaneously with and as a condition to the Loan Parties’ entry into this Agreement; and

(ii)	intends to provide Subordinated Debt to the Loan Parties after the Signing Date, each Loan Party shall procure that the Sponsor, such Affiliate or other Person, as applicable, lending it such Subordinated Debt shall enter into as a condition precedent to providing such Subordinated Debt a Subordination Agreement substantially in the form included in Schedule S – 1 (Form of General Subordination Agreement) hereto.

(b)	The Parties hereto agree that the Loan Parties shall enter into a subordination agreement substantially in the form included in Schedule S – 2 (Form of Loan Party Subordination Agreement)) hereto on or prior to the date hereof, which shall apply to any Indebtedness any Loan Party may from time to time be owed by any other Loan Party.

21.	TAX GROSS-UP AND INDEMNITIES

21.1	Withholding Tax Gross-Up

Any and all payments by or on account of any obligation of the Borrower under or in connection with any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the relevant Facility Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Borrower or the applicable Facility Agent, then the Borrower or the applicable Facility Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 21 (Tax Gross-Up and Indemnities)), the relevant Finance Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

21.2	Payment of Other Taxes

The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Facility Agent timely reimburse it for the payment of, any Other Taxes.

21.3	Indemnification by the Borrower

The Borrower shall indemnify each Finance Party and each Facility Agent (and any of their respective Affiliates), within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 21 (Tax Gross-Up and Indemnities)) payable or paid by, or required to be withheld or deducted from a payment to, such Finance Party or Facility Agent (or Affiliate) in connection with a Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Finance Party (with a copy to the relevant Facility Agent), or by a Facility Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.

21.4	Indemnification by the Facility Lenders

Each Facility Lender shall severally indemnify its Facility Agent, within 20 Business Days after written demand therefor, for (a) any Indemnified Taxes attributable to such Facility Lender (but only to the extent that the Borrower has not already indemnified such Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Facility Lender’s failure to comply with the provisions of Section 19.6 (Transfers by a Facility Lender) and the relevant Facility Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Facility Lender, in each case, that are payable or paid by such Facility Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Facility Lender by its Facility Agent shall be conclusive absent manifest error. Each Facility Lender hereby authorizes its Facility Agent to set off and apply any and all amounts at any time owing to such Facility Lender under any Finance Document or otherwise payable by such Facility Agent to the Facility Lender from any other source against any amount due to such Facility Agent under this Section 21.4 (Indemnification by the Facility Lenders).

21.5	Status of Facility Lenders and Facility Agents

(a)	Any Facility Lender entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower and its Facility Agent, at the time or times reasonably requested by the Borrower or such Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Facility Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Facility Lender, if reasonably requested by the Borrower or such Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Facility Agent as shall enable the Borrower or such Facility Agent to determine whether or not such Facility Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (b)(i), (b)(ii) and (b)(iv) below) shall not be required if, in the Facility Lender’s reasonable judgment, such completion, execution or submission would subject such Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Facility Lender.

(b)	Without limiting the generality of the foregoing:

(i)	any Facility Lender that is a US Person shall deliver to the Borrower and its Facility Agent on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) executed copies of IRS Form W-9 certifying that such Facility Lender is exempt from US federal backup withholding tax;

(ii)	any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) whichever of the following is applicable:

(A)

in the case of a Facility Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS

Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	in the case of a Facility Lender claiming an exemption from US taxation under Section 892 of the Code, executed copies of IRS Form W-8EXP certifying that such Facility Lender is, as applicable, an integral part of a foreign government or a controlled entity of a foreign government that is not engaged in commercial activities within the meaning of US Treasury Regulations Section 1.892-4T within or outside the United States;

(C)	executed copies of IRS Form W-8ECI;

(D)	in the case of a Facility Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Facility Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(E)	to the extent a Facility Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8EXP, IRS Form W-8ECI, IRS Form W-8BEN-E, a US Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Facility Lender is a partnership and one or more direct or indirect partners of such Facility Lender are claiming the portfolio interest exemption, such Facility Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)	any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or such Facility Agent to determine the withholding or deduction required to be made; and

(iv)	if a payment made to a Facility Lender under any Finance Document would be subject to US federal withholding Tax imposed by FATCA if such Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Facility Lender shall deliver to the Borrower and its Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Facility Agent as may be necessary for the Borrower and such Facility Agent to comply with their obligations under FATCA and to determine whether such Facility Lender has complied with such Facility Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the Signing Date.

(c)	Each Facility Lender and Facility Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the relevant Facility Agent in writing of its legal inability to do so.

21.6	Refunds

To the extent that a Facility Lender or its Affiliate determines, in its sole discretion exercised in good faith, that it has obtained a refund or credit (in lieu of a refund) in respect of any Taxes as to which it has been indemnified pursuant to this Article 21 (Tax Gross-Up and Indemnities) (including by the payment of additional amounts pursuant to this Article 21 (Tax Gross-Up and Indemnities)), the relevant Facility Lender shall pay the Borrower an amount equal to such refund or credit, but only to the extent of indemnity payments made under this Article 21 (Tax Gross-Up and Indemnities) with respect to the Taxes giving rise to such refund or credit, and net of costs and expenses (including Taxes) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit). The Borrower, upon the request of the Facility Lender or its Affiliate, shall repay to the Facility Lender or its Affiliate the amount paid over pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Facility Lender or its Affiliate is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event shall the Facility Lender or its Affiliate be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Facility Lender or its Affiliate in a less favorable net after-Tax position than the Facility Lender or its Affiliate would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Facility Lender or its Affiliate to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

21.7	Evidence of Payments

As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Article 21 (Tax Gross-Up and Indemnities), such Loan Party shall deliver to the relevant Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

21.8	Survival

Each Party’s obligations under this Article 21 (Tax Gross-Up and Indemnities) shall survive the resignation or replacement of any Facility Agent or any assignment of rights by, or the replacement of, a Facility Lender, the termination of the Facility Debt Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.

21.9	Defined Terms

For purposes of Section 21.1 (Withholding Tax Gross-Up) to this Section 21.9 (Defined Terms):

(a)	the term “applicable law” includes FATCA;

(b)	the term “Finance Document” does not include any Indenture or Senior Notes;

(c)	the term “Governmental Authority” includes any government of a foreign jurisdiction; and

(d)	the term “Facility Agent” includes the Intercreditor Agent and the Security Trustee, to the extent payments hereunder in respect of Senior Debt Obligations are made to it.

22.	INCREASED COSTS

22.1	Increased Costs

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Facility Lender;

(ii)	subject any Finance Party (or its Affiliates) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Facility Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Facility Lender;

and the result of any of the foregoing shall be to increase the cost to such Finance Party of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Finance Party hereunder (whether of principal, interest or any other amount) then, upon request of such Finance Party, the Borrower shall within the time period specified in clause (b) below pay to such Finance Party such additional amount or amounts as shall compensate such Finance Party for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).

(b)	If any Facility Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Facility Lender’s capital or (without duplication) on the capital of such Facility Lender’s holding company, if any, as a consequence of this Agreement, the Facility Debt Commitments of such Facility Lender or the Loans made by such Facility Lender to a level below that which such Facility Lender or such Facility Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Facility Lender’s policies and the policies of such Facility Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Facility Lender, the Borrower shall pay to such Facility Lender within 30 days following the receipt of such notice by the Facility Lender such additional amount or amounts as shall compensate such Facility Lender or (without duplication) such Facility Lender’s holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).

(c)	The applicable Finance Party will deliver to the Borrower (with a copy to the Intercreditor Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Finance Party or its holding company, as the case may be, as specified in clauses (a) and (b) above. The Borrower shall pay such Finance Party the amount shown as due on any such certificate within 30 days after receipt thereof. Such certificate shall be conclusive absent manifest error.

(d)	Failure or delay on the part of any Finance Party to demand compensation pursuant to this Section 22.1 (Increased Costs) shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Finance Party pursuant to this Section 22.1 (Increased Costs) for any increased costs or reductions incurred or reductions suffered more than 225 days prior to the date that such Facility Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Facility Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 225 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)

Notwithstanding any other provision in this Agreement, no Facility Lender shall demand compensation pursuant to this Article 22 (Increased Costs) in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Facility Lender, as determined by such Facility Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Facility Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided that such Facility Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Facility Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

22.2	Relationship Between Increased Costs and Taxes

Any compensation of a Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) shall be made without duplication under this Article 22 (Increased Costs) and any compensation of a Facility Lender pursuant to this Article 22 (Increased Costs) shall be made without duplication under Article 21 (Tax Gross-Up and Indemnities).

23.	MISCELLANEOUS

23.1	Termination

(a)	Upon the occurrence of the Discharge Date in respect of the Senior Debt Obligations under this Agreement and each Facility Agreement, then, subject to reinstatement as provided in clause (c) below, this Agreement shall terminate and the Intercreditor Agent shall, at the expense of the Borrower, execute and deliver a termination statement.

(b)	The obligations of the Facility Lenders to make further disbursements of Loans under their respective Facility Agreements shall terminate in accordance with the applicable Facility Agreement and, in any case, upon the termination of this Agreement, and the Security Interests of such Facility Lenders shall be discharged and released pursuant to Section 12.1 (Termination) of the Common Security and Account Agreement.

(c)

This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Borrower hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Borrower or the Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Borrower, the

Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender or for any substantial part of the Borrower’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement shall apply hereto mutatis mutandis.

23.2	Right of Set-Off

Each Facility Lender, each Facility Agent and the Intercreditor Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to any other provision of this Agreement and the Finance Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Facility Lender, each Facility Agent or the Intercreditor Agent, as applicable, to or for the credit or the account of any Loan Party, as applicable, against the Senior Debt Obligations due and payable to such Facility Lender, such Facility Agent or the Intercreditor Agent, as applicable, at the time of such offset. If the obligations are in different currencies, the Facility Lender, the Facility Agent and the Intercreditor Agent, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purposes of the set-off. The rights of each Facility Lender, each Facility Agent and the Intercreditor Agent under this Section 23.2 (Right of Set-Off) are in addition to other rights and remedies (including other rights of set-off) that such Facility Lender, such Facility Agent and the Intercreditor Agent, as applicable, may have. Each Facility Lender shall notify its respective Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off, giving full details in relation thereto, and such Facility Agent shall promptly inform the Intercreditor Agent in writing, who shall inform the other Facility Agents of the same. Any amounts set off by any Facility Lender in accordance with this Section 23.2 (Right of Set-Off) or under this Agreement shall be subject to the sharing arrangements set forth in Section 2.3(b) (Payments and Prepayments – Sharing of Non-Pro Rata Payments) of the Common Security and Account Agreement.

23.3	Waiver of Immunity

To the extent that any Party hereto has or hereafter may acquire, or be entitled to claim for itself or its assets, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, it shall irrevocably agree not to claim and hereby irrevocably waives such immunity in respect of its obligations under the Finance Documents to which it is a party and all other documents to be executed and delivered in connection with the Finance Documents to which it is a party and the transactions contemplated thereby and, without limiting the generality of the foregoing, hereby agrees that the waivers set forth in this Section 23.3 (Waiver of Immunity) shall be effective to the fullest extent permitted under applicable law.

23.4	Expenses

(a)	Following the Closing Date, the Borrower shall pay to the Intercreditor Agent or a Facility Agent, as the case may be, within 30 days of demand (such demand being made together with copies of invoices and reasonable supporting evidence of the nature and amount of such costs), without duplication in respect of indemnity and/or reimbursement required under any other Finance Document:

(i)	to the extent such expenses have not been paid by the Borrower from the proceeds of the first disbursement of Loans pursuant to Section 4.1(p) (Conditions to Closing – Fees; Expenses), the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the negotiation, preparation, printing, execution and/or syndication of the Finance Documents to which it is a party, based upon fee parameters (if any, including the terms of the party’s applicable engagement or commitment letter, or Facility Agreement, as the case may be) agreed between the Borrower and the relevant parties;

(ii)	the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with:

(A)	the negotiation, preparation and execution of any Finance Document executed after the Signing Date;

(B)	any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement, whether or not granted; and

(C)	the exercise of its powers and the performance of its duties under this Agreement and any other Finance Documents; and

(iii)	the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the enforcement or preservation of any rights under any Finance Documents.

(b)	The Facility Lenders, the Facility Agents and the Intercreditor Agent, as applicable, shall inform the Borrower on a regular basis of the ongoing costs and expenses referred to in clause (a) above.

(c)	Notwithstanding anything to the contrary in this Section 23.4 (Expenses), the Facility Lenders, Facility Agents and the Intercreditor Agent shall only be entitled to the reimbursement of legal fees and expenses for the use of only one law firm engaged for all of the Facility Lenders, the Facility Agents and the Intercreditor Agent in each relevant jurisdiction unless (i) one or more of the Facility Lenders, the Facility Agents or the Intercreditor Agent incurring such fees and expenses reasonably believes that there is a reasonable likelihood of a conflict of interest between any of them (the existence of which shall be notified to the Borrower) necessitating the use of more than one law firm in any such jurisdiction or (ii) one or more of the Facility Lenders, Facility Agents or the Intercreditor Agent requests reimbursement for the use of more than one law firm in each relevant jurisdiction, for any reason explained in reasonable detail to the Borrower, and the Borrower has consented in advance (such consent not to be unreasonably withheld or delayed).

(d)	Notwithstanding anything to the contrary in this Section 23.4 (Expenses), payment of expenses by the Borrower hereunder to be made to only a certain specified Facility Lender or Facility Lenders shall be received by the Intercreditor Agent or the relevant Facility Agent solely for the benefit of such Facility Lender or Facility Lenders, and the Borrower shall also be permitted to make the payment directly to such Facility Lender or Facility Lenders.

23.5	Calculation of Floating Rate Obligations

In calculating amounts to be calculated under this Agreement, other than any interest payable on Senior Debt Obligations on which interest is payable at a floating rate of interest, if a floating rate is not known for the entire period, the floating rate to be used shall be reasonably estimated by the Borrower at the time of determination thereof.

23.6	Severability

Any term or provision of this Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the Parties hereto shall enter into good faith negotiations to replace the invalid, illegal, prohibited, or unenforceable term or provision with a view to obtaining the same commercial effect as this Agreement would have had if such term or provision had been legal, valid, and enforceable. To the extent permitted by applicable laws, the Parties hereto waive any provision of law that renders any term or provision of this Agreement illegal, invalid, prohibited or unenforceable in any respect.

23.7	Entire Agreement

This Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the Parties hereto relating to the transactions contemplated hereby or thereby other than any such agreements and undertakings contained in any commitment letter or fee letter related to the Loans stated expressly to survive the execution and delivery of this Agreement, among the Borrower, on the one hand, and the Facility Lenders, on the other hand.

23.8	Confidentiality

The provisions of Section 12.6 (Confidentiality) of the Common Security and Account Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

23.9	Notices

(a)	Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing in the English language (or, if not available in the English language, accompanied by an English language translation of such document) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile with receipt of a transmittal confirmation or by email to the address, facsimile number and/or email address of the Party to whom notice is being sent set forth below or on the Register maintained by the Intercreditor Agent in accordance with Section 19.7 (Register), which Register may, at each Facility Lender’s election, include email addresses for such Facility Lender:

(i)	with respect to the Loan Parties, the corresponding address and other notice information set forth in Schedule Q – 1 (Addresses for Notices to Loan Parties);

(ii)	with respect to each Facility Lender and Facility Agent, to the corresponding address and other notice information set forth in Schedule Q – 2 (Addresses for Notices to Facility Agents and Facility Lenders); and

(iii)	with respect to the Intercreditor Agent, to:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Ellen Turkel

Telephone: (212) 278-6437

Fax: (212) 278-6136

Email: ellen.turkel@sgcib.com

with a copy to:

245 Park Avenue

New York, NY 10167

Attention: Ed Grimm

Telephone: (212) 278-6450

Fax: (212) 278-6136

Email: edward.grimm@sgcib.com

(b)	Any notice, demand, consent or approval or communication given electronically by the Intercreditor Agent in connection with a Finance Document may be given to any Finance Party that has expressly agreed that it shall accept communication of information by this method by means of the Debt Domain Website, access to which is restricted to the parties to the Finance Documents, or by other electronic means in a manner and subject to rules established by the Intercreditor Agent and agreed with the Borrower; provided that the Intercreditor Agent may set access protocols as reasonably needed to communicate confidentially with the other Secured Parties at its sole discretion.

(c)

Any Party may change its address, fax number or email address for notices and other communications hereunder by notice to the other Parties. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been received: (i) in the case of a letter, when delivered personally or five days after it has been put into the post; (ii) in the case of a fax, when a complete and legible copy is received by the addressee; (iii) in the case of email, upon receipt by the sender of a return receipt message (provided that, in the case of sub-clause (ii) above and this sub-clause (iii), if the date of dispatch is not a Business Day or the time of dispatch is after 5:00 pm in the location of dispatch, it shall be deemed to have been received no earlier than the opening of business on the next Business Day); and (iv) in the case of a notice contemplated by clause (b) above, on the later of (x) a notice being posted on the Debt Domain Website and (y) receipt by the Intercreditor Agent of a return receipt message in respect of an email the Intercreditor Agent has sent to the relevant Party’s email address (as notified to the Intercreditor Agent in writing at least five days before any email is sent by the Intercreditor Agent or notice posted on the Debt Domain Website) notifying such Party that the notice has become available on the Debt Domain Website.

(d)	Communication by one Party to any other Party may, at the election of each such Party, be by electronic mail. For the purpose of the Finance Documents, an electronic communication will be treated as being in writing. Inclusion of an email address or addresses in the notice details for a Party shall indicate that such Party elects to receive and send communications by email subject to any particular requirements relating thereto of which it has notified each other Party. The absence of the notification of an email address shall indicate that such Party does not elect to receive or send communication by email, and any email communication to it shall be deemed not to have been delivered.

(e)	In the event of any change in the identity of any of the authorized officers of the Loan Parties referred to in the documentary evidence provided for pursuant to Section 4.1(k) (Conditions to Closing – Know Your Customer Requirements) and Section 4.1(l) (Conditions to Closing – Officer’s Certificates), the relevant Loan Party shall promptly notify the Intercreditor Agent in writing of such change and, at the same time, furnish to the Intercreditor Agent certified signature specimen(s) in respect of the relevant Loan Party’s new authorized officer(s). The Finance Parties may rely upon and refer to certified signature specimen(s) previously received by the Intercreditor Agent until such time as the Intercreditor Agent receives notice from the relevant Loan Party of such change and the relevant certified signature specimen(s) to be furnished in connection therewith.

(f)	Each of the Loan Parties and the other Parties to this Agreement:

(i)	consents to the inclusion in the Debt Domain Website of its name, its logo and a link to its website, if any;

(ii)	acknowledges that the Intercreditor Agent shall issue user identifiers, passwords and other information necessary for access to the Debt Domain Website (“Access Information”) to the Borrower and the other Parties to this Agreement;

(iii)	undertakes to ensure that all Access Information issued to it by the Intercreditor Agent is kept secure and confidential in accordance with Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) above;

(iv)	acknowledges that the Debt Domain Website is provided “as is” and “as available” and that the Intercreditor Agent does not warrant the accuracy or completeness of the communications or the adequacy of the Debt Domain Website and expressly disclaims liability for errors or omissions in the communications;

(v)	acknowledges that no warranty of any kind, express implied or statutory, including any warranty of merchantability, fitness for a specific purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Intercreditor Agent in connection with the communications or the Debt Domain Website; and

(vi)	agrees that neither the Intercreditor Agent nor any of its officers, directors, employees, agents, advisors or representatives is liable for damages of any kind, including direct or indirect, special, incidental or consequential, or any losses or expenses (whether in tort, contract or otherwise) incurred or suffered by it or any other Person as a result of its access or use of the Debt Domain Website or inability to access or use the Debt Domain Website (other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment).

23.10	Successors and Assigns; Benefits of Agreement

This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto (and the Facility Lenders claiming through the Parties hereto) and their subsequent respective permitted successors, permitted transferees and permitted assigns, and nothing in this Agreement, in any Senior Debt Instrument, in any Permitted Senior Debt Hedging Instrument, or in any other Finance Document, express or implied, shall give to any other Person any benefit or any legal or equitable right or remedy under this Agreement (other than the Parties hereto, their respective successors, transferees and assigns permitted hereby and, to the extent expressly contemplated thereby, Related Parties of each of the Intercreditor Agent, Facility Agents, Facility Lenders and other indemnitees under Article 21 (Tax Gross-Up and Indemnities)).

23.11	Remedies

(a)	Other than as stated expressly herein, no remedy under this Agreement or any other Finance Document conferred on any Finance Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Finance Documents, or now or hereafter existing at law or in equity or by statute or otherwise.

(b)	The amounts payable by the Borrower at any time under this Agreement or any other Finance Document shall each be a separate and independent debt and each Finance Party, except as otherwise specifically provided in this Agreement or any other Finance Document, shall be entitled to protect and enforce its rights arising out of this Agreement or any other Finance Document, and its right, pursuant to this Agreement including any applicable Facility Agreements, to cancel or suspend its commitment to provide Senior Debt Obligations and to accelerate the maturity of amounts due under its Facility Agreement, and, except as aforesaid, it shall not be necessary for any other Finance Party to consent to, or be joined as an additional party in, any proceedings for such purposes.

(c)	Except as otherwise specifically provided in this Agreement or any other Finance Document, no failure on the part of any Finance Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Finance Document, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No Finance Party shall be responsible for the failure of any other Finance Party to perform its obligations hereunder or under any Facility Agreement.

(d)	In case any Facility Lender or the Security Trustee or the Intercreditor Agent on behalf of the Senior Creditors shall have proceeded to enforce any right, remedy or power under and in accordance with this Agreement or any Finance Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Facility Lender, then and in every such case the relevant Loan Party and the Facility Lender shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under the Finance Documents, and thereafter all rights, remedies and powers of the Facility Lenders shall continue as though no such proceeding had been taken.

(e)	The rights of each Facility Lender:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under general law; and

(iii)	may be waived only in writing and specifically.

(f)	The undertakings by, and the obligations of, the Loan Parties set forth in this Agreement or in the Finance Documents are for the benefit of the Secured Parties alone, in accordance with the terms thereof.

23.12	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

23.13	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

23.14	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

23.15	Consent to Jurisdiction

(a)	All Parties to this Agreement, as contemplated by Section 23.13 (Governing Law), shall consent to the non-exclusive jurisdiction of the courts of the State of New York (except as otherwise specifically provided herein).

(b)	Each Party hereto:

(i)	hereby irrevocably consents and agrees for the benefit of the Facility Lenders that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement and the Loans;

(ii)	irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii)	irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the Facility Lenders to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

(c)	Without prejudice to any other mode of service allowed under any relevant law, each of the Loan Parties:

(i)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(ii)	shall maintain a duly appointed and authorized agent for service of process in relation to any proceedings before the federal or state courts of the Borough of Manhattan, the City of New York in connection with this Agreement and shall keep the Intercreditor Agent advised of the identity and location of such agent and acknowledges that it shall appoint Corporation Service Company as its agent for service of process at its registered office (being, on the Signing Date, at 1180 Avenue of the Americas, Suite 210, New York, NY 10036); and

(iii)	hereby irrevocably authorizes the Intercreditor Agent to appoint an agent for service of process on its behalf should it at any time fail to maintain in full force and effect a process agent in accordance with this Section 23.15 (Consent to Jurisdiction), and the Intercreditor Agent shall promptly notify it of any such appointment.

(d)	Each of the Parties hereto agree that upon service of process to the relevant Loan Party’s agent for service of process appointed for such purpose under clause (c) above, a copy of such process shall be delivered to the relevant Loan Party, in accordance with the procedure for notices set forth in Section 23.9(d) (Notices), provided that the non-delivery of such copy shall not affect the enforceability of such process validly served upon such agent.

23.16	Amendments

(a)	Except as otherwise expressly provided in this Agreement (including as provided in clause (b) below), this Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Borrower, the Guarantors and the Intercreditor Agent on behalf of each Facility Agent. Except as otherwise expressly provided in the relevant agreement or document, no waiver or consent of any term or condition of this Agreement or any other Finance Document in favor of the Borrower or Guarantors or any other Party hereto or thereto by any Facility Lender, its Facility Agent or the Intercreditor Agent may be given or granted by such parties except in accordance with the Intercreditor Agreement. The Facility Lenders may not agree to amend, modify or supplement this Agreement except in accordance with the Intercreditor Agreement.

(b)	The written agreement contemplated in clause (a) above shall not be required:

(i)	for a successor Intercreditor Agent to accede to this Agreement in accordance with Section 18.7 (Resignation and Succession);

(ii)	for a replacement Facility Agent to accede to this Agreement in accordance with Section 19.3 (Replacement of Facility Agents);

(iii)	for a new Facility Agent to accede to this Agreement in accordance with Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement);

(iv)	to make entries on Schedule Q-1 (Addresses for Notices to Loan Parties) to update any notification addresses of any Party therein or to amend the description of the relevant Loan Party’s authorized and issued equity capital and name and ownership interest of the Borrower’s member;

(v)	to update Schedule F (Material Permits) in accordance with the provisions of Section 10.4(b)(ix) (Construction Reports);

(vi)	to update the Date Certain by delivery of notice thereof pursuant to Section 4.3(b)(ii) (Conditions to Second Phase Expansion) in connection with satisfaction of the conditions precedent under that Section; or

(vii)	to update Schedule U (Real Property Documents) to reflect new or amended Real Property Documents.

23.17	Conflicts

In case of any conflict or inconsistency between the main body of this Agreement and any Facility Agreements (including any promissory note delivered thereunder), this Agreement shall control.

23.18	Effectiveness

This Agreement shall come into full force and effect on the date hereof.

23.19	Limitations on Liability

No claim shall be made by any Party hereto or any of their respective Affiliates against any other Party hereto or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Finance Documents, Material Project Agreements or any act or omission or event occurring in connection therewith; and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

23.20	Survival of Obligations

The provisions of Article 21 (Tax Gross-Up and Indemnities), Section 23.3 (Waiver of Immunity), Section 23.8 (Confidentiality), Section 23.9 (Notices), Section 23.10 (Successors and Assigns; Benefits of Agreement), Section 23.13 (Governing Law), Section 23.14 (Waiver of Jury Trial), Section 23.15 (Consent to Jurisdiction), Section 23.17 (Conflicts) and this Section 23.20 (Survival of Obligations) shall survive the termination of this Agreement.

23.21	No Fiduciary Duty

Each Finance Party and its respective Affiliates (collectively, solely for purposes of this Section 23.21 (No Fiduciary Duty) and in their capacity as a Finance Party, the “Lenders”) may have economic interests that conflict with those of the Borrower, the Guarantors, the Sponsor or any of their Affiliates. The Loan Parties on behalf of themselves, the Sponsor, and any Affiliate thereof respectively agree that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any of the Borrower, the Guarantor, or the Sponsor or their Affiliates, on the other hand. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Facility Lenders, on the one hand, and the relevant Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the Guarantors, the Sponsor or any of their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or shall advise the Borrower, the Guarantors, the Sponsor or any of their Affiliates on other matters) or any other obligation of the relevant Loan Party except the obligations expressly set forth in the Finance Documents and (y) each Facility Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the Guarantors, the Sponsor or any of their Affiliates or any other Person. Each of the Loan Parties acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the respective Loan Party, in connection with such transactions or the process leading thereto.

23.22	USA Patriot Act Notice

Each Facility Lender that is subject to the requirements of the USA Patriot Act, each Facility Agent (for itself and not on behalf of any Facility Lender) and the Intercreditor Agent (for itself and not on behalf of any Facility Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, taxpayer identification number and business address of the Borrower and other information that shall allow such Facility Lender, Facility Agent or the Intercreditor Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as the Borrower

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By:	Corpus Christi Pipeline GP, LLC, its general partner

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOCIÉTÉ GÉNÉRALE, as Intercreditor Agent and Term Loan Facility Agent

By:	/s/ Roberto S. Simon
	Name:	Roberto S. Simon
	Title:	Managing Director

CONFIDENTIAL

SCHEDULE A

COMMON DEFINITIONS AND RULES OF INTERPRETATION

1.1	Amendments

No amendment to any definition or rule of interpretation in this schedule shall be effective for purposes of any individual Finance Document unless such amendment has complied with the requirements for amendments to that Finance Document.

1.2	Interpretation

In this Agreement and in the Appendices, Exhibits and Schedules hereto, except to the extent that the context otherwise requires:

(i)	the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii)	unless otherwise specified, references to Articles, Sections, clauses, Appendices, Exhibits and Schedules are references to Articles, Sections and clauses of, and Appendices, Exhibits and Schedules to, this Agreement;

(iii)	references to any document or agreement shall be deemed to include references to such document or agreement as amended (however fundamentally), supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein and therein; provided that with respect to any references to the Equator Principles III, such references shall be deemed to refer to such documents in effect as of the Signing Date, without regard to any amendments, supplements or replacements thereof after such date;

(iv)	references to any party to this Agreement or any other document or agreement shall include its successors and permitted transferees and assigns;

(v)	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

(vi)	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that month;

(vii)	words importing the plural include the singular and vice versa;

(viii)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(ix)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(x)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(xi)	“law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law;

(xii)	unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;

(xiii)	any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization (so that, for example, an action or omission of a contractor for any Loan Party shall be the action of an agent, representative or authorized person of the Loan Parties only if taken in connection with the performance of its work under its contract with any Loan Party involving work related to the Development, and shall not be the action or omission of an agent, representative or authorized person of the Loan Parties if taken under another contract with persons other than the Loan Parties involving work unrelated to the Development);

(xiv)	the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;

(xv)	any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;

(xvi)	in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;

(xvii)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York, United States; and

(xviii)	the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3	Definitions

“Abandonment” means any of the following shall have occurred:

(a)	the abandonment, suspension or cessation of all or substantially all of the activities related to the Development or the abandonment, suspension or cessation of operations the Project Facilities, in each case, for a period in excess of 60 consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development or the Project Facilities); provided that if this is not accompanied by a formal, public announcement by the Borrower of its intentions as set forth in clause (b) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to the Borrower from the Security Trustee (who may be instructed by any Senior Creditor Group to deliver such notice) requesting the Borrower to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Borrower has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Borrower has nevertheless not resumed such activities within 90 days following receipt of the notice from the Security Trustee;

(b)	a formal, public announcement by the Borrower of a decision to abandon, cease or indefinitely defer or suspend the Development for any reason; or

(c)	the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

For the avoidance of doubt, the Second Phase Development shall not be part of the Development and the Second Phase Facilities shall not be part of the Project Facilities for purposes of the Finance Documents unless and until the Second Phase CP Date has occurred or the Second Phase Development has been undertaken pursuant to an Expansion otherwise permitted under the Finance Documents.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least A- (or the equivalent rating) from S&P or Fitch or at least A-3 (or the equivalent rating) from Moody’s, and, in any case, with a combined capital surplus of at least $1 billion.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Security Trustee that includes the following material terms:

(i)	an expiration date no earlier than 364 days following its issuance date;

(ii)	allows the Security Trustee to make a drawdown of up to the stated amount in each of the circumstances described in Section 4.9(d) (Acceptable Debt Service Reserve LC) of the Common Security and Account Agreement; and

(iii)	the reimbursement and other payment obligations with respect to such letter of credit are not for the account of any Loan Party.

“Acceptable Lender” means any Sponsor or its Affiliate or a bank, financial institution, multilateral agency, development financial institution, trust, Approved Fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or any Senior Creditor (other than the Senior Noteholders that are not otherwise Acceptable Lenders) or any Affiliate of a Facility Lender or any other entity or Person, that in each case is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in the ordinary course of business; provided that, in the case of trusts and funds that are not Approved Funds, such entity shall be experienced in the financing of energy and natural resource projects.

“Accession Agreement” means any accession agreement contemplated under the Finance Documents, the form of which is included in either Schedule D (Forms of Accession Agreements) to the Common Security and Account Agreement or Schedule P – 1 (Replacement Facility Agent Accession Agreement) and Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) to the Common Terms Agreement.

“Access Information” has the meaning given in Section 23.9(f)(ii) (Notices) of the Common Terms Agreement.

“Account Bank” means, initially, Mizuho Bank, Ltd. acting in its capacity as such (with any replacement to the initial Account Bank having a then-current credit rating at appointment by S&P at least equivalent to A+ or by Moody’s at least equivalent to A1 and being subject to receipt of consent in accordance with Section 9.9(b) (Resignation, Removal and Replacement of Account Bank) of the Common Security and Account Agreement).

“Account Bank Fee Letter” means the fee letter entered into between the Company and the Account Bank in respect of the fees payable to the Account Bank in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Security Documents.

“Accounts” has the meaning given in Section 4.3(a) (Accounts) of the Common Security and Account Agreement.

“Additional Proceeds Prepayment Account” is the account described in Section 4.3(a)(xi) (Accounts) of the Common Security and Account Agreement.

“Additional Senior Debt” has the meaning given in Section 2.2(a)(i) (Incremental Senior Debt) of the Common Security and Account Agreement.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Senior Debt Instrument.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Agreement” in each case where used means only the agreement in which the term is used. For the avoidance of doubt, (a) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (b) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“Amortization Schedule”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the US Money Laundering Control Act of 1986, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor at the relevant time concerning or relating to bribery or corruption.

“Applicable EPC Contract” means (a) unless and until the Second Phase CP Date has occurred, the EPC Contract (T1/T2) and (b) on or following the Second Phase CP Date, all of the EPC Contracts.

“Applicable PDE Assets” has the meaning given in Section 6.4(a)(vi) (PDE Senior Debt) of the Common Terms Agreement.

“Approved Fund” means any Fund administered or managed by (a) a Facility Lender, (b) an Affiliate of a Facility Lender or (c) an entity or an Affiliate of an entity that administers or manages a Facility Lender.

“Assigned Agreements” has the meaning given in Section 3.2(b)(i) (Security Interests to be Granted by the Securing Parties – Security Interests – General) of the Common Security and Account Agreement.

“Authorized Investments” means any US Dollar denominated investments that are:

(a)	direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment);

(c)	commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment) and, in each case, maturing within one year of acquisition thereof;

(d)	investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one year from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $500 million;

(e)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; or

(f)	money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment

Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or US Dollars; and (iii) have portfolio assets of at least $500 million.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Availability Period” means, with respect to the Term Loans, the Term Loan Availability Period, and with respect to any other Loans, the period commencing on the date of first disbursement of such Loans and ending on the date of the termination or cancellation of all remaining Facility Debt Commitments pursuant to the terms of the corresponding Facility Agreement.

“Bankruptcy” means with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)	such Person shall file a voluntary petition in bankruptcy, or shall file any petition or answer or consent seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or shall apply for or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(b)	a case or other proceeding shall be commenced against such Person in a court of competent jurisdiction without the consent or acquiescence of such Person seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;

(c)	a court of competent jurisdiction shall enter an order, judgment or decree approving a petition with respect to such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall consent to the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent of such Person and such appointment shall remain undischarged, unvacated and unstayed for an aggregate of 90 days (whether or not consecutive);

(d)	such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)	such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(f)	such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Default” has the meaning given in Section 6.2(c) (Initiation of Security Enforcement Action – Bankruptcy Default) of the Common Security and Account Agreement.

“Bankruptcy Proceeding” means:

(a)	any case, action or proceeding before any court or other governmental authority in relation to a Bankruptcy; or

(b)	a general assignment under clause (e) of the definition of Bankruptcy,

in each case of (a) and (b) above, undertaken under applicable US federal, state or foreign law, including the Bankruptcy Code.

“Base Case Forecast” means the base case forecast attached as Schedule R (Base Case Forecast) to the Common Terms Agreement, as may be updated from time to time in accordance with the Common Terms Agreement.

“Base Committed Quantity” means (a) unless and until the Second Phase CP Date has occurred, not less than 398,697,500 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs as at the

Closing Date and (b) on and following the Second Phase CP Date, not less than 547,500,000 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs and the Second Phase Qualifying LNG SPAs as at the occurrence of the Second Phase CP Date; provided, in each case, that following the full payment of the required amount upon any LNG SPA Mandatory Prepayment, the Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that the Borrower is not required to repay upon an LNG SPA Prepayment Event under Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Payment Events) of the Common Terms Agreement.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Intercreditor Agent from time to time for purposes of providing quotations of prime lending interest rates) and (c) the LIBOR for an interest period of one month plus 1%. Each change in the Base Rate shall be effective on the date the change in the relevant benchmark in this definition becomes effective.

“Bcf” means billions of cubic feet.

“Borrower” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Borrower is also referred to as the “Company” under the Common Security and Account Agreement.

“Breakage Costs” under a Facility Agreement has the meaning given in such Facility Agreement.

“Btu” means the amount of heat equal to 1,055.056 joules.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally authorized to be open for business:

(a)	in relation to any determination of the LIBOR required under the Finance Documents, London; and

(b)	in all other cases, The City of New York.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Loan Parties or the Project Facilities insuring the Loan Parties against business interruption or delayed start-up.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Loan Parties during such period, including:

(a)	fees and other amounts received by CCL under the LNG SPAs;

(b)	earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the Common Security and Account Agreement);

(c)	any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement;

(d)	all cash paid to the Loan Parties during such period as Business Interruption Insurance Proceeds;

(e)	proceeds from the transfer, sale or disposition of assets or rights of the Loan Parties in the ordinary course of business in accordance with Section 12.17 (Sale of Project Property) of the Common Terms Agreement (other than as set forth in sub-clause (iii) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid under any Material Project Agreement;

(g)	amounts received under Permitted Hedging Instruments other than in respect of interest rates; and

(h)	solely with respect to calculation of the Historical DSCR for purposes of compliance with Section 12.25 (Historical DSCR) of the Common Terms Agreement, all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of Equity Funding (in each case as otherwise permitted pursuant to the terms of the Finance Documents), but excluding, in each case:

(i)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(ii)	proceeds of third-party liability insurance;

(iii)	proceeds of the sale of assets permitted by Section 12.17(c) or (l) (Sale of Project Property) of the Common Terms Agreement unless and until applied to procure a replacement for such assets;

(iv)	proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Loan Parties pursuant to any guarantees) permitted by Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement other than amounts received under Permitted Hedging Instruments included under clause (g) above; and

(v)	except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Borrower; and any cash deposited into the Additional Proceeds Prepayment Account.

“Cash Flow Available for Debt Service” means, for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Fixed Projected DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are Project Costs, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date relating to expenditure on items that were, as of the Project Completion Date, outstanding or punch list items under the Applicable EPC Contracts that are paid out of Senior Debt or Equity Funding.

“Catastrophic Casualty Event” has the meaning given in any Indenture.

“CCL” means Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Terminal Facility.

“CCP” means Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Pipeline.

“CCP Construction Contract” has the meaning given in Section 12.5(g) (Material Project Agreements) of the Common Terms Agreement.

“CCP GP” means Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware, which will be the general partner of CCP.

“CCP Pipeline Precedent Agreement” means the transportation precedent agreement, dated July 21, 2014, as amended on May 13, 2015, between CCP and CCL pursuant to which firm transportation capacity is secured through the Corpus Christi Pipeline.

“CEI Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of May 13, 2015, entered into between the Borrower and the Sponsor.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9604, et seq.) and rules and regulations issued thereunder.

“Cessation Notice” has the meaning given in Section 15.3 (Cessation of Loan Facility Declared Default) of the Common Terms Agreement.

“Change in Law” means the occurrence, after the Signing Date, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the Sponsor and its Affiliates (a) until one year after the Project Completion Date, shall fail to own, directly or indirectly in the aggregate, more than 50% of the ownership interests in the Borrower or control, directly or indirectly, voting rights of more than 50% of the votes of all classes in the Borrower or (b) more than one year after the Project Completion Date, shall fail to own, directly or indirectly in the aggregate, more than 25% of the ownership interests in the Borrower or control, directly or indirectly, voting rights of more than 25% of the votes of all classes in the Borrower.

“Change Order” has the meaning given in the Applicable EPC Contracts.

“Change Order Confirming Certificate” has the meaning given in Section 9.1(a)(i)(A) (Prohibited Actions under EPC Contracts) of the Common Terms Agreement.

“Cheniere” has the same meaning as is given to “Sponsor” below.

“Closing” means the satisfaction or waiver of all the conditions precedent set forth in Section 4.1 (Conditions to Closing) of the Common Terms Agreement with respect to the Initial Senior Debt.

“Closing Conditions Certificate” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 (Conditions to Closing) of the Common Terms Agreement have been satisfied or waived.

“Closing Notice” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“CMI” means Cheniere Marketing, LLC, a limited liability company organized under the laws of the State of Delaware.

“CMI Export Authorization Letter” means the letter agreement, dated as of May 13, 2015, between CMI and CCL.

“CMI (UK)” means Cheniere Marketing International LLP, a limited liability partnership organized under the laws of the United Kingdom.

“CMI (UK) LNG SPAs” mean the (a) Amended and Restated Base LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014, between CCL and CMI (UK) and (b) Amended and Restated Foundation Customer LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014 between CCL and CMI (UK), in each case in the form delivered to the Intercreditor Agent prior to or on the Signing Date or in such other form as may be approved by the Intercreditor Agent.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any property right or interest subject to a Security Interest.

“Collateral Parties” means the Securing Parties and Holdco, and “Collateral Party” shall have a corresponding meaning.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Collateral” means any property right or interest subject to a Security Interest granted or purported to be created by or pursuant to Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral), Section 3.2(b) (Security Interests to be Granted by the Securing Parties – Security Interests – General) or Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement or pursuant to any Security Document other than the Common Security and Account Agreement.

“Common Security and Account Agreement” means the Common Security and Account Agreement, dated as of May 13, 2015, among the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Common Terms Agreement” means the Common Terms Agreement, dated as of May 13, 2015, among the Borrower, the Guarantors, the Term Loan Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default. For the avoidance of doubt, (i) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (ii) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“Company” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Company is also referred to as the “Borrower” in certain Finance Documents and the “Issuer” in other Finance Documents.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information” means all information received from a Loan Party, Holdco, the Sponsor or any of their respective Affiliates or on their behalf relating to any of such entities, their businesses, the Project Facilities or the Development, including at all times the Second Phase Development.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ConocoPhillips” means ConocoPhillips Company, a corporation incorporated in the State of Delaware.

“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.

“Construction Account” is the account described in Section 4.3(a)(iv) (Accounts) of the Common Security and Account Agreement.

“Construction Budget and Schedule” means (a) the budget delivered pursuant to Section 4.1(g) (Conditions to Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of budget attached as Schedule D-1 (Construction Budget and Schedule – Construction Budget) to the Common Terms Agreement), setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs through the date that is 90 days after the projected date of Substantial Completion of the last Subproject to be completed under and as defined in the Applicable EPC Contracts and (b) the schedule delivered pursuant to Section 4.1(g) (Conditions to Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of schedule attached as Schedule D-2 (Construction Budget and Schedule – Construction Schedule) to the Common Terms Agreement), setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project Facilities’ development through the date that is 90 days following the projected date of Substantial Completion of the last Subproject to be completed under the Applicable EPC Contracts; and in each of cases (a) and (b) as may be amended, supplemented, or otherwise modified (x) to take into account any Change Orders permitted under Section 9.1 (Prohibited Actions under EPC Contracts) of the Common Terms Agreement and (y) upon the occurrence of the Second Phase CP Date as set forth in Section 4.3 (Conditions to Second Phase Expansion) of the Common Terms Agreement. It is acknowledged and understood that the “Construction Budget and Schedule” will be comprised of a budget and schedule in respect of the Corpus Christi Terminal Facility and a budget and schedule in respect of the Corpus Christi Pipeline and that all references in the Finance Documents to the “Construction Budget and Schedule” shall be to such budgets and schedules collectively or to the budget and schedule applicable to the Project Facilities that are the subject of the applicable provision, as the context may require.

“Consultants” has the meaning given in Section 13.1 (Appointment of Consultants) of the Common Terms Agreement.

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)

with respect to any Loan Facility Declared Default, Indenture Declared Default or other comparable event of default under any other Senior Debt Instrument, that such default has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument, as the case may be, and no Cessation Notice shall have been given with respect thereto;

(b)	with respect to any Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or other unmatured default under any other Senior Debt Instrument, that such unmatured default has occurred and has not been waived or cured; and

(c)	with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default under any other Senior Debt Instrument, that such event of default has occurred and has not been declared, waived or cured.

“Contract Price” has the meaning given in the Applicable EPC Contracts.

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Controlling Claimholders” means Senior Creditor Group Representatives representing a Majority in Interest of the Senior Creditors.

“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” means all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the US Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing:

(a)	all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time);

(b)	all extensions, renewals and restorations thereof;

(c)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(d)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(e)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Corpus Christi Pipeline” means the 23-mile-long, 48-inch-diameter bi-directional Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay comprising:

(a)	unless and until the Second Phase CP Date has occurred, a liquefaction facility comprised of two Trains, each with a nominal production capacity of approximately 4.5 mtpa, two LNG storage tanks, each with a working capacity of 160,000 cubic meters, and a marine berth; and

(b)	on and following the Second Phase CP Date, a liquefaction facility comprised of three Trains, each with a nominal production capacity of approximately 4.5 mtpa, three LNG storage tanks, each with a working capacity of 160,000 cubic meters, and two marine berths, in each case (i) with related onsite and offsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“CP Deadline” has the meaning given in the applicable LNG SPA.

“CP Fulfillment Date” has the meaning given in the applicable LNG SPA.

“CTA Payment Date” means (i) each Quarterly Payment Date, (ii) the date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Facility Agreement, including the Common Terms Agreement, and (iii) the scheduled Final Maturity Date under each Facility Agreement.

“Date Certain” means (a) unless and until the Second Phase CP Date has occurred, the EDF LNG SPA DFCD Deadline and (b) on and following the Second Phase CP Date, the last DFCD Deadline to occur under any of the Qualifying LNG SPAs delivered pursuant to the conditions precedent in Section 4.3(b)(i) (Conditions to Second Phase Expansion – Second Phase Qualifying LNG SPAs; Material Project Documents; Direct Agreements) of the Common Terms Agreement, which shall have been notified to the Intercreditor Agent pursuant to Section 4.3(b)(ii) (Conditions to Second Phase Expansion – Second Phase Qualifying LNG SPAs; Material Project Documents; Direct Agreements) of the Common Terms Agreement.

“Date of First Commercial Delivery” or “DFCD” has the meaning given in the applicable LNG SPA.

“Debt Domain Website” has the meaning given in Section 12.7(b) (Notices) of the Common Security and Account Agreement.

“Decision” means any notice, consent, decision, approval, instruction, judgment, direction, objection or Modification.

“Declared Event of Default” means an Event of Default that has been declared or is otherwise deemed to have been declared by a Senior Creditor Group Representative under its Senior Debt Instrument (acting on behalf of the Senior Creditors under, and in accordance with, such Senior Debt Instrument) or otherwise is deemed to have been declared in accordance with the terms of the relevant Senior Debt Instrument.

“Default Rate” means a rate per annum equal to the rate that would otherwise be applicable plus 2%, or if there is no applicable interest rate, a rate per annum equal to the highest interest rate applicable to any then-outstanding Senior Debt plus 2%.

“Defaulting Lender”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Defect Correction Period” has the meaning given in the Applicable EPC Contracts.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project Facilities that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any delay.

“Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have corresponding meanings.

For the avoidance of doubt, the Second Phase Development shall not be part of the Development and the Second Phase Facilities shall not be part of the Project Facilities for purposes of the Finance Documents unless and until the Second Phase CP Date has occurred or the Second Phase Development has been undertaken pursuant to an Expansion otherwise permitted under the Finance Documents.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Loan Parties payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Loan Parties.

“DFCD Deadline” means the date, under each of the Qualifying LNG SPAs, that is 60 days prior to the date on which each LNG Buyer would have the right to terminate its respective LNG SPA for any failure to achieve the DFCD by such date, as extended by any waivers, modifications or amendments to its respective LNG SPA in accordance with Section 8.3 (Amendment of LNG SPAs) of the Common Terms Agreement, but without giving effect to cure rights under any agreement between the Security Trustee and such LNG Buyer. “DFCD Deadlines” shall have a corresponding meaning.

“DIP Financing” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Financing Liens” has the meaning given in Section 10.5(b)(ii) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Lenders” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“Direct Agreements” are the agreements described in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement, and “Direct Agreement” shall have a corresponding meaning.

“Disbursement Account” means the account(s) of that name required to be established pursuant to Section 4.3 (Accounts) of the Common Security and Account Agreement.

“Disbursement Request” means a drawdown notice, substantially in the form set forth in Schedule B (Disbursement Request Form) to the Common Terms Agreement (or equivalent under another Senior Debt Instrument), given by the Borrower requesting an Advance with respect to a Loan in accordance with the terms of Section 2.3 (Disbursement Procedures) of the Common Terms Agreement and/or the applicable Facility Agreement.

“Disbursement Endorsement” means endorsement(s) to the Title Policy (dated not earlier than two Business Days prior to the date of the requested Advance, as applicable), indicating that since the effective date of the Title Policy (or the date of the last preceding endorsement(s) to the Title Policy, if later), (1) there has been no change in the state of the title to the insured estates or interests covered by the Title Policy (other than matters constituting Permitted Liens or matters otherwise approved by the Security Trustee), and (2) complying with Procedural Rule P-9.b.4 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas, and which endorsement(s) shall extend the effective date of the Title Policy to the date of such endorsement(s) and increase the coverage of the Title Policy by an amount equal to the Advance then being made by stating the amount of coverage then existing under the policy, and with respect to the endorsement to be delivered for the occurrence of the Project Completion Date in Section 14.1(f) (Conditions to Occurrence of the Project Completion Date – Survey and Title Policy Endorsement) of the Common Terms Agreement, the “Liability” paragraph and the exception in Schedule B of the Title Policy for liens arising by reason of unpaid bills or claims for work performed or materials furnished in connection with improvements placed, or to be placed, upon the subject land shall be eliminated from the policy by the issuance of the promulgated endorsement form containing the applicable promulgated language covering said elimination as provided in Procedural Rule P-8.b.2 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas. Such Disbursement Endorsement will be substantially in a form to be agreed and attached to the Common Terms Agreement.

“Discharge Date” means:

(a)	with respect to the Senior Debt Obligations under a Senior Debt Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor), the Senior Debt Commitments thereunder shall have been terminated, expired or been reduced to zero and all letters of credit thereunder (if any) shall have been terminated or collateralized in accordance with the provisions of such Senior Debt Instrument;

(b)	with respect to the Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor) and such Permitted Senior Debt Hedging Instrument shall have terminated or expired; and

(c)	with respect to all Senior Debt Obligations, collectively, the date on which each of the above shall have occurred with respect to each then-existing Senior Debt Instrument and Permitted Senior Debt Hedging Instrument and any other Senior Debt Obligations owing to the Intercreditor Agent, Facility Agents, Security Trustee or other Secured Parties shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations that by their terms survive and with respect to which no claim has been made by the applicable Secured Party).

“DOE” means the US Department of Energy.

“DSCR” means either Historical DSCR or Fixed Projected DSCR.

“EDF” means Électricité de France, S.A., a French utility company that is an Initial LNG Buyer.

“EDF LNG SPA” means the LNG SPA between CCL and EDF, dated July 17, 2014, as amended on February 24, 2015.

“EDF LNG SPA DFCD Deadline” means the date that is 60 days prior to the date on which EDF is permitted to terminate the EDF LNG SPA for any failure to achieve the DFCD by such date, as extended by any waivers, modifications or amendments to the EDF LNG SPA in accordance with Section 8.3 (Amendment of LNG SPAs) of the Common Terms Agreement, but without giving effect to cure rights under any agreement between the Security Trustee and EDF.

“EDP” means EDP Energias de Portugal S.A., a Portuguese utility company that is an Initial LNG Buyer.

“EDP LNG SPA” means the LNG SPA between CCL and EDP, dated as of December 18, 2014, as amended from time to time.

“El Campesino” means Central El Campesino S.A., a Chilean sociedad anónima.

“El Campesino Contingent LNG SPA” means the LNG SPA between CCL and El Campesino, dated November 28, 2014, pursuant to which CCL will sell LNG to El Campesino in the event of a termination of the LNG SPA between CMI (UK) and El Campesino for certain reasons specified therein, in the form delivered to the Intercreditor Agent prior to or on the Signing Date or in such other form as may be approved by the Intercreditor Agent.

“Endesa” means Endesa S.A., a Spanish utility company that is an Initial LNG Buyer.

“Enforcement Action” has the meaning given in Section 16.1(a) (Facility Lender Remedies for Loan Facility Declared Events of Default – Enforcement Action) of the Common Terms Agreement.

“Enforcement Proceeds Account” has the meaning given in Section 6.7(a) (Enforcement Proceeds Account) of the Common Security and Account Agreement.

“Environmental Affiliate” means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Government Rule.

“Environmental and Social Standards” means Environmental Laws and the Equator Principles III.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, judgment or other legal action (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, response, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental environmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term Environmental Claim will include any claim by any Person or Governmental Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time concerning the regulation, use or protection of the environment, coastal resources, protected plant and animal species, human health and safety as it relates to Hazardous Material exposure or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but excluding, for the avoidance of doubt, any laws relating to matters regulated by FERC, DOE, Department of Transportation or OFAC. “Environmental Law” shall have a corresponding meaning.

“EPC Change in Law” means “Change in Law” as defined in the Applicable EPC Contracts.

“EPC Contracts” means the EPC Contract (T1/T2) and the EPC Contract (T3), each an “EPC Contract.”

“EPC Contract (T1/T2)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 6, 2013 for Train One and Train Two pursuant to which the Corpus Christi Terminal Facility will be constructed, as modified from time to time based on permitted changes.

“EPC Contract (T3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 6, 2013 for Train Three pursuant to which the Corpus Christi Terminal Facility will be constructed, as modified from time to time based on permitted changes.

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc.

“EPC Force Majeure” means “Force Majeure” as defined in the Applicable EPC Contracts.

“EPC Guarantor” means the “Guarantor” as defined in the Applicable EPC Contracts.

“EPC Letter of Credit” means “Letter of Credit” as defined in the Applicable EPC Contracts.

“Equity Funding” means contributions made to the Borrower in the form of (a) Subordinated Debt, equity funding and payment of costs incurred by the Loan Parties prior to the Signing Date and Cash Flow that are applied or committed to be applied towards pre-Project Completion Date Project Costs, and, following the Project Completion Date, towards other capital expenditures in respect of the Project Facilities; provided that such Cash Flows following the Project Completion Date would qualify to be distributed as Restricted Payments based on meeting the conditions set forth in Section 11.1 (Conditions to Restricted Payments) of the Common Terms Agreement or are otherwise eligible to be used for Required Capital Expenditures, and (b) in-kind contributions of real property up to $51 million as set forth in an appraisal provided by the Loan Parties.

“Equity Proceeds Account” is the account described in Section 4.3(a)(iii) (Accounts) of the Common Security and Account Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, or trade or business that is a member of any group of organizations: (a) described in Section 414(b), (c), (m) or (o) of the Code of which the

Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which a Loan Party is a member.

“ERISA Event” means:

(a)	any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;

(b)	the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)	the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f)	the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g)	the withdrawal by a Loan Party or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer,” as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i)	the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j)	the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k)	the failure of a Loan Party or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;

(m)	a Loan Party engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or

(n)	the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.

“Escrowed Amounts” has the meaning given in each Applicable EPC Contract.

“Event of Default” means a Loan Facility Event of Default, an Indenture Event of Default or any comparable Loan Party event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project Facilities, any equity interests in the Loan Parties or any other part of the Security Interests.

“Excluded Accounts” means Excluded Unsecured Accounts and any escrow account established under the EPC Contracts.

“Excluded Unsecured Accounts” has the meaning given in Section 3.2(g)(iv) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Assets” has the meaning given in Section 3.2(g) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:

(a)	Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Facility Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)	in the case of a Facility Lender, US federal withholding tax imposed on amounts payable to such Facility Lender pursuant to a law in effect at the time such Facility Lender becomes a party to a Facility Agreement or designates a new lending office (other than pursuant to an assignment or new lending office designation request by the Borrower), except to the extent that such Facility Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to the Facility Agreement provisions described in Section 21.1 (Withholding Tax Gross-Up) of the Common Terms Agreement;

(c)	Taxes attributable to a Facility Lender’s failure to comply with the provisions described in Section 21.5 (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement; or

(d)	US federal withholding Taxes imposed under FATCA.

“Existing Facility Lender” has the meaning given in Section 19.6 (Transfers by a Facility Lender) of the Common Terms Agreement.

“Expansion” has the meaning given in Section 7.2(a) (Expansion Contracts) of the Common Terms Agreement (or equivalent provision in any other Senior Debt Instrument).

“Expansion Equity Proceeds Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Senior Debt” has the meaning given in Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement.

“Export Authorization” means a long-term, multi-contract authorization issued by the DOE to export LNG from the Corpus Christi Terminal Facility, including the FTA Authorization and Non-FTA Authorization.

“Export Authorization Remediation” has the meaning given in Section 8.2(a)(ii)(A) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Facility Agent” means the facility agent under any Facility Agreement.

“Facility Agreements” means the Term Loan Facility Agreement and any individual loan facility agreements (not including any Indenture or facility agreement for a “term loan B” financing that the Borrower has elected to treat as an Indenture) evidencing permitted Replacement Senior Debt, Working Capital Debt, PDE Senior Debt and Expansion Senior Debt (and for which the Facility Agents have acceded to the Common Terms Agreement and to the Common Security and Account Agreement), in each case as required thereby, and “Facility Agreement” shall have a corresponding meaning.

“Facility Debt Commitment” means the aggregate principal amount of Loans and letters of credit any Facility Lender is committed to disburse to or issue on behalf of the Borrower under any Facility Agreement.

“Facility Lenders” means the Term Lenders and the lenders under any other Facility Agreements entered into after the Signing Date, and “Facility Lender” shall have a corresponding meaning.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Intercreditor Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank” means each of the 12 Reserve Banks under the United States Federal Reserve System, or any successor thereto.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means the SG Agency Fee Letter, the Account Bank Fee Letter and any other similar fee letter, fee agreement or other fee arrangement between a Securing Party and a Facility Agent, or between a Securing Party and any of the Account Bank, Intercreditor Agent or Security Trustee, that may be entered into from time to time after the date of the Common Security and Account Agreement.

“FERC” means the US Federal Energy Regulatory Commission.

“FERC Order” means the Order Granting Authorization Under Section 3 of the Natural Gas Act and Issuing Certificates (149 FERC ¶ 61,283 (2014)) issued December 30, 2014 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on August 31, 2012, in Docket No. CP12-507-000 and Docket No. CP12-508-000 to site, construct and operate the Corpus Christi Terminal Facility and to construct and operate the Corpus Christi Pipeline.

“Final Completion” has the meaning given in each Applicable EPC Contract.

“Final Information Memorandum” means the project information memorandum of February 2015, or if it is supplemented, amended or replaced with a later version, in each case in writing delivered to the Intercreditor Agent prior to Closing Date, the form of such memorandum as it exists on the Closing Date.

“Final Maturity Date” means, with respect to each of the Facility Agreements, the date on which all Senior Debt under such Facility Agreement comes due, whether upon acceleration or otherwise.

“Finance Documents” means, together, each of the following documents:

(a)	the Common Terms Agreement;

(b)	the Common Security and Account Agreement;

(c)	the individual Facility Agreements;

(d)	any Indenture;

(e)	the Security Documents;

(f)	the Direct Agreements;

(g)	the Senior Notes;

(h)	the Intercreditor Agreement;

(i)	any fee letters with parties providing financing (other than any Equity Funding);

(j)	any Permitted Senior Debt Hedging Instrument; and

(k)	any other document the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties) designates, with the consent of the Borrower (such consent not to be unreasonably withheld), a Finance Document;

provided that when used with respect to the Facility Lenders, such term shall not include any Indenture or Senior Notes and when used with respect to the Senior Notes, such term shall not include the Common Terms Agreement, Facility Agreement or any other Finance Document to which the Indenture Trustee is not a party or under which security is not intended to be granted for the benefit of the Senior Notes.

“Finance Party” means each Facility Lender, the Intercreditor Agent, the Security Trustee, each Senior Creditor Group Representative (in its own right and in its capacity as agent), each Hedging Bank and the Account Bank.

“First LNG Cargo” means the First LNG Cargo as described in Schedule A-1 (Scope of Work) of each Applicable EPC Contract.

“First Phase Facility Debt Commitments” has the meaning given in Exhibit A (Definitions) of the Term Loan Facility Agreement.

“First Repayment Date”, with respect to the Term Loan Facility Agreement, has the meaning given in Section 3.01(b) (Repayment of Term Loan Borrowings) of the Term Loan Facility Agreement.

“First Tier Equity Funding” means funding in the form of equity irrevocably committed or otherwise contributed to the Borrower in an amount equal to (a) unless and until the Second Phase CP Date has occurred, $1,499 million plus (b) on and following the Second Phase CP Date, the Phase Two First Tier Equity Funding Amount. The First Tier Equity Funding shall not be funded as Subordinated Debt.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fixed Projected DSCR” means, for each Quarterly Payment Date during the applicable period beginning no earlier than the First Repayment Date, the ratio of:

(a)	the Cash Flow Available for Debt Service projected for such period, calculated solely with respect to the fixed price component under Qualifying LNG SPAs then in effect, which, for the avoidance of doubt, shall not take into account variable costs of the Development related to the variable price component under such Qualifying LNG SPAs; to

(b)	Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt or net amounts under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) Hedging Termination Amounts).

“Flood Certificate” has the meaning given in Section 4.1(w)(i) (Conditions to Closing – Flood Insurance) of the Common Terms Agreement.

“Flood Program” has the meaning given in Section 4.1(w)(i)(C) (Conditions to Closing – Flood Insurance) of the Common Terms Agreement.

“FOB” means “free on board.”

“FTA Authorization” means the DOE/FE Order No. 3164 (2012), as amended by DOE/FE Order No. 3164-A (2014), granting CMI and CCL a long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to any country which has, or in the future develops, the capacity to import LNG via ocean-going vessels and with which the United States has, or in the future enters into, a free trade agreement requiring national treatment for trade in natural gas.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“Funds Transfer Agreement” has the meaning given in Section 3.2(d)(v)(F) of the Common Security and Accounts Agreement.

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.

“Gas and Electricity Hedging Instruments” means Gas and electricity swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by any Loan Party related to movements in Gas and electricity prices.

“Gas and Power Supply Services Agreement” means the gas and power supply services agreement dated May 13, 2015, between CCL and Cheniere Energy Shared Services, Inc., pursuant to which Cheniere Energy Shared Services, Inc. serves as the Supply Manager in respect of power and Gas requirements of the Development.

“Gas Hedge Provider” means any party (other than the Loan Parties or their Affiliates) that is a party to a Hedging Instrument described in clause (b) of the definition thereof pertaining to Gas that is secured pursuant to the Security Documents.

“Gas Natural Fenosa” means Gas Natural Fenosa LNG SL, a Spanish utility company that is an Initial LNG Buyer.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Authorities” means all supra-national, federal, state and local authorities or bodies including in each case any and all agencies, branches, departments and administrative and other subdivisions thereof, and all officials, agents and representatives of each of the foregoing, and “Governmental Authority” shall have a corresponding meaning.

“Guaranteed Substantial Completion Date” has the meaning given in the Applicable EPC Contract.

“Guarantor Interests” means the limited liability company interests in CCL and CCP GP and the limited and general partnership interests in CCP.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly owned subsidiary of the Borrower and operated together with the Borrower as a single unit.

“Hazardous Materials” means:

(a)	petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls;

(b)	any chemicals, other materials, substances or wastes that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law; and

(c)	any other chemical, material, substance or waste that is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Laws.

“Hedging Arrangements” has the meaning given in Section 4.2(f) (Conditions to Initial Advance – Hedging Agreements) of the Common Terms Agreement.

“Hedging Bank” means a hedging bank that has entered into a Permitted Hedging Instrument and that has entered into or that accedes to the Common Security and Account Agreement, and that:

(a)	as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Senior Creditor as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (a)(i) of this definition; or

(b)	as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Person who becomes a Senior Creditor after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (b)(i) of this definition, in each case, with a credit rating (or a guarantee from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Hedging Excess Amount” has the meaning given in Section 12.22(c) (Hedging Arrangements) of the Common Terms Agreement.

“Hedging Instruments” means:

(a)	Interest Rate Hedging Instruments;

(b)	Gas and Electricity Hedging Instruments; and

(c)	such other derivative transactions of a similar nature that any Loan Party enters into to hedge risks of any commercial nature.

“Hedging Termination Amount” means any Permitted Hedging Liability falling due as a result of the termination of a Permitted Hedging Instrument or of any other transaction thereunder.

“Historical DSCR” means for any period of up to twelve months ending on a Quarterly Payment Date, first measured as of the First Repayment Date, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)	Senior Debt Obligations incurred or paid in such period, including on the Payment Date that is the last day of such Historical DSCR period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt or net amounts under any Permitted Hedging Instrument in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (iv) Hedging Termination Amounts and (v) Working Capital Debt; provided that for any DSCR calculation performed prior to the first anniversary of the First Repayment Date the calculation will be based on the number of months elapsed since the First Repayment Date).

“Holdco” means Cheniere CCH HoldCo I, LLC.

“Holdco Pledge Agreement” has the meaning given in Section 3.3 (Security Interests to be Granted by Holdco) of the Common Security and Account Agreement.

“Holder” of a Senior Debt Obligation shall be determined by reference to the provisions of the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable, setting forth who shall be deemed to be lenders, creditors, holders or owners of the debt obligation governed thereby.

“Iberdrola” means Iberdrola, S.A., a Spanish utility company that is an Initial LNG Buyer.

“Illegality Event” has the meaning given in Section 19.5(b) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement.

“Impairment” means, with respect to any Permit:

(a)	the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)	the suspension or injunction thereof; or

(c)	the inability to satisfy in a timely manner stated conditions to effectiveness.

“Impair” and “Impaired” shall have a corresponding meaning.

“Indebtedness” of any Person, at any date, means:

(a)	all obligations to repay borrowed money;

(b)	all obligations to pay money evidenced by bonds, debentures, notes, banker’s acceptances, loan agreements or other similar instruments;

(c)	all obligations to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d)	all capital lease obligations of such Person;

(e)	all obligations, contingent or otherwise, issued for the account of such Person, in respect of letters of credit, bank guarantees, surety bonds, letters of guarantee and similar instruments;

(f)	all obligations in respect of any Hedging Arrangement, including any Hedging Termination Amounts;

(g)	all guarantees by such Person of Indebtedness of others;

(h)	any obligations of such Person to purchase or repurchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property;

(i)	all obligations under conditional sale or other title retention agreements related to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of property or are otherwise limited in recourse);

(j)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(k)	all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, which in the case of redeemable preferred interests, being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(l)	all Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under or in connection with any Finance Document (other than any Indenture or Senior Notes) and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indenture” means any indenture to be entered into between the Borrower and the Indenture Trustee pursuant to which one or more series of Senior Notes will be issued, or, at the Borrower’s option, a facility agreement for a “term loan B” financing, pursuant to which Senior Debt will be incurred. No reference in any Finance Document to an Indenture or the Senior Notes or a “term loan B” shall mean or imply that entry into an Indenture or issuance of the Senior Notes or entry into a “term loan B” is required. For the avoidance of doubt, if at any time Senior Notes have not been issued or are not outstanding and there is no “term loan B”, any reference to satisfaction of the requirements of any Indenture or Senior Notes or the “term loan B” (and any reference to an Indenture Trustee) shall be ignored.

“Indenture Declared Default” means an Indenture Event of Default which is declared by the Indenture Trustee (acting on behalf of the Senior Noteholders in accordance with such Indenture) to be an event of default under an Indenture or is otherwise deemed to have been declared to be an event of default in accordance with the terms of the Indenture.

“Indenture Event of Default” means any of the events of default set out in an Indenture and defined as “Indenture Events of Default.”

“Indenture Permitted Payment” has the meaning given to the term “Permitted Payment” in any Indenture pursuant to which Senior Notes are issued; provided that if any Loans are then outstanding, such Senior Notes have been issued at arm’s length in a series of at least $100 million and which is, together with the issuance of any such Senior Notes thereunder, consistent with Loan Facility Permitted Payments or otherwise expressly permitted pursuant to the terms of the Common Terms Agreement.

“Indenture Projected Fixed DSCR” has the meaning assigned in the applicable Indenture.

“Indenture Trustee” means any trustee appointed in the role of indenture trustee under any Indenture or, with respect to a “term loan B” financing that the Borrower has elected to be treated as an Indenture, any administrative or other facility agent.

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International Limited or any independent replacement environmental and social and engineering consulting firm selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Individual Senior Noteholder Secured Accounts” has the meaning given in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts) of the Common Security and Account Agreement.

“Industry Standards” means the technical standards promulgated by the American Petroleum Institute, the American Gas Association, the American Society of Mechanical Engineers, the ASTM (formerly the American Society for Testing and Materials), or the National Fire Protection Association (NFPA).

“Initial Advance” means the first Advance made following the occurrence of the Initial Advance CP Date with respect to the Initial Senior Debt.

“Initial Advance Certificate” has the meaning given in Section 4.5(b)(i) (Satisfaction of Conditions) of the Common Terms Agreement.

“Initial Advance CP Date” means the date on which the conditions precedent in Sections 4.2 (Conditions to Initial Advance) and 4.4 (Conditions to Each Advance) of the Common Terms Agreement have been satisfied or waived in full, in accordance with the provisions in Section 4.5 (Satisfaction of Conditions) of the Common Terms Agreement.

“Initial Advance Notice” has the meaning given in Section 4.5(b)(i) (Satisfaction of Conditions) of the Common Terms Agreement.

“Initial Development” means (a) unless and until the Second Phase CP Date has occurred, two Trains, and (b) following the Second Phase CP Date, three Trains, and in each case the facilities related thereto, including loading, transportation and storage facilities.

“Initial LNG Buyers” means Pertamina, Endesa, Iberdrola, Gas Natural Fenosa, Woodside and EDF.

“Initial LNG SPAs” means the following LNG SPAs entered into between CCL and the Initial LNG Buyers on or before the Signing Date:

(a)	the amended and restated LNG SPA between CCL and Pertamina, dated March 20, 2015;

(b)	the LNG SPAs between CCL and Endesa, dated April 1, 2014 and dated April 7, 2014;

(c)	the LNG SPA between CCL and Iberdrola, dated May 30, 2014;

(d)	the LNG SPA between CCL and Gas Natural Fenosa, dated June 2, 2014;

(e)	the LNG SPA between CCL and Woodside, dated June 30, 2014; and

(f)	the EDF LNG SPA.

“Initial Permitted Senior Debt Hedging Instrument” means each Permitted Senior Debt Hedging Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Signing Date.

“Initial Second Phase Advance” means the first Advance of Senior Debt made following the occurrence of the Second Phase CP Date and the availability of Advances against the full Second Phase Facility Debt Commitments.

“Initial Second Phase Advance Certificate” has the meaning given in Section 4.5(d)(i) (Satisfaction of Conditions) of the Common Terms Agreement.

“Initial Second Phase Advance Notice” has the meaning given in Section 4.5(d)(i) (Satisfaction of Conditions) of the Common Terms Agreement.

“Initial Senior Creditor” means each Senior Creditor under an Initial Senior Debt Instrument or an Initial Permitted Senior Debt Hedging Instrument as set forth in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Signing Date.

“Initial Senior Creditor Group Representative” means a Senior Creditor Group Representative that is a party to the Common Terms Agreement as of the date of its execution and which is identified as such on Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement.

“Initial Senior Debt” means the Senior Debt Obligations owing under the Term Loan Facility Agreement. For the avoidance of doubt, the Initial Senior Debt shall not include the Senior Debt that would have been incurred pursuant to the Second Phase Facility Debt Commitments unless and until the Second Phase CP Date has occurred.

“Initial Senior Debt Commitments” means the Senior Debt Commitments identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Signing Date. For the avoidance of doubt, the Initial Senior Debt Commitments shall not include the Second Phase Facility Debt Commitments unless and until the Second Phase CP Date has occurred.

“Initial Senior Debt Instrument” means each Senior Debt Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Signing Date.

“Initial Senior Debt Obligations” means the Senior Debt Obligations under the Initial Senior Debt Instruments.

“Initiating Percentage” means Senior Creditor Group Representatives representing the following percentages of the principal amount of Senior Debt Obligations outstanding during the following periods (or, if no Senior Debt is outstanding, commitments in respect thereof):

(a)	with respect to any Payment Default:

(i)	at least 66.7% prior to 30 days following the occurrence of a Payment Default or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 120 days following the occurrence of a Payment Default or the declaration thereof, as the case may be; and

(iii)	the percentage held by any individual Senior Creditor Group, on or after 120 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(b)	with respect to any other Event of Default:

(i)	at least 66.7% on or prior to 30 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(iii)	the percentage held by any individual Senior Creditor Group, on or after 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be.

“Insurance” shall mean (a) all insurance policies covering any or all of the Collateral (regardless of whether the Security Trustee is the loss payee thereof) and (b) any key man life insurance policies.

“Insurance Advisor” means Aon Risk Services or any independent replacement insurance consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Insurance/Condemnation Proceeds Account” is the account described in Section 4.3(a)(ix) (Accounts) of the Common Security and Account Agreement.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Development that are paid or payable to or for the account of the Loan Parties as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intercreditor Agent” means the intercreditor agent appointed pursuant to the Intercreditor Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 13, 2015, among the Intercreditor Agent and each Senior Creditor Group Representative representing Facility Lenders and Hedging Banks, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and Hedging Banks.

“Interest Rate Hedging Instrument” means interest rate swaps, option contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by the Borrower related to movements in interest rates.

“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over any Loan Party, (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“International LNG Vessel Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (a) the International Maritime Organization, (b) the Oil Companies International Marine Forum, (c) SIGTTO (or any successor body of the same), (d) the International Navigation Association, (e) the International Association of Classification Societies, and (f) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Grade” means two long-term unsecured credit ratings that are equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch, or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“Investment Grade LNG Buyer” means an LNG Buyer that (a) is Investment Grade, (b) has its obligations guaranteed by an Investment Grade entity or (c) for the purposes of LNG SPAs in Section 8.1(a) (LNG SPA Maintenance), Section 8.2(a)(i) (LNG SPA Mandatory Prepayment) or Section 11.1 (Conditions to Restricted Payments) of the Common Terms Agreement, has all of its obligations under the applicable LNG SPA supported by a letter of credit issued by an Acceptable Bank.

“Judgment Currency” has the meaning given in Section 12.3 (Judgment Currency) of the Common Security and Account Agreement.

“Kinder Morgan” means Kinder Morgan Texas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Kinder Morgan Intrastate Firm Gas Transportation Agreement” means the firm gas transportation agreement, dated September 19, 2014, between CCL, Kinder Morgan and Kinder Morgan Tejas, pursuant to which Kinder Morgan Tejas will transport certain quantities of Gas on its pipeline system within Texas.

“Kinder Morgan Tejas” means Kinder Morgan Tejas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Knowledge” means, with respect to any of the Loan Parties, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule T (Knowledge Parties) to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of the Common Terms Agreement or any other Finance Document. “Knowingly” shall have a corresponding meaning.

“La Quinta Ship Channel Franchise” means the La Quinta Ship Channel Franchise, dated March 17, 2015, between Port of Corpus Christi Authority of Nueces County, Texas and CCL.

“LC Costs” means (a) fees, expenses and interest associated with Working Capital Debt and (b) any reimbursement by a Loan Party of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by such Loan Party directly would have constituted Operation and Maintenance Expenses.

“Lenders” has the meaning given in 23.21 (No Fiduciary Duty) of the Common Terms Agreement.

“Lenders’ Reliability Test” means each operational test described below which in each case demonstrates that the Project Facilities overall at that time can meet the applicable minimum cumulative LNG production sales volumes without exceeding a maximum amount of allowable downtime under test criteria as set forth in Schedule O (Lenders’ Reliability Test Criteria) to the Common Terms Agreement:

(i)	an extended-term operational test with a duration of a minimum of 90 days after Substantial Completion of Subproject 1 (as defined in the EPC Contract (T1/T2));

(ii)	an extended-term operational test with a duration of a minimum of 90 days after Substantial Completion of Subproject 2 (as defined in the EPC Contract (T1/T2)) or an extended-term operational test with a duration of a minimum of 30 days with the first two Trains of the Development operating simultaneously; and

(iii)	in the event the Second Phase CP Date has occurred, an extended-term operational test with a duration of a minimum of 90 days after Substantial Completion of Subproject 3 (as defined in the EPC Contract (T3)) or an extended-term operational test with a duration of a minimum of 30 days with three Trains of the Development operating simultaneously.

“LIBOR” means, in respect of any Loan, if applicable, and in relation to any Relevant Interest Period, the percentage rate per annum as determined by the applicable Facility Agent to be equal to:

(a)	the offered rate per annum for deposits in US Dollars which is quoted on the Screen Rate for the purpose of displaying London interbank offered rates of major banks for deposits in US Dollars as administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) in US Dollars, (before any correction, recalculation or republication by the administration) for a period of six months or such other period that corresponds to the Relevant Interest Period, at approximately 11:00 a.m. London time on the applicable quotation date; or

(b)	if no such quotation so appears, and no other page is so agreed between the Borrower and the Intercreditor Agent at or about such time, the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the rates per annum for deposits in US Dollars for a period of six months or such other period that corresponds to the Relevant Interest Period (in each case as supplied to the Intercreditor Agent at its request), at which rates at least three of the Reference Banks were offering to leading banks in the London interbank market, or as otherwise defined in the Facility Agreement; provided, in each case, that if any such rate is below zero, LIBOR will be deemed to be zero.

“Lien” means any mortgage, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.

“Lien Waiver” means a Lien waiver contemplated by the Applicable EPC Contracts.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Buyer” means the various buyers under the LNG SPAs entered into with CCL from time to time.

“LNG SPA” means the sale and purchase agreements between CCL and various buyers of LNG pursuant to which CCL will sell and the buyers will purchase LNG from CCL.

“LNG SPA Force Majeure” means “Force Majeure” as defined in each Initial LNG SPA.

“LNG SPA Mandatory Prepayment” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“LNG SPA Prepayment Event” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Loan Facility Declared Default” means a Loan Facility Event of Default that is declared to be a default in accordance with Section 15.2 (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.

“Loan Facility Disbursement Accounts” are the Accounts described in Section 4.3(a)(i) (Accounts) of the Common Security and Account Agreement.

“Loan Facility Event of Default” means any of the events set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement or any Loan Party events of default under any Facility Agreement.

“Loan Facility Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement the amount necessary for payment to an Affiliate of the Borrower to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Loan Parties, determined at the highest combined US federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Loan Parties” means, collectively, the Guarantors and the Borrower. The “Loan Parties” are also referred to as “Securing Parties” in the Common Security and Account Agreement.

“Loans” means the Senior Debt Obligations created under individual Facility Agreements to be made available by the Facility Lenders.

“Major Subcontractor” has the meaning given in each Applicable EPC Contract.

“Major Sub-subcontractor” has the meaning given in each Applicable EPC Contract.

“Majority in Interest of the Senior Creditors” with respect to any Decision at any time means Senior Creditors:

(a)	whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 50% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Senior Creditors; or

(b)	if there is no principal amount of Senior Debt Obligations then outstanding, Senior Creditors whose Senior Debt Commitments are more than 50% of the aggregate Senior Debt Commitments of all Senior Creditors.

“Management Services Agreements” mean the agreements between the Loan Parties and the Manager for their respective Project Facilities.

“Manager” shall mean Cheniere Energy Shared Services, Inc.

“Mandatory Prepayment Senior Notes Account” has the meaning given in Section 4.3(a)(x) (Accounts) of the Common Security and Account Agreement.

“Margin Stock” means margin stock as defined in Regulation U of the Federal Reserve Board.

“Market Consultant” means Wood Mackenzie Limited or any independent replacement marketing consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Market Terms” means terms consistent with or more favorable to the applicable Loan Party (as seller or buyer, as the case may be) than the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties.

“Material Adverse Effect” means a material adverse effect on:

(a)	each Loan Party’s ability to perform and comply with its material obligations under each Material Project Agreement then in effect and to which it is a party;

(b)	the Loan Parties’ ability, taken as a whole, to perform their material obligations under the Finance Documents;

(c)	the Borrower’s ability to pay its Senior Debt Obligations when due;

(d)	the Security Interests created by or under the relevant Security Documents, taken as a whole in respect of the Loan Parties or the Development, as relevant including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(e)	the Loan Parties’ financial condition and results of operation, on a consolidated basis;

provided, that in no event shall any action or failure to act with respect to the Second Phase Development prior to the occurrence of the Second Phase CP Date, including the abandonment, suspension or cessation of all or substantially all of the activities related to the Second Phase Development, be in itself deemed a Material Adverse Effect or to reasonably be expected to have a Material Adverse Effect.

“Material Project Agreements” means:

(a)	the Initial LNG SPAs and, upon the occurrence of the Second Phase CP Date, the Second Phase Qualifying LNG SPAs, in each case along with any related parent guarantees;

(b)	the EPC Contract (T1/T2) and, upon the occurrence of the Second Phase CP Date, the EPC Contract (T3), in each case together with any related guarantees of the EPC Contractor’s obligations under each such EPC Contract provided by the EPC Guarantors;

(c)	the Technology License Agreement (T1/T2) and, upon the occurrence of the Second Phase CP Date, the Technology License Agreement (T3);

(d)	the Real Property Documents;

(e)	the Management Services Agreements;

(f)	the O&M Agreements;

(g)	the CCP Pipeline Precedent Agreement;

(h)	the CEI Equity Contribution Agreement;

(i)	the Gas and Power Supply Services Agreement;

(j)	the CMI Export Authorization Letter;

(k)	the Kinder Morgan Intrastate Firm Gas Transportation Agreement;

(l)	the TGP Precedent Agreement;

(m)	the La Quinta Ship Channel Franchise; and

(n)	any Subsequent Material Project Agreement (upon a Loan Party becoming a party to such Subsequent Material Project Agreement).

With respect to any Indenture, Material Project Agreements will have the meaning given in such Indenture.

“Maximum Second Tier Pro Rata Equity Funding” has the meaning given in the CEI Equity Contribution Agreement.

“Minimum Acceptance Criteria” has the meaning given in each Applicable EPC Contract.

“Minimum Acceptance Criteria Correction Period” has the meaning given in each Applicable EPC Contract.

“Minimum Insurance” means the insurance described in the Schedule of Minimum Insurance and required to be procured and maintained pursuant to Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“MMBtu” means 1,000,000 Btus.

“Modification” means, with respect to any Finance Document, any amendment, supplement, waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning; provided, that with respect to Sections 7.2(b)(ii)(A), (B) and (C) (Modification Approval Levels – Modifications to Other Finance Documents) of the Common Security and Account Agreement, the exercise of any option, right or entitlement expressly set forth in the proviso to each such clause shall not be a Modification.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Property” has the meaning given in Section 4.1(w)(i) (Conditions to Closing – Flood Insurance) of the Common Terms Agreement.

“mtpa” means million metric tonnes per annum.

“Multiemployer Plan” means a “multiemployer plan” as in Section 3(37) of ERISA to which contributions have been made by any Loan Party or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

“Natural Gas Act” means the Natural Gas Act of 1938 and the regulations of FERC and DOE promulgated thereunder.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by any Loan Party in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition and payments made to retire Indebtedness (other than the Senior Debt Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Facility Agent Accession Agreement (Additional Senior Debt)” has the meaning given in Section 19.4(b)(i) (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) of the Common Terms Agreement.

“Non-Consenting Lender”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Non-Controlling Claimholders” means Senior Creditor Group Representatives who were not included in the Majority in Interest of the Senior Creditors who make up the Controlling Claimholders.

“Non-FTA Authorization” means the DOE/FE Order No. 3638, issued on May 12, 2015, granting CMI and CCL long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to nations with which the United States has not entered into free trade agreements providing for national treatment for trade in natural gas.

“Non-Recourse Persons” has the meaning given in Section 10.3(a) (Limitation on Recourse) of the Common Security and Account Agreement.

“Notice of Security Enforcement Action” has the meaning given in Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action) of the Common Security and Account Agreement.

“Notice to Proceed” has the meaning given in each Applicable EPC Contract.

“O&M Agreements” means the agreements between the Loan Parties and the Operator for their respective Project Facilities.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Operating Account” is the Account described in Section 4.3(a)(vi) (Accounts) of the Common Security and Account Agreement.

“Operating Budget” has the meaning given in Section 10.5(a) (Operating Budget) of the Common Terms Agreement, it being acknowledged and understood that the “Operating Budget” will be comprised of a budget in respect of the Corpus Christi Terminal Facility and a budget in respect of the Corpus Christi Pipeline and that all references in the Finance Documents to the “Operating Budget” shall be to such budgets collectively or to the budget applicable to the Project Facilities that are the subject of the applicable provision, as the context may require.

“Operating Manual” means the O&M Procedures Manual (as defined in the relevant O&M Agreement).

“Operation and Maintenance Expenses” means, for any period, computed without duplication, in each case, costs and expenses of the Loan Parties that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted excess thereunder pursuant to Section 12.3 (Project Construction; Maintenance of Properties) of the Common Terms Agreement including:

(a)	fees and costs of the Manager pursuant to the Management Services Agreements; plus

(b)	amounts payable by the Loan Parties under a Material Project Agreement then in effect; plus

(c)	expenses for operating the Development and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement; plus

(d)	LC Costs; plus

(e)	insurance costs payable during such period; plus

(f)	applicable sales and excise taxes (if any) payable or reimbursable by the Loan Parties during such period; plus

(g)	franchise taxes payable by the Loan Parties during such period; plus

(h)	property taxes payable by the Loan Parties during such period; plus

(i)	any other direct taxes (if any) payable by the Loan Parties to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(j)	costs and fees attendant to the obtaining and maintaining in effect the Permits payable during such period; plus

(k)	expenses for spares and other capital goods inventory, capital expenses related to the construction and start-up of the Project Facilities, maintenance capital expenditures, including those required to maintain the Project Facilities’ capacity; plus

(l)	legal, accounting and other professional fees of the Loan Parties payable during such period; plus

(m)	Required Capital Expenditures; plus

(n)	the cost of purchase, storage and transportation of Gas and electricity; plus

(o)	all other cash expenses payable by the Loan Parties in the ordinary course of business.

Operation and Maintenance Expenses shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, and (iv) except as provided in clauses (j), (k) and (m) above, any capital expenditure.

To the extent amounts are advanced in accordance with the terms of the applicable Senior Debt Instrument, secured Permitted Hedging Instrument or other Indebtedness permitted under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement for the payment of such Operation and Maintenance Expenses, the obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere LNG O&M Services, LLC, a limited liability company organized under the laws of the State of Delaware.

“Optimized Cascade Process” has the meaning given in each Applicable EPC Contract.

“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned an interest in, or engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document (other than any Indenture or Senior Notes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Facility Lender’s interest in a Facility Agreement (other than an assignment made pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement).

“Participant” means each Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) to whom a Facility Lender may sell participations from time to time.

“Participant Register” means a register on which each Facility Lender which sells a participation, enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the relevant Facility Agreement or other obligations under the Finance Documents. Each Facility Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register.

“Parties”, with respect to any agreement, means the signatories to such agreement.

“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” means all United States and foreign and multinational patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including:

(a)	each patent and patent application required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patents” (as such schedule may be amended or supplemented from time to time);

(b)	all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof;

(c)	all inventions and improvements described and claimed therein;

(d)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Payment Date” means each CTA Payment Date and any other date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Senior Debt Instrument, including any Indenture, or Permitted Hedging Instrument.

“Payment Default” means any event of default under Section 15.1(a) (Loan Facility Events of Default – Payment Default) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect entered into after the date of the Common Security and Account Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PDE Senior Debt” has the meaning given in Section 6.4(a) (PDE Senior Debt) of the Common Terms Agreement.

“Performance Guarantee” has the meaning given in each Applicable EPC Contract.

“Performance Liquidated Damages” means any liquidated damages resulting from the Project Facilities’ performance that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any diminution to the performance of the Project Facilities.

“Performance Test” has the meaning given to such term in each Applicable EPC Contract.

“Permit” means (a) any authorization, consent, approval, license, lease, ruling, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, in the cases of the foregoing clauses (a) through (d), any Governmental Authority and then required for the development, construction and operation of the Project Facilities as contemplated in the Finance Documents and the Material Project Agreements then in effect.

“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower (and confirmed reasonable by the Independent Engineer) on the Project Completion Date as necessary to pay 150% of the Permitted Completion Costs.

“Permitted Completion Costs” means unpaid Project Costs (including Project Costs not included in the Construction Budget and Schedule delivered on the Closing Date) that the Borrower reasonably anticipates will be required for the Project Facilities to pay all remaining costs associated with outstanding Punchlist (as defined in each Applicable EPC Contract) work, retainage, fuel incentive payments, disputed amounts (to the extent such disputed amounts have not been escrowed pursuant to Section 18.4 (Escrow of Certain Disputed Amounts By Owner) of an Applicable EPC Contract), and other costs required under the Applicable EPC Contracts.

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project Property) of the Common Terms Agreement or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) PDE Senior Debt in accordance with Section 6.4 (PDE Senior Debt) of the Common Terms Agreement, Expansion Senior Debt in accordance with Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement or other Indebtedness permitted to be incurred under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement, in the case of each of the foregoing sub-clauses (i), (ii) and (iv), in each case as expressly permitted under the other Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (Limitation on Indebtedness) (including guarantees thereof permitted under Section 12.15 (Guarantees) of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof.

“Permitted Finance Costs Reserve Account” is the account described in Section 4.3(a)(xiii) (Accounts) of the Common Security and Account Agreement.

“Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank or a Gas Hedge Provider, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas hedging contract, it is for a period not to exceed 90 days and the aggregate quantum under all then outstanding gas hedging contracts does not exceed, together with all other Gas hedges in the aggregate, 20 Bcf of gas and (b) if such Hedging Instrument is a power hedging contract, the aggregate quantum under such Hedging Instrument does not exceed 100 megawatts and each such Hedging Instrument is for a period not to exceed one year. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”

“Permitted Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Hedging Instruments (including the obligation to pay a Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)	any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)	any amounts (such as post-insolvency interest) which could be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Permitted Liens” means:

(a)	Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)	deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under an EPC Contract), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with natural gas purchases;

(d)	mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)	(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s (and, unless included within the Development, the Second Phase Development) land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements or have a material adverse effect on the Security Interests, and (ii) title exceptions disclosed by any title insurance commitment or title insurance policy delivered in accordance with the terms of the Common Terms Agreement;

(f)	Liens to secure indebtedness permitted by Sections 12.14(g) and (o) (Limitation on Indebtedness) of the Common Terms Agreement;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law and that could not reasonably be expected to cause a Material Adverse Effect or materially impair the Development’s use of the encumbered assets;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $25 million) that could not reasonably be expected to cause a Material Adverse Effect or materially impair the Development’s use of the encumbered assets;

(j)	contractual or statutory rights of set-off (including netting) granted to the Loan Parties’ bankers, under any Permitted Hedging Instrument or any Material Project Agreement and that could not reasonably be expected to cause a Material Adverse Effect;

(k)	deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by a Loan Party and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by the Title Policy on the Closing Date;

(m)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by any Loan Party in favor of any other Loan Party; and

(p)	Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible).

“Permitted Payments” means Loan Facility Permitted Payments and Indenture Permitted Payments.

“Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument pursuant to sub-clause (ii) of the definition thereof that is secured by and benefits from the Common Security and Account Agreement.

“Permitted Senior Debt Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Senior Debt Hedging Instruments (including the obligation to pay a Senior Debt Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)	any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)	any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government agency, government or political subdivision thereof or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.

“Pertamina” means PT Pertamina (Persero), an Indonesian state-owned energy company that is an Initial LNG Buyer.

“Phase Two First Tier Equity Funding Amount” has the meaning given in the CEI Equity Contribution Agreement.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Pledged Collateral” has the meaning given in Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Equity Interests” has the meaning given in Section 3.2(a)(i) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Debt Securities” has the meaning given in Section 3.2(a)(vii) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pro Rata Payment” means, in respect of the Senior Debt Obligations, a payment to a Senior Creditor on any date on which a payment of Senior Debt Obligations is made in which:

(a)	the amount of interest paid to such Senior Creditor on such date bears the same proportion to the total amount of interest payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for interest due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for interest due to all Senior Creditors on such date;

(b)	the amount of principal paid to such Senior Creditor on such date bears the same proportion to the total amount of principal payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for principal due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for principal due to all Senior Creditors on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Debt Obligation has been accelerated; and

(c)

fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Creditor on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Creditors on such date as (i) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to such Senior Creditor on such date bears to (ii) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to all Senior Creditors on such date.

If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Debt Instruments, payments made in amounts as near such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments.

“Project Completion Date” means the date upon which all of the conditions set forth in Section 14.1 (Conditions to Occurrence of the Project Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the Requisite Intercreditor Parties.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs, other fees and expenses, commissions and discounts payable to any purchaser or underwriter of Senior Notes (to the extent such costs are paid from the proceeds of such Senior Notes), insurance costs (including premiums) and interest and interest rate hedge expenses and Secured Party Fees), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project Facilities, funding the Senior Debt Service Reserve Account and all other costs incurred with respect to the Development in accordance with the Construction Budget and Schedule, including working capital prior to the end of the Term Loan Availability Period, gas purchase, transport and storage costs and pre-Project Completion Date Operation and Maintenance Expenses; provided that Project Costs will exclude any Operation and Maintenance Expenses (other than the portion thereof that is Required Capital Expenditure) for any Train of the Development if the LNG SPA related to such Train has achieved Date of First Commercial Delivery pursuant to the terms of such LNG SPA. On any date on which a determination is being made whether specific sources of funding available to the Loan Parties are sufficient for the Development to achieve the Project Completion Date by the Date Certain, the Project Costs against which the applicable sources of funding are measured to make this determination will be the remaining Project Costs required to be spent in order to achieve the Project Completion Date as determined as of such determination date based on the then-current Construction Budget and Schedule.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.

“Project Property” means, at any point in time, all Project Facilities, material licenses in respect of the Development, information, data, results (technical, economic, business or otherwise) known and other information that was developed or acquired as a result of Development operations.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Development’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Qualified ECP Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Transporter” means any Person possessing the requisite FERC Permit or requisite Texas Railroad Commission permit to transport Gas.

“Qualifying LNG SPA” has the meaning given in Section 8.1(b) (LNG SPA Maintenance) of the Common Terms Agreement.

“Qualifying Term” means (a) with respect to the Initial LNG SPAs, a term at least longer than the expected amortization term of the Initial Senior Debt pursuant to the Base Case Forecast, (b) with respect to any LNG SPA replacing an LNG SPA that was previously a Qualifying LNG SPA, a term at least as long as the remaining term of the Initial LNG SPA it is replacing and (c) with respect to any other Qualifying LNG SPA, the term of such LNG SPA used in the Base Case Forecast when determining the quantum of Senior Debt that could be incurred based on the revenues projected to be generated under such LNG SPA.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Ready for Performance Testing” has the meaning given in each Applicable EPC Contract.

“Ready for Start Up” has the meaning given in each Applicable EPC Contract.

“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by a Securing Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Property Documents” are the agreements relating to the real property set forth in Schedule U (Real Property Documents) to the Common Terms Agreement, as may be amended from time to time.

“Reasonable Commercial Terms” has the meaning given in Section 12.28(a) (Insurance Covenant) of the Common Terms Agreement.

“Receivable” means all Accounts (as defined in the UCC) and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible (each as defined in the UCC) and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation (as defined in the UCC) or collateral securing such Receivable.

“Receiver” means an administrator, a receiver or receiver and manager, or, where permitted by law, an administrative receiver or equivalent officer or person in a relevant jurisdiction of the whole or any part of the Collateral.

“Reference Banks” means the principal London offices of each of JPMorgan Chase Bank, N.A. and Société Générale, or any other bank or financial institution as shall be specified by the Intercreditor Agent and approved by the Borrower (such approval not to be unreasonably withheld).

“Register” has the meaning given in Section 19.7 (Register) of the Common Terms Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective shareholders, members, partners, directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Relevant Interest Period” means, with respect to each Loan, the “Interest Period” and/or “Interest Payment Period”, as applicable, as defined in the relevant Facility Agreement.

“Repeated Representations” means the representations and warranties described in Section 5.2 (Repeated Representations and Warranties of the Loan Parties) of the Common Terms Agreement.

“Replacement Debt Incremental Amounts” means the amount of Senior Debt Obligations under Replacement Senior Debt related to the incurrence of such Replacement Senior Debt that are incremental to the Senior Debt Obligations that would have arisen under the replaced Senior Debt, including incremental interest payable on such Replacement Senior Debt compared to the replaced Senior Debt and the amount of Replacement Senior Debt incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Replacement Senior Debt.

“Replacement Facility Agent Accession Agreement” has the meaning given in Section 19.3(b)(ii) (Replacement of Facility Agents) of the Common Terms Agreement.

“Replacement Senior Debt” has the meaning given in Section 6.3(a) (Replacement Senior Debt) of the Common Terms Agreement.

“Required Capital Expenditures” means capital expenditures required to meet the requirements of any applicable laws and regulations, Permits (or interpretations thereof), or insurance policies, Industry Standards, and Prudent Industry Practice with which the Loan Parties are obligated to comply under any Material Project Agreement and any other material agreements of the Loan Parties relating to the Development, including those relating to the environment.

“Required Export Authorization” means, with respect to a Qualifying LNG SPA at any time, (a) the Non-FTA Authorization and (b) the FTA Authorization to the extent that (i) at such time, the volumes permitted to be exported under the FTA Authorization or the Non-FTA Authorization, as the case may be, are required in order to enable the sale of such Qualifying LNG SPA’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Qualifying LNG SPA and (ii) an objection has not been received in respect of the identification of such Export Authorization as being (or not being) a “Required Export Authorization” pursuant to Section 8.1(b)(iv) (LNG SPA Maintenance) of the Common Terms Agreement. For the avoidance of doubt, the Non-FTA Authorization is a Required Export Authorization for each of the Initial LNG SPAs in effect on the Closing Date and until otherwise determined in accordance with Section 8.2(a)(ii) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Required Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Required LNG SPA” means, at any time, the Qualifying LNG SPAs required to be maintained pursuant to Section 8.1(a) (LNG SPA Covenants – LNG SPA Maintenance) of the Common Terms Agreement at such time.

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the Common Security and Account Agreement with respect to a specific Decision in order to make such Decision and provide the required instruction to the Security Trustee.

“Requisite Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Senior Creditors pursuant to Section 4.1 (Conditions to Closing) of the Common Terms Agreement.

“Reserve Amount” means as of any date on and after the Project Completion Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable in the next two (in the case of quarterly Payment Dates) or one (in the case of semi-annual Payment Dates) Payment Dates (which shall, if not already included, include the Final Maturity Date under any Senior Debt) (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered six month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect; provided that (a) the Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include (i) Working Capital Debt; (ii) any voluntary or mandatory prepayment; (iii) commitment fees, front end fees and letter of credit fees; or (iv) Hedging Termination Amounts; and (b) for purposes of the calculation of the scheduled principal payments of the Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account.

“Restricted Document” has the meaning given in Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement.

“Restricted Operation and Maintenance Expenses” means Operation and Maintenance Expenses that do not constitute capital expenditures other than Required Capital Expenditures and those expenditures essential to construct the Project Facilities or to maintain the Project Facilities’ capacity at, or to prevent a material increase in operating expenses from, the operating levels then in effect.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); and amounts paid in accordance with Section 2.7 (Senior Debt/Equity Ratio at Project Completion Date) of the Common Terms Agreement.

“Revenue Account” is the account described in Section 4.3(a)(v) (Accounts) of the Common Security and Account Agreement.

“Rolling Stock” means any motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership and other rolling stock, including such property for which the title thereto is evidenced by a certificate of title issued by the United States or a state that permits or requires a lien thereon to be evidenced upon such title.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Sanctions Violation” has the meaning given in Section 12.6(d) (Compliance with Law) of the Common Terms Agreement.

“Schedule Bonus” has the meaning given in each Applicable EPC Contract.

“Schedule Bonus Date” has the meaning given in each Applicable EPC Contract.

“Schedule of Minimum Insurance” has the meaning given in Section 12.28(a) (Insurance Covenant) of the Common Terms Agreement.

“Screen Rate” means Reuters Page LIBOR01 (or if such page is not accessible or ceases to display, such other page on the Reuters Screen or on the relevant pages of such other service as may be selected by the Intercreditor Agent for purposes of displaying comparable rates).

“Second Phase CP Date” means the date on which the conditions precedent in Sections 4.2 (Conditions to Initial Advance), 4.3 (Conditions to Second Phase Expansion) and 4.4 (Conditions to Each Advance) of the Common Terms Agreement have been satisfied or waived in full, in accordance with the provisions in Section 4.5 (Satisfaction of Conditions) of the Common Terms Agreement.

“Second Phase Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Second Phase Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Second Phase Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Second Phase Facilities by third parties, and the sale of other services or other products or by-products of the Second Phase Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Second Phase Facilities” means one liquefaction Train, with a nominal production capacity of approximately 4.5 mtpa, one LNG storage tank, with a working capacity of 160,000 cubic meters, one marine berth and certain onsite and offsite utilities and supporting infrastructure, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Second Phase Facility Debt Commitments” has the meaning given in Exhibit A (Definitions) of the Term Loan Facility Agreement.

“Second Phase Qualifying LNG SPAs” means one or more LNG SPAs under which CCL has received commitments for the purchase of LNG in an aggregate quantum of not less than 148,802,500 MMBtu per annum and in respect of which the conditions to becoming a Qualifying LNG SPA have been satisfied (or waived) in accordance with the Finance Documents. It is agreed that the EDP LNG SPA in the form delivered to the Intercreditor Agent prior to the Signing Date (with amendments that would be permitted pursuant to Section 8.3 (Amendment of LNG SPAs) of the Common Terms Agreement) is a Second Phase Qualifying LNG SPA.

“Second Tier Pro Rata Equity Funding” means Equity Funding irrevocably committed or otherwise contributed to the Borrower after First Tier Equity Funding and as contemplated by Section 2.2(a)(ii) (Sequence of Advances of Initial Senior Debt – Second Tier Pro Rata Debt Advances) of the Common Terms Agreement.

“Secured Accounts” means the Accounts and any escrow account established under the EPC Contracts (and, in each case, all cash and Authorized Investments therein) subject to a Security Interest in favor of the Security Trustee on behalf of the Senior Creditors, excluding the Excluded Unsecured Accounts.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Secured Party Fees” means any fees, costs, indemnities, charges, disbursements, liabilities and expenses (including reasonably incurred legal fees and expenses) and all other amounts payable to the Security Trustee, the Intercreditor Agent, the Indenture Trustee or the Account Bank, as applicable, or any of their respective agents and to any Senior Creditor Group Representative.

“Securing Parties” means, collectively, the Guarantors and the Borrower. The “Securing Parties” are also referred to as “Loan Parties” in the Common Terms Agreement and certain Finance Documents.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Common Security and Account Agreement and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the Common Security and Account Agreement or any other Finance Document and shall include the Holdco Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement and any Patent or Trademark security agreement entered into pursuant to Section 3.5(g) (Perfection and Maintenance of Security Interest – Intellectual Property Recording Requirements) of the Common Security and Account Agreement.

“Security Enforcement Action” means the exercise by the Security Trustee (or at its direction), following initiation of enforcement action in compliance with Section 6.2 (Initiation of Security Enforcement Action) and Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement, of enforcement rights with respect to the Collateral and any of the other enforcement rights (including exercising step-in and other rights with respect to the Direct Agreements entered into pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement) contemplated by the Common Security and Account Agreement, the other Security Documents and the Direct Agreements. For the avoidance of doubt, Security Enforcement Action shall not include any action taken by the Security Trustee (or at its direction) in accordance with Section 6.1 (Security Trustee Action Generally) of the Common Security and Account Agreement.

“Security Enforcement Action Initiation Request” has the meaning given in Section 6.2(a) (Initiation of Security Enforcement Action) of the Common Security and Account Agreement.

“Security Enforcement Action Representative” shall mean, at any time, a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors (for purposes of this definition only, the “Majority Representative”); provided that:

(a)	for so long as at least 20% of the outstanding principal amount of the Senior Debt Obligations is held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the outstanding principal amount of the Senior Debt Obligations held by Facility Lenders;

(b)	if there is no principal amount of Senior Debt Obligations then outstanding and at least 20% of the aggregate Senior Debt Commitments are held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the aggregate Senior Debt Commitments held by Facility Lenders; and

(c)	the Initiating Percentage shall be deemed to be the Security Enforcement Action Representative if and only for so long as the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is not diligently pursuing a Security Enforcement Action unless stayed or otherwise precluded from doing so by law, regulation or order, in which case the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) shall remain the Security Enforcement Action Representative until the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is no longer stayed or otherwise precluded from diligently pursuing a Security Enforcement Action and is nonetheless not diligently pursuing such Security Enforcement Action.

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Security Trustee” means the trustee named under the Common Security and Account Agreement as security trustee for the Secured Parties.

“Senior Creditor” means a provider of Senior Debt that benefits from the Common Security and Account Agreement, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to the Common Security and Account Agreement.

“Senior Creditor Group” means, at any one time, the following, each of which will constitute a separate Senior Creditor Group:

(a)	the Term Lenders under the Term Loan Facility Agreement;

(b)	the Facility Lenders (collectively) under any subsequent Facility Agreement;

(c)	the Senior Noteholders (collectively) under any Indenture;

(d)	each Hedging Bank; and

(e)	any Senior Creditor or group of Senior Creditors, as the case may be, that provides Additional Senior Debt pursuant to a single Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Senior Creditor Group Representative” means, with respect to any Senior Creditor Group, the representative of such Senior Creditor Group or the incumbent replacement thereof duly appointed as provided in Section 2.4 (Initial Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative) of the Common Security and Account Agreement; provided that, in the case of Hedging Banks acting in the capacity as a Senior Creditor Group Representative, such Hedging Bank shall only be entitled to act in such capacity in accordance with Section 7.3 (Hedging Banks) of the Common Security and Account Agreement. Each Facility Agent shall at all times be the Senior Creditor Group Representative for the relevant Senior Creditor Group and each Indenture Trustee shall at all times be the Senior Creditor Group Representative for the relevant Senior Noteholders.

“Senior Debt” means the Initial Senior Debt, permitted Additional Senior Debt (including such as may be incurred under any Senior Notes, or any other Senior Debt Instrument) and debt incurred under the Permitted Senior Debt Hedging Instruments, in each case benefiting from the Security Interests created under and pursuant to the Common Security and Account Agreement and incurred from time to time as permitted by the Finance Documents.

“Senior Debt Commitments” means the aggregate principal amount any Senior Creditor is committed to disburse to the Borrower under any Senior Debt Instrument.

“Senior Debt Hedging Termination Amount” means any Permitted Senior Debt Hedging Liability falling due as a result of the termination of a Permitted Senior Debt Hedging Instrument or of any other transaction thereunder.

“Senior Debt Instrument” means:

(a)	each Facility Agreement, including with respect to each Facility Agreement, the Common Terms Agreement;

(b)	any Indenture and any Senior Notes issued pursuant to such Indenture; and

(c)	any credit agreement, indenture, trust deed, note or other instrument pursuant to which the Borrower incurs permitted Additional Senior Debt from time to time.

For the avoidance of doubt, the term “Senior Debt Instrument” shall not include any Permitted Hedging Instrument (including, for the avoidance of doubt, any Permitted Senior Debt Hedging Instrument).

“Senior Debt Obligations” means the Borrower’s obligations to pay:

(a)	all principal, interest and premiums on the disbursed Senior Debt;

(b)	all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to Senior Creditors under any Senior Debt Instrument;

(c)	all Permitted Senior Debt Hedging Liabilities under Permitted Hedging Instruments that benefit from the Security Interests; and

(d)	all Secured Party Fees;

in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code. For the avoidance of doubt, unless and until the Second Phase CP Date has occurred, Senior Debt Obligations shall not include any of the foregoing obligations that would have occurred or otherwise arisen only upon the occurrence of the Second Phase CP Date and as a result of the disbursement and incurrence of the Second Phase Facility Debt Commitments.

“Senior Debt Service Reserve Account” is the account described in Section 4.3(a)(vii) (Accounts) of the Common Security and Account Agreement.

“Senior Debt/Equity Ratio” means, at any time, the ratio of (a) the sum of principal amounts of Senior Debt (excluding any Working Capital Debt and excluding Replacement Debt Incremental Amounts) previously disbursed and outstanding to (b) (i) the aggregate amount of Equity Funding that at such time has been applied towards Project Costs plus (ii) following the full funding to the Borrower of the Second Tier Pro Rata Equity Funding, the amount of Equity Funding constituting Cash Flow that is reasonably expected to be received by the Loan Parties on or prior to the Project Completion Date under the Base Case Forecast.

“Senior Debt Reserve Shortfall” means, as of any date following the Project Completion Date, the excess, if any, of the Reserve Amount over the balance in the Senior Debt Service Reserve Account (including Acceptable Debt Service Reserve LCs earmarked to such account), in each case as of such date.

“Senior Noteholder” means any holder of Senior Notes (or lenders in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture).

“Senior Note Disbursement Accounts” has the meaning given in Section 4.3(a)(ii) (Accounts) of the Common Security and Account Agreement.

“Senior Notes” means the notes to be issued (or facility agreement to be entered into in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture) pursuant to any Indenture.

“SG Agency Fee Letter” means the fee letter, dated on or about the date of the Common Security and Account Agreement, entered into between the Company and Société Générale, in respect of the fees payable to Société Générale in its capacity as (i) the Security Trustee for the services rendered by the Security Trustee under the Common Security and Account Agreement and the other Security Documents and the Direct Agreements, (ii) the Intercreditor Agent for the services rendered by the Intercreditor Agent under the Common Terms Agreement and the other Finance Documents and (iii) the Term Loan Facility Agent in respect of its agency services to be performed under the Term Loan Facility Agreement and the other Security Documents.

“Signing Date” means the date on which the Common Terms Agreement is executed in full.

“SIGTTO” has the meaning given in this Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of International LNG Terminal Standards.

“Site” means, collectively, each parcel or tract of land upon which any portion of the Project Facilities are or will be located.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date:

(a)	the fair valuation of the assets of such Person, on a consolidated basis, is greater than the liabilities of such Person on a consolidated basis, including, without limitation, contingent liabilities;

(b)	the present fair saleable value of the assets of such Person, on a consolidated basis, is at least the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts as they become absolute and matured;

(c)	such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they become absolute and matured in the normal course of business; and

(d)	such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Cheniere Energy, Inc. a corporation organized under the laws of the State of Delaware.

“State of New York,” “New York” or “NY” means the State of New York in the United States.

“Subordinated Debt” means any debt or obligation that ranks subordinate in right of payment to the Senior Debt Obligations, on the basis set forth in a subordination agreement in the form set forth in Schedule S – 1 (Form of General Subordination Agreement) or Schedule S – 2 (Form of Loan Party Subordination Agreement) to the Common Terms Agreement, as the case may be.

“Subproject” has the meaning given in each Applicable EPC Contract.

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument to which a Loan Party becomes a party after the Closing Date that:

(a)	replaces or substitutes for an existing Material Project Agreement;

(b)	with respect to any Gas supply contract between any Loan Party and any Gas supplier or any Gas transportation contract between any Loan Party and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of $20 million per year and (ii) is for a term that is greater than seven years;

(c)	is a CCP Construction Contract;

(d)	except as provided in clause (b) and (c) above, (i) contains obligations and liabilities that are in excess of $50 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven years; provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Closing Date (excluding the CCP Construction Contracts covered under clause (c) above), until such time as any Loan Party has entered into construction contracts following the Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs, (C) prior to the incurrence of any PDE Senior Debt, any contract, agreements, letter agreement or other instrument containing obligations or liabilities of a Loan Party which is not effective by its terms unless and until PDE Senior Debt is incurred and (D) prior to the Second Phase CP Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Second Phase Facility Debt Commitments are available to be drawn; or

(e)	is a guarantee provided in favor of any Loan Party by a guarantor or a counterparty under a Subsequent Material Project Agreement.

For the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and “Subsidiaries” shall have a corresponding meaning.

“Substantial Completion” has the meaning given in each Applicable EPC Contract.

“Summary Milestone Schedule” means a summary of selected CPM Schedule milestones, extracted from the Level III CPM Schedule (each as defined in each Applicable EPC Contract) substantially in the form acceptable to the Independent Engineer, listing for each contained milestone: early start date, early finish date, late start date, late finish date, and days of float.

“Supplemental Quantity” means the portion of the Corpus Christi Terminal Facility’s annual LNG production that is in excess of the volumes of LNG committed under the Initial LNG SPAs and any other Qualifying LNG SPA constituting the Base Committed Quantity.

“Supply Manager” means Cheniere Energy Shared Services, Inc.

“Supplies and Raw Materials” means all fuel, feedstock, materials, stores, spare parts and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in the operation and maintenance of the Project Facilities.

“Survey” means an American Land Title Association (“ALTA”) survey of the portion of the Site comprising the Corpus Christi Terminal Facility showing a state of facts reasonably acceptable to the Security Trustee prepared by an independent surveyor licensed in the State of Texas in compliance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Surveys and otherwise sufficient for the Title Company to eliminate the standard survey exception from the Title Policy.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Sharing Agreements” means the Tax Sharing Agreement dated May 13, 2015 between the Sponsor and CCP, and the Tax Sharing Agreement dated May 13, 2015 between the Sponsor and CCL to allocate tax liabilities among the signing entities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.

“Technology License Agreement (T1/T2)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 1 and Subproject 2, as defined in the EPC Contract (T1/T2), to be used at the Corpus Christi Terminal Facility.

“Technology License Agreement (T3)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 3, as defined in the EPC Contract (T3), to be used at the Corpus Christi Terminal Facility.

“Technology Licensor” means the provider of Technology License Agreement (T1/T2) and Technology License Agreement (T3).

“Texas Utilities Code” means Tex. Util. Code Ann. (Vernon 2015).

“TGP” means Tennessee Gas Pipeline Company, LLC, a limited liability company organized under the laws of the State of Delaware.

“Term Lenders” has the meaning given in Exhibit A (Definitions) to the Term Loan Facility Agreement.

“Term Loan Availability Period” has the meaning given in Section 2.02(a) (Availability) of the Term Loan Facility Agreement.

“Term Loan Facility Agent” means the facility agent under the Term Loan Facility Agreement.

“Term Loan Facility Agreement” is the Term Loan Facility Agreement entered into on or about the date of the Common Terms Agreement.

“Term Loan Facility Debt Commitment” has the meaning given in Exhibit A (Definitions) to the Term Loan Facility Agreement.

“Term Loans” has the meaning given in Section 2.02(a) (Availability) of the Term Loan Facility Agreement.

“TGP Precedent Agreement” means the precedent agreement, dated October 8, 2014, between CCL and TGP pursuant to which TGP will provide firm transportation services.

“Title Company” means Fidelity National Title Insurance Company, First American Title Insurance Company or Stewart Title Guaranty Company.

“Title Policy” means a fully paid Loan Policy of Title Insurance (Form T-2) of title insurance as adopted for use in the State of Texas, or a pro forma policy prepared prior to payment for, issuance and delivery of the policy, with completed Schedules A and B, showing the proposed insured, the amount of insurance, the exceptions that are proposed to be placed in the final policy to be issued, and the name of the title insurance company and title insurance agent, including all amendments and endorsements thereto, issued by the Title Company in favor of the Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Security Trustee, in an amount equal to the lesser of the aggregate amount of the Loans or the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code and in form satisfactory to the Security Trustee in all respects, insuring as of the date of the recording of each deed of trust required under Section 3.2(f) (Real Property) of the Common Security and Account Agreement creating a Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility, that such deed of trust is a first and prior Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility (to the extent the deed of trust property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(a)	no survey exceptions other than those approved by the Security Trustee;

(b)	the lien exception and pending disbursements clause added to Schedule B as required by Procedural Rule P-8.b.1 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas; and

(c)	such endorsements and affirmative assurances as the Security Trustee shall reasonably require and which the title insurers are permitted and willing to issue as provided in The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Loan Party is licensee or licensor thereunder) or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing:

(a)	all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof;

(b)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(c)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether a Loan Party is licensee or licensor thereunder).

“Trademarks” means all United States, foreign and multinational trademarks, trade names, trade styles, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing:

(a)	all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Trademarks” (as such schedule may be amended from time to time);

(b)	all extensions and renewals of any of the foregoing and amendments thereto;

(c)	all of the goodwill of the business connected with the use of and symbolized by any of the foregoing;

(d)	all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Train” means an LNG liquefaction train.

“Train One” means LNG Train 1 (as defined in the EPC Contract (T1/T2)).

“Train Three” means the LNG Train 3 (as defined in the EPC Contract (T3)).

“Train Two” means LNG Train 2 (as defined in the EPC Contract (T1/T2)).

“Tranche” has the meaning given in Exhibit A (Definitions) of the Term Loan Facility Agreement.

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“Transfers” has the meaning given in the relevant Facility Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” or “US” means the United States of America.

“Unmatured Event of Default” means an Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or a comparable unmatured event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Unmatured Indenture Event of Default” means an event that, with the giving of notice, lapse of time or making of a determination, would constitute an Indenture Event of Default.

“Unmatured LNG SPA Prepayment Event” means an event that, with the giving of notice or lapse of a cure period, would become an LNG SPA Prepayment Event.

“Unmatured Loan Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Loan Facility Event of Default.

“US Dollars” and “$” means the currency of the United States.

“USPTO” means the United States Patent and Trademark Office.

“US Tax Compliance Certificate” has the meaning given in Section 21.5(b)(ii)(D) (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Withdrawal and Transfer Certificate” means a certificate, in the form attached as Schedule K (Form of Withdrawal and Transfer Certificate) to the Common Security and Account Agreement.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Woodside” means Woodside Energy Trading Singapore Pte. Ltd., a Singaporean company that is an Initial LNG Buyer.

“Work” has the meaning given in each Applicable EPC Contract.

“Working Capital Debt” means senior secured or unsecured Indebtedness not exceeding (x) unless and until the Second Phase CP Date has occurred, $900 million and (y) on or following the Second Phase CP Date, $1.2 billion, in each case outstanding in the aggregate at any one time under one or more working capital facilities for working capital purposes (including the issuance of letters of credit from time to time), as more fully described in Section 6.2 (Working Capital Debt) of the Common Terms Agreement (and any comparable provisions in any other Senior Debt Instrument).